      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1996


                                                    REGISTRATION NUMBER 333-4122
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                        RUTHERFORD-MORAN OIL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          1311                  76-0499690
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                                 No.)

                          5 GREENWAY PLAZA, SUITE 220
                              HOUSTON, TEXAS 77046
                                 (713) 622-5555
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MICHAEL D. MCCOY
                        RUTHERFORD-MORAN OIL CORPORATION
                          5 GREENWAY PLAZA, SUITE 220
                              HOUSTON, TEXAS 77046
                                 (713) 622-5555
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

     Christopher E. H. Dack, Esq.             Christine B. LaFollette, Esq.
     FULBRIGHT & JAWORSKI L.L.P.                  ANDREWS & KURTH L.L.P.
      1301 McKinney, Suite 5100                 4200 Texas Commerce Tower
      Houston, Texas 77010-3095                    Houston, Texas 77002
            (713) 651-5151                            (713) 220-4200

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                                PROPOSED MAXIMUM
                                                                                   AGGREGATE         AMOUNT OF
                            TITLE OF EACH CLASS OF                               OFFERING PRICE   REGISTRATION FEE
                         SECURITIES TO BE REGISTERED                                  (1)               (2)
Common Stock, $0.01 par value.................................................    $101,200,000        $34,897



(1)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o). Includes shares subject to an over-allotment option.


(2)A registration fee of $33,310 was paid upon the initial filing of this registration statement.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE


This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and the other to be used in connection with a concurrent offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical in all respects except that they contain different front cover pages.



The form of U.S. Prospectus is included herein and is followed by the front cover page to be used on the International Prospectus which differs from that in the U.S. Prospectus. The front cover page for the International Prospectus included herein is labeled "Alternate Front Cover Page for International Prospectus."

                       RUTHERFORD--MORAN OIL CORPORATION

                            ------------------------

                             CROSS-REFERENCE SHEET

                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

                      FORM S-1 ITEM AND CAPTION                                       LOCATION OR PROSPECTUS CAPTION
- ----------------------------------------------------------------------  -----------------------------------------------------------
       1.  Forepart of the Registration Statement and Outside Front     Outside Front Cover Page
            Cover Page of Prospectus
       2.  Inside Front and Outside Back Cover Pages of Prospectus      Inside Front and Outside Back Cover Pages of Prospectus;
                                                                         Risk Factors
       3.  Summary Information, Risk Factors, and Ratio of Earnings to  Prospectus Summary; Risk Factors
            Fixed Charges
       4.  Use of Proceeds                                              Use of Proceeds; Management's Discussion and Analysis of
                                                                         Financial Condition and Results of Operations; Certain
                                                                         Related Party Transactions
       5.  Determination of Offering Price                              Outside Front Cover Page of Prospectus; Underwriting
       6.  Dilution                                                     Risk Factors; Dilution
       7.  Selling Security Holders                                     Not applicable
       8.  Plan of Distribution                                         Outside Front Cover Page of Prospectus; Underwriting
       9.  Description of Securities to be Registered                   Capitalization; Description of Capital Stock
      10.  Interests of Named Experts and Counsel                       Not applicable
      11.  Information with Respect to the Registrant                   Outside Front Cover Page; Prospectus Summary; Risk Factors;
                                                                         The Company; Use of Proceeds; Capitalization; Selected
                                                                         Financial Data; Management's Discussion and Analysis of
                                                                         Financial Condition and Results of Operations; Business
                                                                         and Properties; Management; Certain Related Party
                                                                         Transactions; Security Ownership of Management;
                                                                         Description of Capital Stock; Shares Eligible for Future
                                                                         Sale; Combined Financial Statements
      12.  Disclosure of Commission Position on Indemnification for     Not Applicable
            Securities Act Liabilities

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                   Subject to Completion
                               Dated June 3, 1996

4,000,000 SHARES

   [LOGO]
       RUTHERFORD-MORAN OIL CORPORATION
COMMON STOCK
(PAR VALUE $.01 PER SHARE)

All of the Common Stock offered hereby is being offered by Rutherford-Moran Oil Corporation ("RMOC" or the "Company"). Of the 4,000,000 shares of Common Stock offered, 3,200,000 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Underwriters") and 800,000 shares are being offered initially outside the United States and Canada in a concurrent offering by the International Managers (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"). See "Underwriting." The Offerings are contingent upon consummation of certain share exchanges and transactions. See "The Transactions." Following the Offerings, Patrick R. Rutherford and John A. Moran (collectively the "Principal Stockholders") will own directly or indirectly approximately 76.0% of the outstanding shares of Common Stock (or 74.3% if the U.S. Underwriters' over-allotment option is exercised in full).


Prior to the Offerings, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $20 and $22 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.



The Common Stock has been approved for quotation on the Nasdaq National Market, under the symbol "RMOC."


SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------------
                                                     PRICE TO         UNDERWRITING     PROCEEDS TO
                                                     PUBLIC           DISCOUNT (1)     COMPANY (2)
- ------------------------------------------------------------------------------------------------------
Per Share                                            $                $                $
- ------------------------------------------------------------------------------------------------------
Total (3)                                            $                $                $
- ------------------------------------------------------------------------------------------------------

(1)The Company and the Principal Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2)Before deducting expenses of the Offerings payable by the Company estimated
at $      .

(3)The Company has granted the U.S. Underwriters an option to purchase up to an additional 600,000 shares of Common Stock, on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, and Proceeds to Company will
be $   , $   and $   , respectively. See "Underwriting."

The shares of Common Stock being offered by this Prospectus are being offered by the U.S. Underwriters, subject to prior sale, when, as and if delivered to and accepted by the U.S. Underwriters, and subject to approval of certain legal matters by Andrews & Kurth L.L.P., counsel for the Underwriters. It is expected that delivery of the shares of Common Stock will be made against payment
therefor on or about        , 1996 at the offices of J.P. Morgan Securities
Inc., 60 Wall Street, New York, New York.

J.P. MORGAN & CO.
           MORGAN STANLEY & CO.
                  INCORPORATED
                        PAINEWEBBER INCORPORATED
                                                               SMITH BARNEY INC.

       , 1996

DESCRIPTION OF THE MAP ON THE INSIDE FRONT PAGE UNDER THE TITLE OF:
"RUTHERFORD-MORAN B8/32 CONCESSION GULF OF THAILAND 1.3 MILLION ACRES"



The map depicts the Gulf of Thailand showing the relative locations of Bangkok, Khanom, the Block B8/32 Concession, the Satun, Erawan, Pailin and Bongkot fields, and the 34", 36" and 33" pipelines. An enlargment of the Block B8/32 Concession area shows the relative locations of the North Benchamas, Benchamas, Pakakrong, Maliwan, Pattalung, Tantawan and Yungthong fields, the 34" and 36" pipelines running north-south through and along the western portion of Block B8/32, the FPSO and the 33-mile spur pipeline running east-west across the central portion of the Block connecting the 36" pipeline to the FPSO. Also indicated on the map are shaded areas depicting the areas for proposed 3-D seismic, unexplored blocks, exploration, development and prospects.


No person has been authorized to give any information or make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

In this Prospectus, references to "dollar" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

                               TABLE OF CONTENTS

                                                          PAGE
Prospectus Summary....................................          4
Risk Factors..........................................          9
The Company...........................................         15
The Transactions......................................         15
Use of Proceeds.......................................         17
Dividend Policy.......................................         17
Capitalization........................................         18
Dilution..............................................         19
Selected Historical and Unaudited Pro Forma
   Financial Data.....................................         20
Management's Discussion and Analysis of Financial
   Condition and Results of Operations................         21
Business and Properties...............................         25
Management............................................         39

                                                          PAGE
Certain Related Party Transactions....................         43
Certain Relationships.................................         44
Security Ownership of Management......................         45
Description of Capital Stock..........................         46
Shares Eligible for Future Sale.......................         48
Certain United States Federal Tax Considerations for
   Non-U.S. Holders of Common Stock...................         49
Underwriting..........................................         52
Legal Matters.........................................         54
Experts...............................................         54
Available Information.................................         54
Certain Definitions...................................         55
Index to Financial Statements.........................        F-1
Summary Reserve Report................................        A-1


UNTIL                 , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

Prior to the Offerings, the Company has not been subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The Company intends to furnish stockholders with annual reports containing consolidated financial statements audited by its independent auditors and such quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                                                          PAGE

IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. CERTAIN OIL AND GAS RELATED TERMS ARE DEFINED UNDER "CERTAIN DEFINITIONS." UNLESS OTHERWISE NOTED HEREIN, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THE U.S. UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED. AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." UNLESS THE CONTEXT INDICATES OTHERWISE, REFERENCES IN THIS PROSPECTUS TO "RMOC" OR THE "COMPANY" ARE TO RUTHERFORD-MORAN OIL CORPORATION, A DELAWARE CORPORATION, AND ITS SUBSIDIARIES, AFTER GIVING EFFECT TO THE TRANSACTIONS DESCRIBED UNDER "THE TRANSACTIONS."

                                  THE COMPANY

Rutherford-Moran Oil Corporation, a Delaware corporation ("RMOC" or the "Company"), is an independent energy company engaged in the acquisition, exploration, development and production of oil and gas properties in Southeast Asia. Currently the Company's exploration and development activities are entirely in the Gulf of Thailand and are conducted through its subsidiary, Thai Romo Limited, a limited liability company existing under the laws of Thailand ("Thai Romo").


The Company is one of four concessionaires in Block B8/32 (sometimes referred to as the "Block" or the "Concession") currently covering approximately 1.3 million acres in the central portion of the Gulf of Thailand. Subsidiaries of Pogo Producing Company ("Pogo") and Maersk Olie og Gas AS ("Maersk") and The Sophonpanich Co. Limited ("Sophonpanich") are currently the other concessionaires (together with the Company, the "Concessionaires") in the Block. The Company was instrumental in identifying the Block as a viable prospect and organizing the Concessionaires to submit a joint bid for the Block. The Company and two of the Concessionaires, Pogo and Sophonpanich (collectively the "Tantawan Concessionaires"), own all of the interests in the Tantawan production area (the "Tantawan Field"), which is located on the eastern border of the Block. The Company, as a non-operator, owns a 46.34% interest in the Tantawan Field and a 31.66% interest in the remainder of the Block. The other Concessionaires own interests in the Tantawan Field and the remainder of the Block equal to or smaller than those of the Company. As of January 1, 1996, the Company had net proved undeveloped reserves of 246 Bcfe, 74% of which were in the southern portion of the Tantawan Field. Appraisal wells drilled by the Concessionaires in three established areas within the Block (Tantawan, Benchamas and Pakakrong) have tested at prolific flow rates of hydrocarbons and established the potential for significant additional reserves in those areas. The Tantawan Concessionaires have entered into a 30-year Gas Sales Agreement (the "GSA") with the Petroleum Authority of Thailand ("PTT"), and production is expected to commence in January 1997.


                               BUSINESS STRATEGY


The Company's business strategy is to increase its reserve base and production through exploration, development and acquisition primarily in Southeast Asia. The Company focuses its exploration efforts in countries and areas that offer:
(i) large reserve potential, (ii) manageable geologic risk, (iii) proximity to infrastructure, (iv) growing local market demand for petroleum products and (v) favorable business climates.


The Company believes the characteristics of the Block fit well within the Company's strategy of seeking properties with large reserve potential. Block B8/32 is situated within the Pattani Basin, which has seen major hydrocarbon discoveries over the past 24 years. The surface area of Block B8/32 currently covers an area of approximately 1.3 million acres, subject to relinquishment of unexplored acreage, unless extended before August 1, 1997. A comparison to the U.S. Gulf of Mexico would result in an equivalent acreage position of approximately 260 Federal Offshore Louisiana Blocks. Management believes Block B8/32 contains significant unexplored areas that provide the Company with additional exploration opportunities and potential reserve growth for the foreseeable future. In addition, the Company believes that the close proximity of the Block to infrastructure, its long-term natural gas marketing arrangements already in place, the growing Thai demand for petroleum products and the favorable business climate of Thailand are all consistent with the Company's strategy.


Management believes its role as one of the leaders of the Block B8/32 project, its knowledge of the geology of the area, its important Thai relationships developed over the past decade, its large ownership interest, and its close working relationships with its co-Concessionaires will allow the Company to continue to have considerable influence on the exploration and development activities in the Block. See "Business and Properties--History of the Company's Gulf of Thailand Block B8/32 Operations."

                              BUSINESS ACTIVITIES

The Company has identified a number of exploration and development prospects within Block B8/32, which include the Tantawan and Benchamas fields and the Pakakrong prospect.


TANTAWAN. Through May 31, 1996, the Company has participated in drilling a total of 14 exploration wells and 15 development wells in the Tantawan Field, all but one of which have encountered hydrocarbons. Of the 28 wells that encountered hydrocarbons, 24 are deemed capable of commercial flow rates. All of these successful wells have been drilled in the southern portion of the Tantawan Field, and have encountered an average of 170 feet of net pay. As of January 1, 1996, net proved undeveloped reserves for the Tantawan Field were 181 Bcfe. Cumulatively, a total of 28 zones have been tested and have yielded 254.4 MMcfd of natural gas and 21.4 Mbpd of oil and condensate. A sixteenth development well is currently being drilled, and an additional four development wells and five appraisal wells are currently planned to be drilled in 1996. Approval to produce oil and gas from the Tantawan Field (covering approximately 68,000 acres) was given by the Thai Petroleum Committee and the Ministry of Industry in August 1995. All gas from the Tantawan Field will be sold to PTT under the GSA. Under the GSA, PTT is required to purchase from the Tantawan Concessionaires at least 75 MMcfd of gas for the first year of production (expected to commence in January 1997) rising to at least 85 MMcfd in the second year. An oil sales agreement with PTT is under negotiation, and the Tantawan Concessionaires expect that all oil produced will be sold to PTT.


Under the development plan for the Tantawan Field, two platforms and production facilities will be installed by August 1996, with installation of additional platforms after first production. The oil and gas will be separated on each platform and processed on a Floating Production, Storage and Offloading vessel ("FPSO") currently under construction and scheduled for delivery in December 1996. Oil will be exported via tankers, and gas will be transported through a 33-mile spur pipeline currently under construction by PTT and expected to be completed in July 1996. Production is expected to commence in January 1997.


BENCHAMAS. Through May 31, 1996, the Concessionaires have drilled a total of four exploration wells in the Benchamas field, all of which have encountered hydrocarbons. Additional appraisal wells are currently planned to be drilled in 1996. To date, all wells drilled by the Concessionaires along an 18 mile North-South axis of the Benchamas field have identified reserves. The four successful wells have encountered an average of 225 feet of net pay. As of January 1, 1996, net proved undeveloped reserves of 65 Bcfe were assigned to two of the successful wells. Cumulatively, a total of 12 zones have been tested and have yielded 103.3 MMcfd of natural gas and 17.5 Mbpd of oil and condensate. The Concessionaires acquired a 104 square mile 3-D seismic survey of the Benchamas field in 1993, and in August 1996 will acquire an additional 120 square miles of 3-D seismic data, which the Company expects will better define the extent of the northern portion of the Benchamas field. Thereafter, the Company plans to participate in drilling additional appraisal wells and refine a development plan for the Benchamas field. The Company's preliminary plan of development for the Benchamas field avails itself of the infrastructure of the nearby Tantawan Field and contemplates the installation of satellite wellhead platforms and a central processing facility platform with a daily capacity of 150 MMcf of natural gas, 25 MBbl of oil and condensate and 25 MBbl of water. The Company expects that the Concessionaires will apply for approval to develop the Benchamas field in late 1996 with production to commence in 1998.



PAKAKRONG AND OTHER AREAS WITHIN BLOCK B8/32. Exploration efforts also continue on those portions of the Block outside the Tantawan and Benchamas fields. Through May 31, 1996, the Concessionaires have drilled three exploration wells outside the Tantawan and Benchamas fields, all of which encountered hydrocarbons, including two wells on the Pakakrong structure that are deemed capable of commercial flow rates. Widespread seismic anomalies that are associated with the same sequence identified as productive in the Benchamas field are present in Pakakrong. Additionally, the Pakakrong wells encountered and tested hydrocarbons at depths considerably shallower than found to date by the Concessionaires elsewhere within Block B8/32. In addition to the Benchamas field and the Pakakrong prospect, the Concessionaires have identified several other potentially promising seismic structures on the approximately 1.2 million acres currently outside the Tantawan Field.



OTHER ACTIVITIES. In the future, the Company intends to capitalize on its experience in the Block by identifying and prudently pursuing additional oil and gas investment opportunities in the Gulf of Thailand. The Company also is currently reviewing exploratory prospects in other parts of Southeast Asia.


                                  RISK FACTORS


For a discussion of risks associated with the Company's business activities, including commencement of production and estimating quantities of hydrocarbons, see "Risk Factors."

                                THE TRANSACTIONS


The business of the Company has been conducted through Thai Romo and Rutherford-Moran Exploration Company, a Texas corporation ("RMEC"), whose only activity is in the Concession through an ownership interest in Thai Romo. Immediately before consummation of the Offerings, certain transactions will take place to effect exchanges of shares of Common Stock of the Company for (i) shares of common stock of each of Thai Romo and RMEC (the "Share Exchanges") and
(ii) certain notes issued by Thai Romo (the "Note Exchanges"). The Company will concurrently consummate the following transactions: (i) the Share Exchanges and the Note Exchanges, (ii) a loan to RMEC of $24.6 million for (A) the payment of $12.2 million in principal and interest on the notes issued by RMEC to its shareholders, including Messrs. Rutherford and Moran, and (B) the redemption from Messrs. Rutherford and Moran of a portion of their RMEC shares for $12.4 million, (iii) a transfer of the Thai Romo shares and notes received from all Thai Romo shareholders except RMEC to Thai Romo Holdings, Inc., a Delaware corporation wholly owned by the Company ("TRH"), in exchange for TRH stock, (the transactions referred to in clauses (i) through (iii) are collectively referred to herein as the "Transactions"), and (iv) the Offerings. As a result of the Transactions, the Company will own 100% of RMEC and, except for five qualifying shares, will own through RMEC and TRH 100% of Thai Romo. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity."



In the Share Exchanges, all of the shareholders of RMEC, including Messrs. Rutherford and Moran, who own 50.0% and 47.2% of RMEC's shares, respectively, will exchange all of the outstanding shares of common stock of RMEC that have not previously been redeemed, for an aggregate of 12,051,082 shares of Common Stock. Concurrently with the exchange of RMEC shares, all of the shareholders of Thai Romo (other than RMEC) will exchange (i) all of their shares of common stock of Thai Romo and (ii) $9.3 million in aggregate principal amount of notes issued by Thai Romo, for an aggregate of 8,903,580 shares of Common Stock, except that an affiliate of an executive officer of the Company and two affiliates of each of Messrs. Rutherford and Moran will each retain one share of Thai Romo as a qualifying share to satisfy minimum shareholder requirements under Thai law. Immediately following the Share Exchanges and the Note Exchanges, the Company will transfer the Thai Romo shares and notes received from all Thai Romo shareholders except RMEC to TRH in exchange for TRH stock.


The Offerings are each contingent upon consummation of the Transactions. Following consummation of the Transactions and the Offerings, Messrs. Rutherford and Moran will own directly or indirectly 38.6% and 37.4%, respectively, or an aggregate of approximately 76.0%, of the outstanding shares of Common Stock (or 74.3% if the U.S. Underwriters' over-allotment option is exercised in full). See "The Transactions," "Use of Proceeds," "Certain Related Party Transactions" and "Certain Relationships."

                                 THE OFFERINGS

The offering of 3,200,000 shares of Common Stock initially being offered in the United States and Canada (the "U.S. Offering") and the offering of 800,000 shares of Common Stock initially being offered outside the United States and Canada (the "International Offering") are collectively referred to herein as the "Offerings."


COMMON STOCK OFFERED (1):
    U.S. Offering.................................................  3,200,000 shares
    International Offering........................................  800,000 shares

TOTAL OFFERINGS (1)...............................................  4,000,000 shares

COMMON STOCK OUTSTANDING AFTER THE OFFERINGS (1)(2)...............  25,000,000 shares

USE OF PROCEEDS...................................................  To repay all existing bank indebtedness of approximately
                                                                    $47.9 million and to lend $24.6
                                                                    million to RMEC for the repayment
                                                                    of notes and the redemption of
                                                                    RMEC shares held by the Principal
                                                                    Stockholders in connection with
                                                                    the Transactions, with the
                                                                    remainder to fund capital
                                                                    expenditures and for general
                                                                    corporate purposes.

LISTING...........................................................  The Common Stock has been approved for quotation on the
                                                                    Nasdaq National Market.

PROPOSED NASDAQ NATIONAL MARKET SYMBOL............................  "RMOC"


- ------------
(1) The Offerings are contingent upon consummation of the Transactions. See "The Transactions." Assumes the U.S. Underwriters' over-allotment option for up to 600,000 shares of Common Stock is not exercised. See "Underwriting."

(2) Includes 44,338 shares of restricted stock to be issued to employees of the Company at the time of the Offerings, but does not include the remainder of the 550,000 shares reserved for issuance pursuant to the Company's 1996 Key Employee Stock Plan and 1996 Non-Employee Director Stock Option Plan. See "Management--Key Employee Stock Plan" and "Non-Employee Director Stock Option Plan."

                        SUMMARY OIL AND GAS RESERVE DATA

The following table sets forth information with respect to the Company's proved undeveloped reserves as estimated by Ryder Scott Company, independent petroleum engineers ("Ryder Scott"), after giving effect to the Transactions. In preparing such estimates as of December 31, 1995, Ryder Scott used $18.71 per Bbl of oil and $2.02 per Mcf of gas, the prices that the Company estimated that it would have received at December 31, 1995 had the Tantawan and Benchamas fields been producing at such time. For additional information relating to the Company's reserves, see "Risk Factors--Uncertainties in Estimating Reserves and Future Net Cash Flows," "Business and Properties--Proved Undeveloped Reserves and Estimated Net Cash Flows," Notes to Combined Financial Statements and the Summary Reserve Report of Ryder Scott included as Appendix A to this Prospectus.

                                                                                         --------------------------------
                                                                                                   DECEMBER 31,
                                                                                              1993       1994        1995
                                                                                         ---------  ---------  ----------
TOTAL NET PROVED UNDEVELOPED RESERVES
    Oil and condensate (MBbls)                                                               5,425      7,674      18,997
    Natural gas (MMcf)                                                                      33,474     56,739     131,607
    Natural gas equivalent (MMcfe)                                                          66,024    102,783     245,589
PRESENT VALUE (DISCOUNTED AT 10%) OF ESTIMATED FUTURE NET CASH FLOWS, BEFORE INCOME
   TAXES (IN THOUSANDS)                                                                  $  17,166  $  52,112  $  131,631

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA


The summary historical financial data set forth below for the Company have been derived from the audited and unaudited financial statements and notes thereto contained elsewhere in this Prospectus. The unaudited pro forma balance sheet data assume the consummation of the Transactions and the Offerings and are not necessarily indicative of the results that actually would have been obtained if such Transactions and Offerings had occurred on March 31, 1996, or of future results. See "The Transactions" and "Use of Proceeds." The pro forma financial data should be read in conjunction with the more detailed unaudited pro forma consolidated balance sheet, including notes thereto, included elsewhere in this Prospectus.


                                                                   -----------------------------------------------------------
                                                                                                      THREE MONTHS ENDED MARCH
                                                                       YEARS ENDED DECEMBER 31,                 31,
DOLLARS IN THOUSANDS                                                    1993       1994        1995          1995         1996
                                                                   ---------  ---------  -----------  -----------  -----------

                                                                                                      (UNAUDITED)  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Interest income                                                         $ 24       $  6        $  5            --           --
Expenses:
    Interest expense                                                      76        107         190          $ 37        $ 414
    Depreciation expense                                                  --          2           5            --            2
    Salaries and wages                                                   113        109         114            21           35
    General and administrative                                            74        181         208            48           53
                                                                   ---------  ---------  -----------  -----------  -----------
        Total expenses                                                   263        399         517           106          504
                                                                   ---------  ---------  -----------  -----------  -----------
Net loss                                                               $(239)     $(393)      $(512 )       $(106)       $(504)
                                                                   ---------  ---------  -----------  -----------  -----------
                                                                   ---------  ---------  -----------  -----------  -----------

                                                                   -----------------------------------------------------------
                                                                                                      THREE MONTHS ENDED MARCH
                                                                       YEARS ENDED DECEMBER 31,                 31,
DOLLARS IN THOUSANDS                                                    1993       1994        1995          1995         1996
                                                                   ---------  ---------  -----------  -----------  -----------
                                                                                                      (UNAUDITED)  (UNAUDITED)
CASH FLOW DATA:
Cash flows provided by (used in) operating activities              $      67     $ (197) $   (1,681 )     $(1,173)     $(1,754)
Cash flows used in investing activities                               (6,469)    (8,178)    (36,787 )      (1,433)      (9,695)
Cash flows provided by financing activities                            4,763      8,696      47,876         2,427        4,515

                                                                   -----------------------------------------------------------
                                                                     AT DECEMBER 31,                     AT MARCH 31, 1996
DOLLARS IN THOUSANDS                                                    1994       1995
                                                                   ---------  ---------                    ACTUAL    PRO FORMA
                                                                                                      -----------  -----------
                                                                                                      (UNAUDITED)  (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit)                                          $  (3,504) $ (32,900)                 $(43,098)     $19,272
Oil and gas properties, at cost                                       18,944     55,951                    65,748       65,748
Total assets                                                          19,427     67,669                    73,287       87,941
Stockholders' equity                                                  15,484     23,269                    22,765       83,172

                                  RISK FACTORS

An investment in the Common Stock offered hereby involves a high degree of risk. The following factors should be carefully considered, together with the information provided elsewhere in this Prospectus, in evaluating an investment in the Common Stock offered hereby.

PROPERTIES UNDER DEVELOPMENT


Development of Block B8/32 is not completed and production therefrom has not commenced. Production from the Tantawan Field is expected to commence in January 1997, contingent upon various factors including timely delivery of the FPSO by its lessor, the completion of the new 33-mile spur pipeline being constructed by PTT, and ongoing development drilling and field facilities construction by the Tantawan Concessionaires and their contractors, which factors are in large part beyond the control of the Company. On August 1, 1997, unless extended, the Concessionaires are required to relinquish the remaining exploration acreage of the Block and will retain only those areas for which production approvals have been applied for or granted. The properties in the Block are not fully developed and do not have a large amount of proved reserves attributable to them. Although the Company believes that these properties have potential for significant reserve additions from presently contemplated exploration and development activities, the success of such activities cannot be assured. The ultimate value of these properties, and thus of the Common Stock, will depend not only upon the commencement of production but also upon the success of such activities. Also, there can be no assurance that wells would be able to sustain production rates commensurate with the drill stem tests. In addition, the geology of the Tantawan Field and other areas in Block B8/32 is highly complex with considerable faulting, which may or may not appear on 3-D seismic interpretation. See "--Substantial Capital Requirements."


PROPERTY CONCENTRATION


All of the Company's reserves are located within the Thailand Petroleum Concession for Block B8/32. The Concession and regulations promulgated pursuant to Thai law (collectively, "Concession Obligations") contain requirements regarding quality of service, capital expenditures, legal status of the Concessionaires, restrictions on transfer and encumbrance of assets and other restrictions. Failure to comply with these Concession Obligations could result, under certain circumstances, in the revocation of the Concession. Termination or revocation of the Concession for any reason would have a material adverse effect on the Company. Initially, the Company's sole source of operating revenue will be from the expected sale of production from wells in the Tantawan Field in Block B8/32. This concentration of operations increases the Company's exposure to any regional events that may increase costs, reduce availability of equipment or supplies, restrict drilling activities, reduce demand or limit or delay production. The adverse impact that any of these risks may have upon the Company is increased due to the close geographic proximity of the Company's properties and the small number of properties held by the Company. Increased development of proved reserves in Block B8/32 will not reduce this concentration. See "Business and Properties."


SINGLE CUSTOMER

All oil and natural gas produced from the Tantawan Field is expected to be sold to PTT, which maintains a monopoly over oil and gas transmission and distribution in Thailand. The Concessionaires are required to give first priority to the Thai government to purchase the oil and natural gas produced by the Concessionaires. Failure of PTT or the Concessionaires to comply with the terms of the purchase contracts would have a material adverse effect on the Company. See "Business and Properties-- Marketing."

DEVELOPMENT STAGE COMPANY

The Company and its predecessors have been in existence since 1990 and their activities to date have been limited to oil and gas exploration and development activities in the Gulf of Thailand without any oil or natural gas production; therefore, prospective investors have limited historical financial information about the Company upon which to base an evaluation of the Company's performance and an investment in the Common Stock offered hereby. In addition, prospective investors should be aware of the difficulties encountered by enterprises in the development stage, like the Company, especially in view of the highly competitive nature of the oil and gas industry and in view of the fact that to date the Company's operations have been in a limited geographic area.

LACK OF PROFITABLE OPERATIONS

To date, the Company's exploration and development activities have not generated revenues, causing the Company to incur losses as it has expended funds to start up its operations. In addition, because the Company's natural gas and oil production is not expected to commence until 1997, the Company expects that it will continue to incur losses for the remainder of 1996 and into 1997. Drilling activities are subject to many risks, including that no commercially productive reservoirs will be encountered. See "--Reserve Exploration, Development and Production Risks." There can be no assurance that any well drilled by the Company will be productive or that the Company will recover all or any portion of its investment. The Company's ability to generate income or positive cash flow will depend upon the success of its exploration and development drilling program. Further, the drilling of several dry holes, without an increase in current reserves, could require a write-down of the Company's oil and natural gas properties if all costs of acquisition, exploration and development of reserves (net of depreciation, depletion and amortization) exceed the present value of the estimated future net cash flow from the Company's proved reserves calculated in accordance with the applicable requirements of the Securities and Exchange Commission ("SEC"). To the extent cash flow from operations does not significantly increase and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base would be impaired. See "--Substantial Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTIES IN ESTIMATING RESERVES AND FUTURE NET CASH FLOWS

Proved reserves of oil and natural gas are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be economically producible under existing conditions. There are numerous uncertainties inherent in estimating quantities and values of proved undeveloped reserves and in projecting future rates of production and the timing of development expenditures, including factors involving reservoir engineering, pricing and both operating and regulatory constraints, especially for the stage of development and complex and faulted nature of Block B8/32. Reserve assessment is a subjective process of estimating the recovery from underground accumulations of hydrocarbons that cannot be measured in an exact way. All reserve estimates are to some degree speculative, and various classifications of reserves only constitute attempts to define the degree of speculation involved. The accuracy of any reserve estimate is a function of available data, engineering and geological interpretations and judgments based on the data, and assumptions regarding oil and gas prices. Accordingly, as further information is acquired for Block B8/32, reserve estimates are likely to differ from the quantities of hydrocarbons that are ultimately recovered. The reserve data included in this Prospectus are based upon volumetric information as no production history exists from wells within the Block. Results of drilling, testing and production history from the Company's wells and changes in oil and natural gas prices and cost estimates subsequent to the date of its reserve estimates could require substantial adjustments, either upward or downward, to those estimates. Any downward adjustment could adversely affect the Company's financial condition, future prospects and market value of its Common Stock.

The present value of future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties. In accordance with applicable requirements of the SEC, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower, especially in light of the early stage of development of Block B8/32. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by purchasers, actual amounts paid pursuant to the Concession including royalties and Special Remuneratory Benefits, which vary from zero to 75% of Annual Petroleum Profits (as defined below) and changes in governmental regulations and taxation. The timing of actual future net cash flows from proved undeveloped reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount rate, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount rate based on interest rates in effect from time to time and risks associated with the Company or the oil and gas industry in general.

SUBSTANTIAL CAPITAL REQUIREMENTS

The Company makes, and will continue to make, substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves. Since its inception, the Company has financed these expenditures primarily with cash generated by loans from stockholders, bank borrowings, and the sale of common stock. The Company intends to make an aggregate of approximately $60.0 million in capital expenditures in 1996, which, the Company believes, based on current estimates, includes all capital expenditures required for the commencement of production in 1997. The Company believes that it will have sufficient cash provided by anticipated borrowings under its proposed credit facility and the Offerings to fund such planned capital expenditures. If, after production commences, revenues or reserves decline, the Company may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that debt or equity financing or cash generated by operations will be available or that, if available it will be on terms acceptable to the Company, or sufficient to meet these requirements or for other corporate purposes. Moreover, future activities may require the Company to alter its capitalization significantly. See "--Reserve Exploration, Development and Production Risks," "--Reliance on Development of Additional Reserves," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity" and "Business and Properties--History of the Company's Gulf of Thailand Block B8/32 Operations" and "Current Fields and Prospects."


RESERVE EXPLORATION, DEVELOPMENT AND PRODUCTION RISKS

The Company's oil and gas exploration, development and planned production operations involve risks normally incident to such activities, including blowouts, oil spills and fires (each of which could result in damage to or destruction of wells, production facilities or other property, or injury to persons), geologic uncertainties and unusual or unexpected formations and pressures, which may result in dry holes, failure to produce oil or gas in commercial quantities or inability to fully produce discovered reserves. The Company's offshore operations are also subject to hazards inherent in marine operations, such as capsizing, sinking, grounding, collision and damage from severe weather conditions. Oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the Company's production from successful wells. These conditions include delays in obtaining regulatory approvals, shut-in of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions. While close well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

In the event that the required reserves or production rates of natural gas at a specified quality level are not delivered, then the Company and the other Tantawan Concessionaires will be obliged to contribute to PTT's capital costs incurred in the construction of the 33-mile spur pipeline. Also, under the GSA, the Tantawan Concessionaires' liability for failure to deliver the minimum contracted daily rate is limited to PTT's right to take from subsequent deliveries an amount equal to the quantity of natural gas not delivered at 75% of the contracted price.

Although the Company maintains insurance coverage that it believes is in accordance with customary industry practice, it is not fully insured against certain of these risks, either because such insurance is not available or because of high premium costs. The occurrence of a significant event that the Company is not fully insured against could have a material adverse effect on the Company's financial position and results of operations.

RELIANCE ON DEVELOPMENT OF ADDITIONAL RESERVES

The Company must continually acquire, explore for and develop new hydrocarbon reserves to replace those to be produced and sold. Without successful development and exploratory drilling for, or acquisition of, reserves, the Company's reserve base and revenues will decline when production commences. Drilling activities are subject to numerous risks, including the risk that no commercially viable oil or natural gas accumulations will be encountered. The decision to purchase a property interest or explore or develop a property will depend in part on geophysical and geological analyses and engineering studies, the results of which may be inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain. Drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, compliance with government permitting requirements, shortages of or delays in obtaining equipment, reductions in product prices or limitations in the market for products. Wells may be shut in for lack of a market or due to inadequacy or unavailability of pipeline or tanker storage capacity.

MARKET CONDITIONS AND CHANGING OIL AND GAS PRICES


The revenues expected to be generated by the Company's future operations will be highly dependent upon the prices of, and demand for, oil and natural gas. Natural gas produced from the Company's Tantawan Field is subject to the GSA with PTT with prices subject to semi-annual adjustment based on movements in, among other things, currency exchange rates, oil prices and inflation. The price received by the Company for its oil and gas production and the level of production will depend on numerous factors beyond the Company's control, including the condition of the world economy, political and regulatory conditions in Thailand and other oil and gas producing countries and the actions of the Organization of Petroleum Exporting Countries. Decreases in the prices of oil and gas could have an adverse effect on the carrying value of the Company's proved reserves and the Company's revenues, profitability, cash flow and borrowing base availability under the proposed credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity."



In order to manage its exposure to price risks in the marketing of its oil and natural gas, the Company has entered into crude oil swaps and may enter into other financial swaps and oil and natural gas futures contracts as hedging devices. Such contracts may expose the Company to the risk of financial loss in certain circumstances, including instances when production is less than expected, the contract purchasers fail to purchase or deliver the contracted quantities of oil or natural gas, or a sudden, unexpected event materially impacts oil or natural gas prices. Such contracts may also restrict the ability of the Company to benefit from unexpected increases in oil and natural gas prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity."


INTERNATIONAL OPERATIONS AND CURRENCY

The Company expects that sales outside the United States will account for all of its revenue. Certain risks are inherent in international operations, such as difficulties in management, unexpected changes in regulatory requirements, tariffs and other trade barriers, unique local technical requirements, risk of political instability, potentially adverse tax consequences and the burdens of complying with foreign legislation. There is no assurance that such factors will not have an adverse effect on the Company's financial condition or on its results of operations. See "Business and Properties--Tax Regulation."

Currently all of the Company's sales are expected to be recognized in Baht, the Thai currency. Accordingly, fluctuations in the exchange rates between Baht and U.S. dollars could have an adverse effect on the Company's financial condition or on the results of its operations. See "Business and Properties--Marketing."

GOVERNMENT REGULATION

The Company's business is currently regulated by the laws and regulations of the Kingdom of Thailand relating to the development, production, marketing, pricing, transportation and storage of natural gas and crude oil, taxation and environmental and safety matters. The Company does not believe that environmental regulations will have any material adverse effect on its capital expenditures, results of operations or competitive position, and does not anticipate that any material expenditures will be required to enable it to comply with existing laws and regulations. However, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or developmental drilling for oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations.

The Company's assets and operations are subject to various political, economic and other uncertainties, including, among other things, the risks of war, expropriation, nationalization, renegotiation or nullification of existing concessions and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, international monetary fluctuations, currency controls and foreign governmental regulations that favor or require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the U.S. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. See "Business and Properties--Thai Concession Terms."

COMPETITION

The oil and gas industry is highly competitive. The Company's competitors for the acquisition, exploration, production and development of oil and natural gas properties in Southeast Asia, and for capital to finance such activities, include companies that have greater financial and personnel resources available to them than the Company. The Company's ability to acquire additional properties, to discover reserves and to participate in drilling opportunities in the future will be dependent upon its ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. See "Business and Properties--History of the Company's Gulf of Thailand Block B8/32 Operations."


DEPENDENCE ON KEY PERSONNEL AND MANAGEMENT OF GROWTH

Successful implementation of the Company's business plan will result in an increase in the level of responsibility for key personnel. To manage its growth effectively, the Company will be required to continue to implement and improve its operating and financial systems and controls and to expand and manage its employee base. There can be no assurance that the management, technical personnel, systems and controls currently in place or to be implemented will be adequate for such growth or that any steps taken to hire personnel or to improve such systems and controls will be sufficient. There can be no assurance that the Company will be able to attract or retain key personnel. The Company does not maintain "key person" life insurance policies on any of its key personnel.

The success of the Company will be highly dependent on senior management personnel. Loss of the services of any of these individuals could have an adverse impact on the Company's operations. There can be no assurance regarding the future affiliation of any of these senior management personnel or that there will not be competition between the Company and such individuals. See "Certain Relationships."

CONTROL BY PRINCIPAL STOCKHOLDERS


Upon completion of the Offerings, Messrs. Rutherford and Moran will own directly and indirectly in the aggregate approximately 76.0% of the outstanding Common Stock (or 74.3% if the U.S. Underwriters' over-allotment option is exercised in full). Accordingly, Messrs. Rutherford and Moran will be able to elect all of the directors of the Company and to control the Company's management, operations and affairs, including the ability to effectively prevent or cause a change in control of the Company. See "Security Ownership of Management," "Certain Related Party Transactions" and "Shares Eligible for Future Sale."


BENEFITS OF THE OFFERINGS TO PRINCIPAL STOCKHOLDERS


In addition to the benefits to be derived from the Company becoming publicly held with a market for Common Stock, the Principal Stockholders of RMEC will benefit from the application of the proceeds of the Offerings in that the Company will use $12.4 million of the net proceeds to fund the redemption by RMEC from Messrs. Rutherford and Moran of certain RMEC shares and will use $12.2 million of the net proceeds to fund the repayment by RMEC of loans to existing stockholders of RMEC, including Messrs. Rutherford and Moran. In addition, the Principal Stockholders will have unrealized potential gains in the value of their investments in RMEC and Thai Romo, based upon the difference between the amount of such investments and aggregate value of their shares of Common Stock based upon the initial offering price of the Common Stock. The total investment by Messrs. Rutherford and Moran for acquiring shares of Common Stock in the Transactions is approximately $9 million and their shares would have a value of approximately $399 million based upon an assumed initial offering price of $21.00 per share. See "The Transactions" and "Use of Proceeds."


ABSENCE OF PUBLIC MARKET


Prior to the Offerings, there has been no public market for the Common Stock. Although the Common Stock has been approved for quotation on the Nasdaq National Market, there can be no assurance that an active trading market will develop or continue upon completion of the Offerings. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the Offerings. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting." The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly and yearly operating results, the success of the Company's business strategy, general trends in the oil and gas industry, competition, changes in federal regulations affecting the Company or the oil and gas industry and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These broad fluctuations may adversely affect the market price of the Common Stock.

ADVERSE EFFECT ON MARKET PRICE DUE TO SHARES ELIGIBLE FOR FUTURE SALE

Immediately following the Offerings, there will be outstanding 25,000,000 shares of Common Stock. Sales of a substantial number of shares of Common Stock by the Company or its existing stockholders may adversely affect the market price of the Common Stock. Following the expiration of the lock-up agreements with the Underwriters with respect to the Offerings, each of the Company's directors, executive officers and existing stockholders who will hold upon completion of the Offerings approximately 84% of the outstanding shares of Common Stock (82% if the U.S. Underwriters' over-allotment option is exercised in full) may sell such shares subject to the requirements of Rule 144 under the Securities Act of 1933 (the "Securities Act"). In addition, the Principal Stockholders will have rights to require the Company to register their shares in a public offering. Sales of a substantial amount of Common Stock, or a perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock. See "Shares Eligible for Future Sale," "Certain Related Party Transactions" and "Underwriting."

DILUTION


A purchaser of Common Stock in the Offerings will experience an immediate and substantial dilution of $17.67 per share in the net tangible book value of its shares. See "Dilution."


NO ANTICIPATED DIVIDENDS

The Company expects to retain cash generated from future operations to support its cash needs and does not anticipate the payment of any dividends on the Common Stock for the foreseeable future. In addition, dividends or distributions by Thai Romo may be restricted by Thai Romo's credit facility. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties--Tax Regulation--Certain Thailand Tax Consequences."

TAXES

Thai Romo will be required to pay Thai Petroleum Income Tax (currently 50% of net profits), royalties and other amounts to the Thai government for any production of reserves in Thailand. See "Business and Properties--Tax Regulation--Certain Thailand Tax Consequences." It is possible that the amount of Thai Petroleum Income Tax treated as a creditable tax for United States federal income tax purposes will be less than 35%, with the result that the Company will owe residual United States federal income taxes on its pro rata share of Thai Romo's net taxable income allocated to the Company. Moreover, it is expected that the Company will be subject to the United States federal alternative minimum tax on its pro rata share of Thai Romo's net taxable income allocated to the Company because the alternative minimum tax foreign tax credit will not fully offset the Company's alternative minimum taxable income. See "Business and Properties--Tax Regulation--Certain United States Federal Income Tax Consequences to the Company."

ANTI-TAKEOVER PROVISIONS; PREFERRED STOCK

The Company's Certificate of Incorporation, Bylaws and employee benefit plans contain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company. The Company's Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix the rights and preferences of the shares of any such series without shareholder approval. Any series of Preferred Stock is likely to be senior to the Common Stock with respect to dividends, liquidation rights and possibly, voting. The Company has no present plans to issue any preferred stock to discourage any change of control. However, the ability to issue Preferred Stock could have the effect of discouraging unsolicited acquisition proposals. The Company's 1996 Key Employee Stock Plan contains provisions that allow for, among others, the acceleration of vesting or payment of awards granted under such plan in the event of a "change of control," as defined in such plan. The Company has entered into a severance agreement with an executive officer allowing for cash payments upon termination of employment following a change in control of the Company. Because the Company's Principal Stockholders can currently (and after the Offerings will continue to be able to) elect all directors of the Company and control the outcome of all matters submitted to a vote of stockholders, these provisions currently have limited significance. See "Description of Capital Stock" and "Management-- Severance Arrangement."

                                  THE COMPANY

The Company is an independent energy company engaged in the acquisition, exploration, development and production of oil and gas properties in Southeast Asia. Currently the Company's exploration activities are entirely in the Gulf of Thailand and are conducted through its subsidiary, Thai Romo.


The Company is one of four Concessionaires in Block B8/32 currently covering approximately 1.3 million acres in the central portion of the Gulf of Thailand. Subsidiaries of Pogo and Maersk and Sophonpanich are currently the other Concessionaires in the Block. The Company was instrumental in identifying the Block as a viable prospect and organizing the Concessionaires to submit a joint bid for the Block. The Company and two of the Concessionaires, Pogo and Sophonpanich, own all of the interests in the Tantawan Field, which is located on the eastern border of the Block. The Company, as a non-operator, owns a 46.34% interest in the Tantawan Field and a 31.66% interest in the remainder of the Block. The other Concessionaires own interests in the Tantawan Field and the remainder of the Block equal to or smaller than those of the Company. As of January 1, 1996, the Company had net proved undeveloped reserves of 246 Bcfe, 74% of which were in the southern portion of the Tantawan Field. See "Business and Properties--History of the Company's Gulf of Thailand Block B8/32 Operations."



The Company's principal executive offices are located at 5 Greenway Plaza, Suite 220, Houston, Texas 77046, and its telephone number is (713) 622-5555.


                                THE TRANSACTIONS


RMOC was incorporated in the State of Delaware on March 8, 1996 to acquire and own all of the outstanding shares of common stock of TRH and RMEC. TRH was incorporated in the state of Delaware on May 23, 1996, to hold all of the outstanding shares of common stock of Thai Romo other than the Thai Romo shares held by RMEC and a nominal number of qualifying Thai Romo shares. RMEC was formed as a Texas corporation in 1990 under the name Rutherford/Moran Oil Corporation, changed to its current name in April 1996 and following the Offerings will reincorporate in the State of Delaware. RMEC's only activity in the Concession has been holding an interest in Thai Romo. Thai Romo, a limited liability company formed in Thailand in 1991, is one of the four Concessionaires and one of the three Tantawan Concessionaires.



The Company will concurrently consummate the following transactions: (i) the Share Exchanges and the Note Exchanges as described below, (ii) a loan to RMEC of $24.6 million for (A) the payment of $12.2 million in principal and interest on the notes issued by RMEC to its shareholders, including Messrs. Rutherford and Moran, and (B) the redemption from Messrs. Rutherford and Moran of a portion of their RMEC shares for $12.4 million (the "Redemption"), (iii) a transfer of the Thai Romo shares and notes received from all Thai Romo shareholders except RMEC to TRH in exchange for TRH stock (the transactions referred to in clauses
(i) through (iii) are collectively referred to herein as the "Transactions"), and (iv) the Offerings.



All of the shareholders of RMEC, including Messrs. Rutherford and Moran who own 50.0% and 47.2% of RMEC's shares, respectively, will exchange all of the outstanding shares of common stock of RMEC that have not previously been redeemed, for an aggregate of 12,051,082 shares of Common Stock. Concurrently with the exchange of RMEC shares, all of the shareholders of Thai Romo (other than RMEC) will exchange (i) all of their shares of common stock of Thai Romo and (ii) $9.3 million in aggregate principal amount of notes issued by Thai Romo, for an aggregate of 8,903,580 shares of Common Stock, except that an affiliate of an executive officer of the Company and two affiliates of each of Messrs. Rutherford and Moran will each retain one qualifying share of Thai Romo to satisfy minimum shareholder requirements under Thai law. Immediately following the Share Exchanges and the Note Exchanges, the Company will transfer the Thai Romo shares and notes received from all Thai Romo shareholders except RMEC to TRH in exchange for TRH Stock. After the Transactions, RMOC will be the parent company of TRH and RMEC and will control the oil and gas activities of RMEC, TRH and Thai Romo. All Thai Romo shares will be subject to provisions of the Articles of Association of Thai Romo restricting the transfer thereof and subject to a pledge under the Company's credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity" and "Business and Properties--Tax Regulation--Certain United States Federal Income Tax Consequences to the Company."


The Offerings are each conditioned upon consummation of the Transactions. Following consummation of the Transactions and the Offerings, Messrs. Rutherford and Moran will each own directly or indirectly 38.6% and 37.4%, respectively, or an aggregate of approximately 76.0%, of the outstanding shares of Common Stock (an aggregate of 74.3% if the U.S. Underwriters' over-allotment option is exercised in full). See "Use of Proceeds," "Certain Related Party Transactions" and "Certain Relationships."

The effective ownership structure of the Company before and after the consummation of the Transactions and the Offerings is shown in the following charts:


                                   [CHART]
- ------------

(1) Prior to the Transactions, Messrs. Rutherford, Moran and Sidney F. Jones, Jr., hold 50%, 47.2% and 2.8% of the outstanding shares of RMEC, respectively.



(2) Other shareholders include Red Oak Holdings, Inc., an affiliate of the Company's lender, RMOC, TRH and affiliates of Michael D. McCoy, Sidney F. Jones, Jr. and Susan R. Rutherford.


                                    [CHART]
- ------------

(1) After the Transactions, Messrs. Rutherford and Moran will hold 38.6% and 37.4% of the outstanding shares of RMOC, respectively (assuming the U.S. Underwriters' over-allotment option is not exercised).


DESCRIPTIONS OF THE CHARTS REFLECTING OWNERSHIP STRUCTURE ON PAGE 16:



OWNERSHIP BEFORE OFFERINGS: the chart shows that RMEC, Patrick R. Rutherford and affiliates, John A. Moran and affiliates and other shareholders own 57.5%, 17.4%, 17.5% and 7.6% of Thai Romo, respectively.



OWNERSHIP AFTER OFFERINGS: the charts shows that RMOC owns 100% of the capital stock TRH and of RMEC, which in turn own 43% and 57% of the shares of Thai Romo, respectively.

                                USE OF PROCEEDS


The net proceeds to the Company from the Offerings are estimated to be approximately $77.7 million (or $89.4 million if the U.S. Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $21.00 per share and after deducting estimated underwriting discounts and expenses payable by the Company.



The Company intends to use approximately $47.9 million of the net proceeds of the Offerings to repay all of the outstanding bank indebtedness of Thai Romo, which was incurred to fund the exploration and the initial development activities in the Block. At May 31, 1996, the outstanding bank indebtedness of the Company consists of $42.5 million, due June 28, 1996 with an annual interest rate of the LIBOR rate plus 4% (9.4% at May 31, 1996) and $5.4 million due June 30, 1996, with an interest rate, at the Company's option, of the prime rate plus 1% or the LIBOR rate plus 2.75% (8.25% at May 31, 1996). After such repayment, the Company's existing credit facilities will terminate and, subject to negotiation of definitive agreements, it expects to have borrowing availability under a proposed credit facility. See "Risk Factors--Substantial Capital Requirements." For a description of the terms of the existing and proposed credit facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity."



The Company intends to lend to RMEC $24.6 million of the net proceeds of the Offerings to enable RMEC to repay outstanding indebtedness under certain demand notes, including notes held by Messrs. Rutherford and Moran, and to redeem certain RMEC shares held by Messrs. Rutherford and Moran. See "The Transactions." At May 31, 1996, the outstanding indebtedness to Messrs. Rutherford and Moran was $4.3 million and $4.0 million, respectively and is due on demand. Of the total outstanding indebtedness to Messrs. Rutherford and Moran of $8.3 million, $1.4 million incurred prior to 1995 accrues interest at a prime rate (8.25% at May 31, 1996) and $6.9 million incurred during 1995 accrues interest at a prime rate plus 1% (9.25% at May 31, 1996). In addition, prior to the Offerings an additional $3.0 million of indebtedness will be outstanding under demand notes that will bear interest at a prime rate, which notes in an amount of $1.5 million and $1.4 million will be held by Messrs. Rutherford and Moran, respectively. For a description of the purpose of such indebtedness as well as the terms of such indebtedness, see "Certain Related Party Transactions." The Company intends to use the remaining net proceeds from the Offerings to fund capital expenditures and for general corporate purposes.


                                DIVIDEND POLICY

The Company has not paid cash dividends since its formation and does not anticipate that cash dividends will be paid in the foreseeable future since the Company presently intends to retain any future earnings from Thai Romo's operations to finance the development and growth of its business. The declaration and payment in the future of any cash dividends will be at the discretion of the Company's Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, any restrictions in the Company's credit facility and any future loan covenants, general economic conditions and other pertinent factors.

                                 CAPITALIZATION


The following table sets forth at March 31, 1996 the historical capitalization of the Company and as adjusted to give effect, as of that date, to the consummation of the Transactions and the issuance of shares of Common Stock in the Offerings (based on an assumed initial public offering price of $21.00 per share) and the application of the estimated net proceeds thereof as described in "Use of Proceeds." This table should be read in conjunction with "The Transactions," "Selected Historical and Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity," and the Combined Financial Statements and notes thereto included elsewhere in this Prospectus.


                                                                                                   ----------------------
                                                                                                     AT MARCH 31, 1996

DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA                                                           ACTUAL  AS ADJUSTED
                                                                                                   ---------  -----------

Debt:
    Loans from stockholders                                                                        $   8,490          --
    Notes payable to a bank                                                                           38,900          --
                                                                                                   ---------  -----------
        Total short term debt                                                                         47,390          --
                                                                                                   ---------  -----------
Stockholders'/partners' equity:
    Preferred Stock, 10,000,000 shares authorized,
       no shares issued and outstanding, $0.01 par value                                                  --          --
    Partners' equity(1)                                                                               11,640          --
    Common Stock, 5,000,000 shares authorized,
       1,250,000 issued and outstanding, $1 par value(2)                                               1,250          --
    Common Stock, 40,000,000 shares authorized,
       25,000,000 issued and outstanding, $0.01 par value(3)                                              --   $     250
    Additional paid-in capital                                                                        11,520      82,922
    Deficit accumulated during the development stage(4)                                               (1,645)         --
                                                                                                   ---------  -----------
        Total stockholders'/partners' equity                                                          22,765      83,172
                                                                                                   ---------  -----------
        Total capitalization                                                                       $  70,155   $  83,172
                                                                                                   ---------  -----------
                                                                                                   ---------  -----------


- ------------
(1) Share capital in excess of par is considered shareholder loans. For purposes of the above table, capital in excess of par of approximately $9,900,000 is reported as partners' equity consistent with the presentation used in the financial statements included elsewhere in this Prospectus.

(2) The Actual amount reflects the outstanding common stock of RMEC.


(3) The As Adjusted amount reflects the aggregate par value of the Common Stock that will be outstanding after the Offerings. Assumes the U.S. Underwriters' over-allotment option for up to 600,000 shares of Common Stock is not exercised, see "Underwriting." Assumes 44,338 shares of restricted stock to be issued to employees of the Company contemporaneously with the Offerings are outstanding, but not any of the remaining shares reserved for issuance pursuant to the Company's 1996 Key Employee Stock Plan and 1996 Non-Employee Director Stock Option Plan, see "Management--Key Employee Stock Plan" and "--Non-Employee Director Stock Option Plan."


(4) The deficit accumulated during the development stage has been reclassified to additional paid-in capital as required in instances where RMEC, an S-corporation, and Thai Romo, a tax partnership, become subject to federal income taxes through RMOC.

                                    DILUTION


"Dilution" means the difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share of Common Stock after giving effect to the Transactions and the Offerings. "Net tangible book value per share" at any date is determined by dividing total tangible assets less total liabilities at such date by the total number of shares of Common Stock outstanding at such date. At March 31, 1996, the Company's net tangible book value per share of Common Stock after giving effect to the Transactions and the Offerings was $3.33 per share.



                                                                                    --------------------

Assumed initial public offering price per share of Common Stock                                $   21.00
    Net tangible book value per share at March 31, 1996 before the Transactions
      and the Offerings(1)                                                          $    1.08
    Increase in net tangible book value per share attributable to new investors          2.25
                                                                                    ---------
Pro forma net tangible book value per share after the Transactions and the
   Offerings(2)                                                                                     3.33
                                                                                               ---------
Dilution per share to new investors                                                            $   17.67
                                                                                               ---------
                                                                                               ---------



If the U.S. Underwriters' over-allotment option is exercised in full, the increase in net tangible book value per share attributable to the Transactions and the Offerings, pro forma net tangible book value, as adjusted, per share after the Transactions and the Offerings, and dilution per share to new investors would be $2.63, $3.71 and $17.29, respectively.

- ------------
(1) Determined by dividing the 21,000,000 shares of Common Stock outstanding immediately prior to the Offerings into the net tangible book value allocable to such shares.

(2) Determined by dividing the total number of 25,000,000 shares of Common Stock assumed to be outstanding after the Offerings into the pro forma tangible net worth of the Company allocable to such shares, after giving effect to the application of the net proceeds of the Offerings (assuming the U.S. Underwriters' over-allotment option is not exercised).


The following table sets forth, as of March 31, 1996, the differences between the existing stockholders of the Company and the new investors with respect to the number of shares of Common Stock purchased or to be purchased from the Company, the average price per share, and the total consideration paid or to be paid.



                                           -------------------------------------------------------
                                                                    AVERAGE
                                           SHARES PURCHASED(1)    PRICE PER   TOTAL CONSIDERATION
                                              NUMBER    PERCENT       SHARE      AMOUNT    PERCENT
                                           ---------  ---------  ----------  ----------  ---------
Initial Stockholders(2)                    21,000,000      84.0%      $ .26  $5,402,302(3)       6.0%
Investors in the Common Stock Offerings    4,000,000       16.0       21.00  84,000,000       94.0
                                           ---------  ---------  ----------  ----------  ---------
    Total                                  25,000,000     100.0%     $ 3.58  $89,402,302     100.0%
                                           ---------  ---------  ----------  ----------  ---------
                                           ---------  ---------  ----------  ----------  ---------


- ------------
(1) Assumes that the U.S. Underwriters do not exercise their over-allotment option.

(2) The initial stockholders of the Company upon the consummation of the Transactions are Messrs. Rutherford and Moran, limited partnerships and corporations controlled by Messrs. Rutherford, Moran and an officer and other investors.


(3) Total consideration for the initial stockholders represents the net assets and liabilities contributed as of March 31, 1996.

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA


The following table sets forth selected combined financial data for the Company as of the dates and for the periods indicated. The combined data were derived from available audited and unaudited financial statements of the Company. The unaudited pro forma balance sheet data assume the consummation of the Transactions and the Offerings and are not necessarily indicative of the results that actually would have been obtained if such Transactions and the Offerings had occurred on March 31, 1996, or of future results. See "The Transactions" and "Use of Proceeds." The data set forth in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the more detailed unaudited pro forma consolidated balance sheet, including notes thereto, and the Combined Financial Statements.



                              --------------------------------------------------------------------------------------------------
                                                                                                                       INCEPTION
                                                                                           THREE MONTHS ENDED MARCH           TO
                                               YEARS ENDED DECEMBER 31,                              31,               MARCH 31,
DOLLARS IN THOUSANDS                 1991         1992         1993       1994       1995         1995         1996         1996
                              -----------  -----------  -----------  ---------  ---------  -----------  -----------  -----------
                              (UNAUDITED)  (UNAUDITED)                                     (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
STATEMENT OF OPERATIONS
   DATA:
Interest income                      $ 76         $ 55         $ 24       $  6       $  5           --           --       $  167
Expenses:
    Interest expense                   --          183           76        107        190         $ 37        $ 414          970
    Depreciation expense               --           --           --          2          5           --            2           10
    Salaries and wages                 --           10          113        109        114           21           35          381
    General and
       administrative                  86           24           74        181        208           48           53          723
                              -----------  -----------  -----------  ---------  ---------  -----------  -----------  -----------
        Total expenses                 86          217          263        399        517          106          504        2,084
                              -----------  -----------  -----------  ---------  ---------  -----------  -----------  -----------
Net loss                             $(10)       $(162)       $(239)     $(393)     $(512)       $(106)       $(504)     $(1,917)
                              -----------  -----------  -----------  ---------  ---------  -----------  -----------  -----------
                              -----------  -----------  -----------  ---------  ---------  -----------  -----------  -----------
Pro forma net loss per
   common share                                                                    $ (.02)                   $ (.02)
                                                                                ---------               -----------
                                                                                ---------               -----------
                              --------------------------------------------------------------------------------------------------
                                                                                                                       INCEPTION
                                                                                           THREE MONTHS ENDED MARCH           TO
                                               YEARS ENDED DECEMBER 31,                              31,               MARCH 31,
DOLLARS IN THOUSANDS                 1991         1992         1993       1994       1995         1995         1996         1996
                              -----------  -----------  -----------  ---------  ---------  -----------  -----------  -----------
                              (UNAUDITED)  (UNAUDITED)                                     (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
CASH FLOW DATA:
Cash flows provided by (used
   in) operating activities        $  460       $ (150)      $   67     $ (197)  $ (1,681)     $(1,173)     $(1,754)    $ (3,303)
Cash flows used in investing
   activities                      (1,207)      (3,185)      (6,469)    (8,178)   (36,787)      (1,433)      (9,695)     (65,473)
Cash flows provided by
   financing activities             3,473        2,330        4,763      8,696     47,876        2,427        4,515       71,673
                              -------------------------------------------------------------------------------------
                                                    AT DECEMBER 31,                           AT MARCH 31, 1996
DOLLARS IN THOUSANDS                 1991         1992         1993       1994       1995       ACTUAL    PRO FORMA
                              -----------  -----------  -----------  ---------  ---------  -----------  -----------
                              (UNAUDITED)  (UNAUDITED)  (UNAUDITED)                        (UNAUDITED)  (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit)           $ 505       $ (211)     $(2,334)   $(3,504)  $(32,900)    $(43,098)     $19,272
Oil and gas properties, at
   cost                               930        4,406       10,895     18,944     55,951       65,748       65,748
Total assets                        3,700        6,179       11,034     19,427     67,669       73,287       87,941
Stockholders' equity                1,459        4,219        8,689     15,484     23,269       22,765       83,172

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion should be read in conjunction with the audited and unaudited Combined Financial Statements of the Company and notes thereto and other financial information included elsewhere in this Prospectus.


OVERVIEW

To date, the Company's exploration and development activities have not generated revenues. As a result, the Company's historical results of operations and period-to-period comparisons of such results and certain financial data may not be meaningful or indicative of future results. In this regard, future results of the Company will be materially dependent upon the success of the Company's operations within Block B8/32. Due to the nature of the Company's business activities and the general risks relating to exploratory and development drilling for crude oil and natural gas, there can be no assurance as to the success of these efforts.

The Company uses the full cost method of accounting for its investment in its interest in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs (net of depreciation, depletion and amortization) exceed the present value (using a 10% discount rate) of estimated future net cash flow from proved oil and gas reserves, after income tax effects, such excess costs are charged to earnings. Once incurred, a write-down of oil and gas properties is not reversible at a later date even if crude oil or natural gas prices increase.

RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 1996 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1995


The Company's net loss of $503,962 for the three months ended March 31, 1996 increased from the Company's net loss of $106,406 for the three months ended March 31, 1995 due to increases in interest expense.



Interest expense of $414,098 for the three months ended March 31, 1996 increased compared to $36,980 for the three months ended March 31, 1995. This increase is due to the significant additions of debt incurred under loans from stockholders and notes payable to a bank. Balances under such loan facilities were $47.4 million and $5.2 million at March 31, 1996 and March 31, 1995, respectively.


YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

The Company's net loss of $512,000 in 1995 increased compared to the Company's net loss of $393,000 in 1994 due to increases in interest expense and general and administrative expenses.


Interest expense of $190,000 for 1995 increased compared to $107,000 in 1994. This increase is due to the significant additions of debt incurred under loans from stockholders. Balances under such loan facilities were $8.5 million and $1.5 million at December 31, 1995 and 1994, respectively.


General and administrative expenses of $208,000 for 1995 increased compared to $181,000 in 1994. This increase is due to increased legal costs incurred for general corporate purposes.

YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

The Company's net loss of $393,000 in 1994 increased compared to the Company's net loss of $239,000 in 1993 due to increases in interest expense and general and administrative expenses.

Interest expense of $107,000 for 1994 increased compared to $76,000 in 1993. This increase is due to an increase in variable interest rates from 1993 to 1994.

General and administrative expenses of $181,000 for 1994 increased compared to $74,000 in 1993. This increase is due to additional rent and additional legal fees incurred for general corporate purposes.

CAPITAL RESOURCES AND LIQUIDITY


During the period from the inception of the Company on September 21, 1990 through March 31, 1996, the Company invested approximately $65,000,000 primarily in development and exploration activities conducted in Block B8/32 and the acquisitions of interests in or rights to the Concession. For such period, the Company has had negative operating cash flow. The Company's working capital deficit of $43,100,000 at March 31, 1996 represents an increase of $10,200,000 from the working capital deficit of $32,900,000 at December 31, 1995. Since its inception, the Company has financed its growth with a combination of bank and shareholder loans and the sale of common stock.



In November 1994, Thai Romo entered into a loan agreement with a commercial lender (the "Loan Facility Agreement") under which Thai Romo could borrow up to $5,000,000 at any time during the period from November 1994 to the final maturity date in April 1995. Through a series of amendments to the Loan Facility Agreement, the credit line available to Thai Romo has been increased to $47,000,000, and the current maturity date under the Loan Facility Agreement, as amended, is June 28, 1996. Each Thai Romo shareholder has pledged its shares in Thai Romo and its shareholder loan notes from Thai Romo to secure the obligations of Thai Romo under the Loan Facility Agreement. Additionally, all Thai Romo shareholders, as sponsors, have entered into a sponsor subordination and support agreement with the lender pursuant to which all indebtedness of Thai Romo to the sponsors is subordinated to Thai Romo's obligations under the Loan Facility Agreement. The current interest rate under the Loan Facility Agreement, as amended, is the LIBOR rate quoted by the lender, plus 4%. At December 31, 1995, and March 31, 1996, the amounts outstanding under the Loan Facility Agreement were $21,000,000 and $33,900,000, respectively, and such amounts accrued interest at an annual rate of 9.6825% and 9.6%, respectively. The Company plans to use a portion of the proceeds from the Offerings to repay all outstanding indebtedness under the Loan Facility Agreement, which was $42,500,000 at May 31, 1996, and terminate such facility.



In September 1995, RMEC obtained a line of credit from the same commercial lender to borrow up to $5,000,000 ("Line of Credit"). This amount was increased in November 1995 to $15,000,000 with a maturity date, as amended, of June 30, 1996. Repayment of the Line of Credit has been guaranteed by Messrs. Rutherford and Moran. The interest rate on amounts borrowed under the Line of Credit is, at RMEC's option, determined with reference to the prime rate or LIBOR rate quoted by the lender plus a margin that changes with the amount of the outstanding unpaid balance. At December 31, 1995 and March 31, 1996 the amounts outstanding under the Line of Credit were $13,400,000 and $5,000,000, respectively, and such amounts were accruing interest at an annual rate of 9.6% and 8.75%, respectively. The Company plans to use a portion of the proceeds from the Offerings to repay all outstanding indebtedness under the Line of Credit, which was $5,400,000 at May 31, 1996, and terminate such facility.



An affiliate of such commercial lender owns a 5% interest in Thai Romo and, pursuant to the Share Exchanges and Note Exchanges, such affiliate will receive 1,034,913 shares of Common Stock. See "The Transactions" and "Certain Related Party Transactions."



The Company is currently negotiating a $100,000,000 revolving credit facility (the "Revolving Credit Facility") with a commercial lender for the purpose of financing ongoing development of Block B8/32 as well as for general corporate purposes. The proposed Revolving Credit Facility will be subject to borrowing base limitations and will have a three year final maturity. Initial availability under the Revolving Credit Facility will be $60,000,000. The commercial lender intends to syndicate the credit with a group of financial institutions acceptable to the Company.



The borrowing base, which principally relates to the value of the Company's oil and natural gas reserve base, will be subject to semi-annual redeterminations each May 1 and November 1. In addition to semi-annual redeterminations, the Company and the lenders may each request one additional redetermination in each 12 month period. The lenders will have discretion in determining the reserve value of the borrowing base. Decreases in oil and natural gas prices could result in a reduction in the borrowing base, thereby reducing availability under the Revolving Credit Facility, and, under certain circumstances, requiring the Company to repay outstanding loans in excess of the reduced borrowing base. The Company will be required to pay certain fees, including a commitment fee of .5% per annum on the average daily balance of the unused borrowing base.



Under the terms of the Revolving Credit Facility, outstanding borrowings will bear interest, at the Company's option, based on the base rate of the commercial lender, or a reserve adjusted Eurodollar rate plus a margin of 1.75%. Interest periods of 30, 60, 90 or 180 days may be elected by the Company on Eurodollar loans. The Revolving Credit Facility will be guaranteed by TRH,

RMEC and Thai Romo and secured by a pledge of the Company's shares in TRH and RMEC and a pledge by TRH and RMEC of their respective Thai Romo shares and Thai Romo promissory notes. Thai Romo may be required to provide additional collateral.



Documentation of the Revolving Credit Facility will contain customary provisions relating to lender yield protection, market disruption or unavailability of Eurodollar funds, general and special indemnities, capital adequacy protection, break funding protection, and similar customary provisions. The Revolving Credit Facility will contain covenants restricting the activities of the Company, including among others, restrictions on investments, disposition of assets, indebtedness and the granting of liens, restrictions on dividends and distributions and an agreement to remain within its current line of business. Following commencement of production in the Tantawan Field, the Company will be required to maintain an interest coverage ratio of not less than 3:1. Failure to comply with such covenants and restrictions would constitute an event of default under the Revolving Credit Facility.



Definitive agreements evidencing the Revolving Credit Facility have not been entered into and, therefore, the terms and structure outlined above could change and the Revolving Credit Facility, as described, may not be consummated.



To develop and explore Block B8/32, the Company anticipates capital expenditures of approximately $60,000,000 for fiscal 1996, which, the Company believes, based on current estimates, includes all capital expenditures required for the commencement of production in 1997. Of such capital expenditures, approximately $47,000,000 is budgeted for development of the Tantawan Field. For the remaining seven months of 1996, the Company anticipates capital expenditures, general and administrative expenses and other working capital requirements to total approximately $45,000,000. The Company anticipates that it will finance such capital expenditures, general and administrative expenses and other working capital requirements, with bank borrowings under the Revolving Credit Facility and the remainder of the net proceeds of the Offerings. See "Use of Proceeds."


ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in March 1995. This statement requires, among other things, that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement also requires that assets be grouped at the lowest level for which revenues can be measured and evaluated for possible impairment. The statement is not applicable to the oil and gas properties of companies that account for oil and gas properties under the full cost method of accounting. The Company accounts for its oil and gas properties under the full cost method and thus is not required to adopt Statement No. 121 in accounting for impairments of its oil and gas properties. Should the Company engage in activities other than exploration and production, evaluation of revenue producing assets related to these activities would be subject to the provisions of Statement No. 121.


On October 23, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value method for accounting for stock-based compensation plans either through recognition or disclosure. The Company adopted this standard in 1996 and will disclose the pro forma net income/(loss) and earnings/(loss) per share amounts assuming the fair value method was adopted on January 1, 1995 in its financial statements as of and for the year ended December 31, 1996. The adoption of this standard will not impact the Company's consolidated results of operations or financial position.


EFFECTS OF INFLATION AND FOREIGN CURRENCY FLUCTUATIONS

Currently annual inflation in terms of the decrease in the general purchasing power of the dollar is running much below the general annual inflation rates experienced in the past. While the Company, like other companies, continues to be affected by fluctuations in the purchasing power of the dollar, such effect is not currently considered significant.


The Company does not currently hold significant amounts of cash, cash equivalents, long-term financial instruments or investments denominated in foreign currencies. Prior to or upon commencement of oil and natural gas production, the Company may have such holdings. See "Business and Properties--Marketing." Since the Thai Baht/U.S. dollar exchange rate has historically been stable, the Company does not intend to mitigate the foreign currency risks associated with such holdings through currency rate hedging transactions such as currency swaps, options, futures or other derivative financial instruments.

CHANGING OIL PRICES



The Company is dependent on crude oil prices, which have historically been volatile. The Company uses crude oil price swaps and other similar arrangements to hedge against potential adverse effects of fluctuations in future prices for the Company's future oil production. While the swaps are intended to reduce the Company's exposure to declines in the market price of crude oil, they may limit the Company's gain from increases in the market price. At March 31, 1996, the Company had open swap agreements with an affiliate of its lender for the Company's oil production of one million barrels (MMBbl) of aggregate oil volumes for April through December 1997 at a weighted average price of $15.92 per Bbl and 1.75 MMBbl of aggregate oil volumes for January through December 1998 at a weighted average of $15.92 per Bbl, and has sold to such affiliate of the lender a swap option for 1.25 MMBbl of aggregate oil volumes for January through December 1999 at a price of $18.30 per Bbl. At March 31, 1996, the Company estimates the cost of unwinding this position was $2,439,000 ($1,697,000 at May 30, 1996). See "Business and Properties--Marketing."

                            BUSINESS AND PROPERTIES

GENERAL

The Company is an independent energy company engaged in the acquisition, exploration, development and production of oil and gas properties in Southeast Asia. Currently the Company's exploration and development activities are entirely in the Gulf of Thailand and are conducted through its subsidiary, Thai Romo.


The Company is one of four Concessionaires in Block B8/32 currently covering approximately 1.3 million acres in the central portion of the Gulf of Thailand. Thaipo Limited, a subsidiary of Pogo ("Thaipo"), Maersk Oil (Thailand) Ltd., a subsidiary of Maersk ("Maersk Oil"), and Sophonpanich are currently the other Concessionaires in the Block. The Company was instrumental in identifying the Block as a viable prospect and organizing the Concessionaires to submit a joint bid for the Block. The Company and two of the Concessionaires, Thaipo and Sophonpanich, own all of the interests in the Tantawan Field, which is located on the eastern border of the Block. The Company, as a non-operator, owns a 46.34% interest in the Tantawan Field and a 31.66% interest in the remainder of the Block. The other Concessionaires own interests in the Tantawan Field and the remainder of the Block equal to or smaller than those of the Company. As of January 1, 1996, the Company had net proved undeveloped reserves of 246 Bcfe, 74% of which were in the southern portion of Tantawan Field. Appraisal wells drilled by the Concessionaires in three established areas within the Block (Tantawan, Benchamas and Pakakrong) have tested at prolific flow rates of hydrocarbons and established the potential for significant additional reserves in those areas. The Tantawan Concessionaires have entered into the GSA with PTT, and production is expected to commence in January 1997.


BUSINESS STRATEGY


The Company's business strategy is to increase its reserve base and production through exploration, development and acquisition primarily in Southeast Asia. The Company focuses its exploration efforts in countries and areas that offer:
(i) large reserve potential, (ii) manageable geologic risk, (iii) proximity to infrastructure, (iv) growing local market demand for petroleum products and (v) favorable business climates.



The Company believes the characteristics of the Block fit well within the Company's strategy of seeking properties with large reserve potential. Block B8/32 is situated within the Pattani Basin, which has seen major hydrocarbon discoveries over the past 24 years. The surface area of Block B8/32 currently covers an area of approximately 1.3 million acres, subject to relinquishment of unexplored acreage, unless extended before August 1, 1997. A comparison to the U.S. Gulf of Mexico would result in an equivalent acreage position of approximately 260 Federal Offshore Louisiana Blocks. Management believes Block B8/32 contains significant unexplored areas that provide the Company with additional exploration opportunities and potential reserve growth for the foreseeable future. In addition, the Company believes that the close proximity of the Block to infrastructure, its long-term natural gas marketing arrangements already in place, the growing Thai demand for petroleum products, and the favorable business climate of Thailand are all consistent with the Company's strategy.



Management believes its role as one of the leaders of the Block B8/32 project, its knowledge of the geology of the area, its important Thai relationships developed over the past decade, its large ownership interest, and its close working relationships with its co-Concessionaires will allow the Company to continue to have considerable influence on the exploration and development activities in the Block. In the future, the Company intends to capitalize on its experience in Block B8/32 by identifying and prudently pursuing additional oil and gas investment opportunities in the Gulf of Thailand. See "--Joint Operating Agreement-- Area of Mutual Interest." The Company is also currently reviewing exploratory prospects in other parts of Southeast Asia. See "Business and Properties--History of the Company's Gulf of Thailand Block B8/32 Operations."


HISTORY OF THE COMPANY'S GULF OF THAILAND BLOCK B8/32 OPERATIONS

Patrick R. Rutherford has actively participated in the oil and gas exploration and production business as an independent operator since 1959. In the 1980s, Mr. Rutherford participated directly in exploration licenses or concessions located in Morocco and Tunisia. In 1988, Mr. Rutherford and Mr. Moran formed a venture to pursue exploration opportunities in the Gulf of Thailand. After identification of Block B8/32 as a viable prospect, Pogo and Maersk joined the Company to serve as co-Concessionaires, and thereafter, the parties submitted a joint bid for Block B8/32 in October 1990.

In August 1991, Thai Romo, Thaipo and Maersk Oil were awarded Petroleum Concession No. 1/2534/36 for Block B8/32 in the central portion of the Gulf of Thailand. Subsequent to the award, Sophonpanich became one of the Concessionaires by acquiring an interest in the Concession as a co-venturer. Maersk Oil was designated as Operator for operations in the Block pursuant to a Joint Operating Agreement among the Concessionaires.


In March 1995, Thai Romo, Thaipo and Sophonpanich acquired Maersk's interest in the Tantawan Field of Block B8/32. Thaipo was designated as Operator of the Tantawan Field. The Ministry of Industry approved the transfer of the interest and the designation of a separate operator for the Tantawan Field effective March 1995. Thaipo, Thai Romo and Sophonpanich agreed that the Tantawan Field would be operated pursuant to the terms of a separate Joint Operating Agreement with provisions substantially similar to those of the original Joint Operating Agreement. Maersk has informed its co-Concessionaires that it is reviewing other companies' interest in acquiring Maersk Oil and has invited a selected number of companies to submit bids. If Maersk elects to sell Maersk Oil, the other Concessionaires would have a preferential right to acquire an interest in Maersk Oil pursuant to the Joint Operating Agreement among the parties. See "--Joint Operating Agreement (Remainder of Block B8/32)." In addition, if Maersk elects to sell Maersk Oil, such sale could result in a change in the operator for the remainder of Block B8/32 outside the Tantawan Field. Current interests in the Tantawan Field and the remainder of Block B8/32 are as follows:


                                                                  TANTAWAN FIELD
                                                         -----------------------
Thaipo Limited (Pogo)-Operator                                            46.34%
Thai Romo Limited (RMOC)                                                  46.34%
The Sophonpanich Co., Limited                                              7.32%
                                                              REMAINDER OF BLOCK
                                                                           B8/32
                                                         -----------------------
Maersk Oil (Thailand) Limited-Operator                                   31 2/3%
Thaipo Limited (Pogo)                                                    31 2/3%
Thai Romo Limited (RMOC)                                                 31 2/3%
The Sophonpanich Co., Limited                                                 5%

The designation of the area allowed for production at the Tantawan Field, covering approximately 68,000 acres, was granted to Thaipo, as Operator on behalf of the Tantawan Concessionaires, by the Thai Petroleum Committee and the Ministry of Industry on August 23, 1995.

In accordance with the Thai Petroleum Act, the Concessionaires relinquished 50% of the exploration acreage of the Block on August 1, 1995. Unless the Concession is extended, the Concessionaires will be required to relinquish the remaining exploration acreage on August 1, 1997. Relinquishment will exclude areas for which production approvals have been applied for or granted. The Company will acquire additional 3-D seismic data in July 1996, and after interpretation of the data, the Company intends to drill additional prospects to minimize the amount of acreage relinquished. The Company believes that the Concessionaires will not lose any attractive exploration acreage as a result of the required relinquishment. All financial obligations and work commitments for the Concession, which in the aggregate exceeded $35 million, have been satisfied, other than certain payments associated with production. See "--Current Fields and Prospects" and "--Thai Concession Terms."

ENERGY DEMAND IN THAILAND

From 1991 to 1995, Thailand's real gross domestic product (GDP) increased at a compound annual growth rate of approximately 8%. According to Thailand's National Energy Policy Office (NEP), energy demand increased at a compound annual growth rate of approximately 11% during the same five year period. Energy growth in excess of GDP growth reflects the nature of Thailand's economy, one characterized by increasing per capita energy consumption and increasing industrialization. To meet the country's energy demand the government of Thailand has actively encouraged the development of domestic energy sources. Much of the annual increase in gas supply over the next five years will be provided by new sources of gas coming on stream from the Gulf of Thailand.

REGIONAL GEOLOGY

Block B8/32 is located on the western side of the Pattani Basin, which is believed to have developed as a result of the Permo-Triassic collision of the continents of India and Asia. The collision developed a tectonic regime in Thailand which formed a conjugate set of major strike-slip faults trending northwest to southeast and northeast to southwest together with a set of north to south trending normal faults. The regional strain field accompanying the shearing had a major component of east-west extension which created the Pattani Basin and its gas rich structures to the south (E.G., Erawan, Pailin and Satun). Management believes the Tantawan and Benchamas fields are a northern continuation of the same trend. The eastern boundary of Block B8/32 is located near the axis of the Pattani Basin. The Basin extends north-northeast through the eastern one-third of Block B8/32 and extends southward through Unocal's extensive holdings. The basin is bounded to the west by the Ko Kra Ridge, a dominant paleo high.

Regional structural dip towards the Pattani Basin center is interrupted by north-south trending normal faults. These fault zones are related to basement relief features. Oil and natural gas traps in Block B8/32 are typically related to highly faulted graben systems, structural closure on tilted fault blocks and anticlinal structures between east-west dipping faults and stratigraphic traps. The main reservoir sands in Block B8/32 are fluvial channel sands, point bar sands, alluvial fans and deltas associated with lacustrine depositional environments.

CURRENT FIELDS AND PROSPECTS


Since 1992, the Company along with its co-Concessionaires have drilled 15 development wells and 21 exploratory wells in Block B8/32. Thirteen of the development wells and 17 exploratory wells have been successful. Of the 30 successful wells drilled to date, drillstem tests ("DSTs") have been run on 12 wells. A summary of DST results and estimated date of first production is presented below. DST results may not be indicative of potential future production rates or the quantities ultimately produced and sold, if any.



- ----------------------------------------------------------------------------------
                                                              TOTAL
                                   TOTAL CONCESSION      SUCCESSFUL
SUCCESSFUL                             DST RATES              WELLS        DATE OF
WELLS TESTED                     ---------------------      DRILLED      ESTIMATED
THROUGH                   ZONES                    GAS  THROUGH MAY        INITIAL
MAY 31, 1996             TESTED                (MMCFD)     31, 1996     PRODUCTION
- --------------------  ---------             ----------  -----------  -------------
                                   OIL AND
                                 CONDENSATE
                                    (MBPD)
                                 ---------
Tantawan                                                         24   January 1997
  1                           5        6.3       25.8
  2                           6        1.7       70.3
  3                           5        8.7       40.7
  4                           3        1.4       32.0
  5                           4        1.5       24.5
  7                           3        1.5       45.3
  8                           2         .3       15.8
                      ---------  ---------  ----------
                             28       21.4      254.4
Benchamas                                                         4           1998
  1                           5        4.9       45.3
  3                           4        7.5       33.2
  4                           3        5.1       24.8
                      ---------  ---------  ----------
                             12       17.5      103.3
Pakakrong                                                         2          To be
                                                                        determined
  1                           2         .7       25.5
  2                           3        1.6         .1
                      ---------  ---------  ----------
                              5        2.3       25.6



The Company estimates that in 1996, it will invest a total of approximately $60.0 million in connection with its drilling and development program, of which approximately $47.0 million is budgeted for the development of the Tantawan Field. The Company anticipates that it will finance such capital expenditures with borrowings under the proposed Revolving Credit Facility and the proceeds of the Offerings. The Company intends to use the cash flow generated initially from the Tantawan Field and subsequently from the Company's interests in other Block B8/32 properties, which it anticipates will be developed, together with funds from other sources to further develop these and the other properties in its development program. The actual expenditures on each project in the drilling and development program may vary materially from the Company's estimates as a result of the actual costs incurred and changes in the drilling and development program, including the acceleration of the development of certain projects and prospects based on actual drilling results. Additional costs, if any, are currently anticipated to be funded from cash provided by future operations, working capital or funds from other sources. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TANTAWAN FIELD. The Tantawan Field is located on the eastern border of Block B8/32. The field is a complex faulted graben which extends for 21 miles north to south, averages 5 miles east to west and lies on the western side of the Pattani Basin axis. At this time only the southern 40% of the estimated total graben structure has been fully mapped and as of January 1, 1996 has 181 Bcfe of proved undeveloped reserves assigned to it. The Company believes that the producing trend found in the southern portion of the Tantawan Field extends through the North Tantawan prospect to cover the entire graben complex. As is typical of many fields in the Gulf of Thailand, reserves are only considered proved when a fault block is drilled. As a result, it is expected that proved reserves will continue to increase as more wells are drilled.


Through May 31, 1996, 14 exploration and 15 development wells have been drilled in the Tantawan Field, all but one of which encountered hydrocarbons. Of the 28 wells that encountered hydrocarbons, 24 are deemed capable of commercial flow rates. All of these successful wells have been drilled in the southern portion of the Tantawan Field, and have encountered an average of 170 feet of net pay. The Tantawan-1 well was the first well drilled on the Block by the Company and its co-Concessionaires. The well was spudded in September 1992 and reached a total depth of 11,022 feet. Five DSTs were conducted which produced cumulative rates of 6.3 Mbpd of crude oil and condensate and 25.8 MMcfd of natural gas. A sixth DST was conducted on a nonproductive sand in order to obtain information on water salinities. The Tantawan-1 discovery led to the acquisition in the first quarter of 1993 of a 70 square mile 3-D seismic survey over the southern portion of the Tantawan Field. In the fourth quarter of 1993, two appraisal wells in the Tantawan Field were drilled and successfully tested. During 1994, five additional appraisal wells were drilled in the Tantawan Field and an 85 mile 3-D seismic survey was acquired and processed over the North Tantawan prospect. DSTs were conducted on seven Tantawan Field wells. Cumulatively, the 28 zones tested yielded 254.4 MMcfd of natural gas and 21.4 Mbpd of crude oil and condensate. No assurance can be given that the wells will be able to sustain production rates commensurate with the DST's. Fluid analyses indicate liquid gravities ranging from 35 API to 40 API with the gas having an average heating value of 1,065 Btu/scf and a CO(2) content of approximately 8%. A sixteenth development well is currently being drilled, and an additional four development wells and five appraisal wells are currently planned to be drilled in 1996. Construction of offshore platforms and pipelines for the Tantawan Field is under way. See "--Production Facilities."


BENCHAMAS FIELD. Outside of the Tantawan Field, the Benchamas field has attracted the most exploration attention by the Concessionaires. The Benchamas field is located in the north central portion of the Block approximately 35 miles northwest of Tantawan-1.

In the fourth quarter of 1993, a 104 square mile 3-D seismic survey was acquired over the Benchamas field. Based on these data, the Benchamas-1 well was spudded in April 1995 and drilled to a total depth of 10,155 feet. Five DSTs were conducted yielding cumulative rates of 45.3 MMcfd of natural gas and 4.9 Mbpd of oil and condensate. The Benchamas-2A well, a directional well, located approximately 11 miles south of Benchamas-3, penetrated and logged two sands with a total of 53 feet of hydrocarbons, which were not tested. The Benchamas-3 well, drilled in December 1995, was the second well on the Benchamas structure and was located approximately 5 miles north of the Benchamas-1. Four DSTs were conducted across some of the sands encountered yielding 33.2 MMcfd of natural gas and 7.5 Mbpd of oil and condensate. The Benchamas-4 well, drilled in January 1996, was located more than 2 miles north of the Benchamas-3 and encountered hydrocarbons in several sands. DSTs conducted on three of the sands yielded cumulative flow rates of 24.8 MMcfd of natural gas and 5.1 Mbpd of oil and condensate. No assurance can be given that the wells would be able to sustain production rates commensurate with the DSTs.

To date, all wells drilled by the Concessionaires have been along the north to south axis of the Benchamas field and have established reserves along its entire length. The four successful wells have an average net pay of 225 feet. Cumulatively the 12 zones tested yielded 103.3 MMcfd of natural gas and 17.5 Mbpd of oil and condensate. Fluid analyses indicate liquid gravity of 40 API with the gas having an average heating value of 1,150 Btu/scf and a CO(2) content of approximately 8%. As of January 1, 1996 proved reserves of 65 Bcfe had been assigned to two of the four wells drilled.

PAKAKRONG PROSPECT. In late 1995, a 100 square mile 3-D seismic survey of the Pakakrong prospect was acquired, processed and interpreted. The prospect is centered 8.5 miles southwest of the Benchamas-1 well. Widespread seismic anomalies that are associated with the same sequence that has proven productive in Benchamas field are present in Pakakrong. Additionally, production tests in the two Pakakrong wells drilled in early 1996 have established potential commercial reservoirs at depths considerably shallower than found to date elsewhere within the Block.

DSTs conducted in Pakakrong-1 yielded cumulative flow rates of 25.5 MMcfd of natural gas and 0.7 Mbpd of oil or condensate. Three DSTs were conducted in the Pakakrong-2 well. Two of the tests conducted across intervals at 7,400 feet and 7,670 feet produced substantial quantities of CO(2), approximately 60% and 80%, respectively. The third test, conducted at a depth of 4,200 feet yielded a flow of 1.6 Mbpd. Based on seismic interpretation, it is believed that this zone may be the same zone observed but not tested in the Pakakrong-1 well located one mile northwest. No assurance can be given that the wells will be able to sustain production rates commensurate with the DSTs. As of the date of this Prospectus, no estimated reserves from this prospect have been included in the Company's proved reserves.

OTHER EXPLORATION PROSPECTS. In addition to Tantawan, Benchamas and Pakakrong, several other promising prospects and seismic structures have been identified, although no proved reserves have been included in the Company's reserve summary. All are either graben systems, buried hill, half-graben or a combination of two of the above structural styles. All prospects and leads are elongated in a north-south direction.

       -NORTH TANTAWAN. This prospect is believed to be a continuation of the structure identified in the southern portion of the Tantawan Field. 3-D seismic has been acquired and is in process of being interpreted in detail.


       -NORTH BENCHAMAS. This prospect is believed to be a continuation of the Benchamas field to the north. Its trap type is a combination buried hill and graben system. A 120 square mile 3-D seismic survey to further define this prospect will be acquired in August 1996. It is anticipated that this survey will offer additional drill sites north of the Benchamas-4 well.



       -MALIWAN. This prospect is a keystone graben system south of the Benchamas field that is believed to be approximately 15.5 miles in length and average 3 miles in width. The east flank of the system is also prospective with an easterly dipping upthrown fault play. A 250 square mile 3-D seismic survey is scheduled to be acquired immediately following the North Benchamas survey.


       -PATTALUNG PROSPECT. This prospect is a half-graben system similar to Pakakrong with a series of keystone grabens running down the center and is believed to be 37 miles in length and up to 5 miles wide. Pattalung-1, drilled by Unocal in 1981, drilled the center of the keystone graben. Significant oil and gas shows were found in the lower Miocene sands. Recent analysis of the Pattalung-1 log indicates several intervals to be hydrocarbon bearing.

       -YUNGTHONG. Yungthong-1 was the first well drilled outside the Tantawan Field area by the Concessionaires. This well, located 22 miles southeast of the Tantawan Field, was abandoned as non-commercial after testing low rates of gas and condensate from several zones. Further evaluation of the Yungthong area will be conducted in the future.

In addition to the above prospects, further potential remains within Block B8/32. The Company believes that (i) 2-D seismic indicates the presence of several other graben systems which are not presently defined as "prospects" and
(ii) the discovery and testing of relatively shallow producible hydrocarbons at Pakakrong supports the prospective nature of other shallow formations. The Company intends to pursue such activities prior to the scheduled relinquishment (which may be extended) of the remaining exploration acreage in the Concession on August 1, 1997.

PRODUCTION FACILITIES

Under the development plan for the Tantawan Field, two platforms and production facilities will be installed prior to first production, with installation of additional platforms planned following first production. The oil and natural gas will be separated on each platform and processed on a Floating Production, Storage and Offloading vessel ("FPSO"), currently under construction and scheduled for delivery in December 1996. Oil will be exported via tankers, and gas will be discharged into a 33-mile spur pipeline currently under construction by PTT and expected to be completed in July 1996. Development drilling commenced in August 1995, and production is expected to commence in January 1997, subject to various contingencies beyond the Company's control.

PLATFORMS. The first two production platforms will be four-pile, twelve slot units designed for drilling with either a jack-up or tender assisted rig. Wellhead fluids will be separated at each production platform into three streams: high pressure gas, intermediate pressure gas and low pressure oil and water. As required, natural gas will be drawn off the intermediate pressure system, compressed, and fed back down the wells to provide gas lift to optimize oil recovery. Hydrocarbons will be fed into flowlines which will run between each platform and a Pipeline End Manifold (PLEM) located at the FPSO.

FPSO. The FPSO is being used to facilitate a fast track development of the Tantawan Field and provide cost savings given the lack of an offshore oil pipeline infrastructure. The FPSO used for the Tantawan development will be under the management of an affiliate of Single Buoy Moorings Inc. ("SBM"), one of the largest builders and operators of FPSOs. Another affiliate of SBM will own the vessel and lease it under a bareboat charter to another affiliate, Tantawan Production B.V., who will in turn lease it under a Bareboat Charter Agreement (the "Charter") to Tantawan Services L.L.C. ("TS"), a company currently owned by Thaipo, which may eventually be owned by the Tantawan Concessionaires. The Company intends to acquire an interest in TS after production commences. All FPSO costs (including the vessel, detailed design engineering and all equipment purchased for the FPSO) will be borne directly by SBM. The final cost of the installed and commissioned FPSO will be recovered by SBM in the bareboat charter day rate over the term of the Charter. The initial term of the Charter is for ten years, subject to extension, with an anticipated commencement date in mid-December 1996. In addition, TS has a purchase option on the FPSO throughout the term of the Charter. TS has also contracted with another company, SBM Marine Services Thailand Ltd. ("FPSO Operator"), to operate the FPSO on a reimbursable basis throughout the initial term of the Charter. Performance of both the Charter and the agreement to operate the FPSO are non-recourse to TS and the Company. However, TS's performance is secured by a lien on any hydrocarbons stored on the FPSO and is guaranteed severally by each of the Tantawan Concessionaires. The Company's guarantee is limited to its percentage interest in the Tantawan Field (currently 46.34%).

The FPSO production facilities will include process facilities for separation and treatment of the produced fluids, and compressors for gas. This equipment is very similar to that utilized on conventional fixed platforms, except for features that allow the equipment to function while subjected to the roll and pitch of the FPSO. The production system will be capable of processing 150 MMcfd (expandable to 300 MMcfd) of natural gas, 50 Mbpd of crude oil and condensate and 25 Mbpd of produced water. Oil and condensate will be processed to an export quality for storage on the FPSO and then offloaded to shuttle tankers. Natural gas will be dehydrated and compressed for export via a 24 inch 33-mile spur pipeline. Water will be cleaned to below 20 parts per million of oil in water and discharged overboard.

The FPSO will provide sufficient storage for optimum offloading of oil to export tankers, as well as provide spare capacity in the event of unscheduled delays in tanker arrival. The storage capacity will be 1,000 MBbl, of which 700 MBbl will comprise saleable crude, 200 MBbl will be required to store ballast water to control hull stresses and 100 MBbl will be used to store oily water which does not meet the discharge concentration criteria. Oil stored on the FPSO will be offloaded periodically to export tankers using the tandem system where the tankers are moored end to end. It is anticipated that the offtake tankers will be provided by PTT.

The FPSO Operator will be responsible for the operation and maintenance of the FPSO. Thaipo will provide a limited number of crew who will handle platform and well operations. The crew, along with the FPSO Operator's personnel will be housed on the FPSO. The terms and conditions of the agreement governing the installation and operation of the FPSO will be set out in an Operating Agreement between TS (as the Charterer) and the FPSO Operator.

BENCHAMAS PRODUCTION FACILITIES. A preliminary plan of development for the Benchamas field contemplates the installation of satellite wellhead platforms, a central processing facility platform with a daily capacity of 150 MMcf of natural gas, 25 MBbl of oil and condensate and 25 MBbl of water and a living quarters platform. Full wellstream production will flow through a gathering system to the processing platform where the natural gas, oil and water will be separated. The Company expects the Concessionaires will apply for approval to develop the Benchamas field in late 1996 with production to commence in 1998.

The natural gas will be dehydrated, metered and compressed for delivery through a 16 inch 32-mile pipeline which will tie directly into PTT's 33-mile spur pipeline currently under construction. The crude oil and condensate will flow through a 10 inch 32-mile pipeline to the import PLEM at the Tantawan FPSO for additional processing, storage and sales. Any produced water will be treated to meet minimum specifications and discharged.

PTT FACILITIES. PTT will supply those facilities required to transport the sales gas from the export PLEM to PTT's main 36 inch diameter pipeline connecting the offshore Erawan field with Rayong, Thailand. This will include facilities necessary to receive gas at the export PLEM, the 24 inch 33-mile spur pipeline, and any communication equipment installed by PTT on the FPSO. PTT has announced that its estimated budget for its facilities is $40 million.

MARKETING

GAS SALES AGREEMENT. Under the terms of the Concession, the government of Thailand has first priority to purchase oil and natural gas produced from Block B8/32. PTT is currently the sole purchaser of natural gas in Thailand and buys all gas at the well-head from private producers. PTT also maintains a monopoly over natural gas transmission and distribution in the country. The GSA was signed on November 7, 1995, requiring PTT to purchase a yearly aggregate amount from the Tantawan Concessionaires of at least 75 MMcfd gas for the first year of production (expected to commence in January 1997) rising to at least 85 MMcfd in the second year and thereafter determined by dividing the Field Reserves (as defined in the GSA) by 6,000, which if such rate exceeds 125 MMcfd, such rates are subject to further negotiation. The GSA terminates on the earlier of (i) termination of the petroleum production period, (ii) the date when there are no field reserves remaining, and (iii) 30 years from the contractual delivery date. Under the GSA, which is a take or pay agreement, contracted deliveries of gas to PTT are required to commence at the completion of a 72-hour production test or on March 31, 1997. There is a run-in period from January 1, 1997 until March 31, 1997 during which time the parties to the GSA must use best endeavors to deliver and take the contracted amount of natural gas. In the event that the required reserves or production rates of natural gas at a specified quality level are not delivered, then Thai Romo and the other Tantawan Concessionaires will be obliged to contribute to PTT's capital costs incurred in the construction of the 24 inch 33-mile spur pipeline. Also, under the GSA, the Tantawan Concessionaires' liability for failure to deliver the minimum contracted daily rate is limited to PTT's right to take from subsequent deliveries an amount equal to the quantity of natural gas not delivered at 75% of the contracted price. Based on prior DSTs on wells within the Tantawan Field, the Company expects that it will be able to meet the deliverability requirements for the GSA and that the production system will be capable of handling such capacity. See "Risk Factors."

The natural gas price is based on formulae which provide adjustments to the base price for natural gas on each April 1 and October 1. Adjustments will be made to reflect changes in (i) the exchange rate, based on Baht/U.S. dollar buying and selling rates of commercial banks published by the Bank of Thailand, (ii) wholesale prices in Thailand, (iii) the U.S. producer price index for oil field machinery and tools, and (iv) medium fuel oil prices. The currency of payment is Baht. Fluctuations of greater than 5% in the Baht/U.S. dollar exchange rate are taken into account when adjusting the prices in respect of the producer price index for oil field machinery and tools and for changes to the medium fuel oil price. The base price was estimated to be equivalent to approximately $2.00 per Mcf at March 1, 1996.


OIL SALES. The Company expects that oil and condensate from Tantawan will be purchased by PTT, which has the right of first refusal on any hydrocarbon liquids produced domestically. The terms and conditions of a sales agreement are under negotiation.


THAI CONCESSION TERMS


TERM. The Concession provides for an exploration period of six years ending July 31, 1997, which may be renewed upon agreement between the parties for an additional three-year term. At the end of the initial exploration term on July 31, 1997, Thai petroleum law permits the government to grant, upon application by the Concessionaires, an additional three-year exploration term on up to 50% of the Concession acreage that has not been previously designated as a production area or relinquished, subject to certain terms and conditions including the agreement to undertake a work program and the payment of fees and rentals to be negotiated.


Before the expiration of the exploration period, the Concessionaires may pay surface reservations fees to retain acreage subject to forfeiture. Any fees payable will be at the rate prescribed by Department of Mineral Resources on the date of submission of the application for the surface reservation.

If production does not commence within four years of the designation of the production area, the production period will be deemed expired. For the Tantawan Field, production must commence by August 1999, unless an extension is granted on the basis that the delay was not due to the fault of the Tantawan Concessionaires. The petroleum production period for producing areas extends twenty years from the date of termination of the exploration period plus a 10-year extension, subject to agreement on the terms thereof.

PRODUCTION BONUSES. Pursuant to the terms of the Concession, the Concessionaires are required to make the following payments ("Production Bonuses") to the Ministry of Finance: (i) $2 million upon the first production of petroleum from the Block; (ii) $3 million when petroleum production from the Block reaches an average of 50,000 barrels of crude oil equivalent per day in any one calendar month; and (iii) $7.5 million when the petroleum production from the Concession area reaches an average of 100,000 barrels of crude oil equivalent per day in any calendar month.

SALE TO THAI GOVERNMENT AND PREFERENCE FOR LOCAL SERVICES. The Concessionaires are required to give first priority to the Thai government to purchase the oil and natural gas produced by the Concessionaires. See "--Marketing--Gas Sales Agreement." The Concessionaires also are required to give preference to the use of local contractors, materials and equipment available in Thailand with regard to transport vehicles and other matters related to the petroleum operation and must also employ and train Thai nationals at all operational levels.

ROYALTIES. The following table summarizes the monthly royalties required to be paid based on barrels of oil equivalent produced within Block B8/32 (natural gas is converted to an equivalent under the royalty using a ratio of 10 MMbtu of natural gas to one barrel of oil):

                                                                       PERCENT OF VALUE
                                                                        OF PRODUCT SOLD
MONTHLY VOLUME OF PRODUCT (IN BARRELS)                                      OR DISPOSED
- --------------------------------------------------------------------  -----------------
Not exceeding 60,000                                                               5.00%
Portion exceeding 60,000 but not exceeding 150,000                                 6.25
Portion exceeding 150,000 but not exceeding 300,000                               10.00
Portion exceeding 300,000 but not exceeding 600,000                               12.50
Portion exceeding 600,000                                                         15.00

SPECIAL REMUNERATORY BENEFIT. The Concessionaires are required to pay a Special Remuneratory Benefit (the "Benefit") under the Thai Petroleum Act. The Benefit is calculated annually on a block-by-block basis. No Benefit is payable if the block has no Annual Petroleum Profit (as defined to be hydrocarbon revenues net of, among other things, royalties, Production Bonuses, capital expenses and operating expenses). The Benefit, expressed as a percentage of Annual Petroleum Profit, varies from zero to 75%, depending on the level of annual revenue per meter drilled in the Block.


TERMINATION AND REVOCATION. The Concession terminates (i) upon the termination of the petroleum production period; (ii) when the Effective Concession Area (as defined in the Concession) ceases to exist by virtue of the provisions of the Petroleum Act B.E.2514, which governs statutory percentage relinquishment, or through the voluntary relinquishment made by the Concessionaires; (iii) upon revocation of the Concession; or (iv) upon termination of the Concessionaires' status as a juristic person (I.E., subject to the jurisdiction of Thai courts). Under the Petroleum Act, the Concession may be revoked by the Ministry of Industry if the Concessionaires (i) fail to furnish the Production Bonuses or pay the royalties, the Benefits or income taxes; (ii) become bankrupt; or (iii) fail to comply with good petroleum industry practice or to conduct petroleum operations with due diligence or violate certain other provisions of the Concession (including giving special priority to Thai nationals) or of the Petroleum Act (such as restrictions on transfer). Also, all production, storage and transportation equipment and facilities must be turned over to the Thai government at the end of the production term.



JOINT AND SEVERAL LIABILITY. Under the terms of the Concession, each of the Concessionaires is jointly and severally liable for the obligations of the Concessionaires, including payment of income taxes, under the Concession.


JOINT OPERATING AGREEMENT (TANTAWAN)

As a result of Maersk's decision not to participate in the development of the Tantawan Field, the Tantawan Concessionaires have agreed to enter into a separate joint operating agreement to be effective as of March 3, 1995 with regard to the operation of the Tantawan Field (the "JOA Tantawan").

OPERATOR AND OPERATING COMMITTEE. Thaipo was designated as Operator. The Operator has the exclusive right and is obligated to conduct all operations on behalf of the Tantawan Concessionaires relating to the Tantawan Field including but not limited to the preparation and implementation of proposed work programs, budgets and authorizations for expenditure, planning for obtaining for all requisite services and materials, providing to each of the Tantawan Concessionaires reports, data and information concerning the operation in the Tantawan Field, subject to the supervision of the Operating Committee. The Operating Committee consists of one representative of each Tantawan Concessionaire with the Operator as the Chairman. Each party has a percentage vote on the Operating Committee equal to its percentage interest. For information on the percentage interest of each party, see "Business and Properties--History of the Company's Gulf of Thailand Block B8/32 Operations." All decisions of the Operating Committee require the affirmative votes of two or more non-affiliated parties having an aggregate percentage interest of not less than 51%. The approval of the Operating Committee is required with regard to the general outline of all work programs, appraisal and development operations and the budgets pertaining to operations in the Tantawan Field.

INSURANCE AND LITIGATION. The Operator has the obligation to obtain and maintain all required insurance in respect of the operation in the Tantawan Field. Liability for losses, damages, injury or other claims from operations under the JOA Tantawan is to be borne by the Tantawan Concessionaires in proportion to their percentage interests in the operation except for gross negligence or willful misconduct of a Tantawan Concessionaire, in which case such party will be solely liable.

APPRAISAL AND DEVELOPMENT OPERATIONS. If all the Tantawan Concessionaires agree to participate in drilling a proposed appraisal or development well, the Operator is to drill the well as a joint operation. If less than all, but two or more of the Tantawan Concessionaires having a combined percentage interest of 51% elect to participate in a proposed operation, the operation is to be conducted as a non-consent operation in which case the participating party has the option of either limiting its participation to its percentage interest or to pay and bear its proportionate part of the non-participating party's interest.

NON-CONSENT OPERATIONS. Upon commencement of non-consent operations, each non-participating party's percentage interest and leasehold operating rights in the non-consent operations and title to the petroleum produced therefrom is to be owned by and vested in each participating party in proportion to its participating interest prior to reversion, after recoupment of costs by the participating parties out of the non-participating party's share of the proceeds under the Concession, to the non-participating party. The participating parties may recoup up to 1200% or 800%, in the case of appraisal operations and development operations, respectively, of the share of the costs of the non-participating party had the non-participating party participated.

DEFAULT. Under the JOA Tantawan, if any party fails to pay in full its percentage interest share of any payment of cash required to be made pursuant to a cash call, the non-defaulting parties are responsible to pay a proportion of the amount defaulted in the same proportion that its percentage interest bears to the total percentage interests of the non-defaulting parties. Failure by any non-defaulting party to pay its share constitutes default by that non-defaulting party.

DISPOSAL AND WITHDRAWAL. The JOA Tantawan limits the sale or transfer of interests in the Tantawan Field including the sale or transfer of 50% or more of the voting stock of any party to any third party who is not an affiliate. Such sale or transfer is deemed to be a disposal of such party's interest under the Concession and the JOA Tantawan. A disposal may not reduce the level of a party's interest to less than 10%. The parties to the JOA Tantawan have a preferential right to acquire the disposing party's interest. The disposing party remains liable to the other parties for all obligations attaching to the disposed interest. A Tantawan Concessionaire may voluntarily withdraw from the JOA Tantawan provided that the other Tantawan Concessionaires are offered to purchase the withdrawing party's interest in the proportion of each party's interest in the Tantawan Field and the interest is not subject to any encumbrances. The withdrawing party remains liable for its percentage interest share of all outstanding expenditures and liability of any work program and budget approved by the Operating Committee.

JOINT OPERATING AGREEMENT (REMAINDER OF BLOCK B8/32)

The Company, Thaipo, Maersk Oil and Sophonpanich are parties to the Joint Operating Agreement dated August 1, 1991 (the "JOA").

OPERATOR AND THE OPERATING COMMITTEE. Maersk Oil was appointed Operator for the remainder of the Block. Terms and conditions under the JOA relating to the Operator and the Operating Committee are substantially similar to those in the JOA Tantawan, except all decisions of the Operating Committee require the affirmative votes of two or more non-affiliated parties having an aggregate percentage interest of not less than 60%. For information on percentage interest of each party, see "Business and Properties--History of the Company's Gulf of Thailand Block B8/32 Operations."

INSURANCE AND LITIGATION. Terms and conditions relating to insurance and litigation under the JOA are substantially similar to those in the JOA Tantawan.

SOLE RISK OPERATIONS. Sole risk operations are defined in the JOA as those operations proposed to the Operating Committee but not approved. These operations may be carried out at the sole risk and expense of the sole risk participants with non-participating parties relinquishing their interests in a discovery or in the case of an appraisal well, a penalty equal to 600% of the costs incurred by the sole risk participant from 50% of such non-participating parties' share of production. In addition, the sole risk participants are required to indemnify the non-sole risk participants, to the extent of their respective percentage interest, against all claims brought by any third party in connection with the sole risk operations.

DEFAULT. Terms and conditions relating to default under the JOA are substantially similar to those in the JOA Tantawan.


DISPOSAL AND WITHDRAWAL. Terms and conditions relating to disposal and withdrawal of interest in the remainder of the Block are substantially similar to those in the JOA Tantawan. For information regarding a potential disposal by Maersk of Maersk Oil, see "--History of the Company's Gulf of Thailand Block B8/32 Operations."

AREA OF MUTUAL INTEREST. An Area of Mutual Interest ("AMI") is established by the JOA to cover the entire area over which the Thai government claims jurisdiction to issue petroleum concessions except the Andaman Sea. If any party of the JOA intends to apply or join in an application for a concession, or to acquire any interest in a concession upon any area within the AMI, the other parties to the JOA are entitled to participate therein.

SEVERAL LIABILITY. Under the JOA, the liability of the Concessionaires in the conduct of the joint operations in the Block is several. Each party agrees to indemnify each of the other parties, to the extent of its percentage interest, for any claim or liability to any person not a party thereto arising from or in connection with the JOA.

PROVED UNDEVELOPED RESERVES AND ESTIMATED NET CASH FLOWS

Presented below are estimates of the Company's proved undeveloped oil and natural gas reserves and the Present Value of Proved Reserves (as defined in "Certain Definitions") after giving effect to the Transactions. The reserve estimates were prepared by Ryder Scott, independent petroleum engineers. For additional information, see the Summary Reserve Report of Ryder Scott included as Appendix A to this Prospectus. The estimates were prepared in accordance with SEC regulations.

                                                                            -------------------------------
                                                                                     DECEMBER 31,
                                                                                 1993       1994       1995
                                                                            ---------  ---------  ---------
TOTAL NET PROVED UNDEVELOPED RESERVES
    Oil and condensate (MBbls)                                                  5,425      7,674     18,997
    Natural gas (MMcf)                                                         33,474     56,739    131,607
    Natural gas equivalent (MMcfe)                                             66,024    102,783    245,589
PRESENT VALUE (DISCOUNTED AT 10%) OF ESTIMATED FUTURE NET CASH FLOWS,
  BEFORE INCOME TAXES (IN THOUSANDS)                                        $  17,166  $  52,112  $ 131,631

There are numerous uncertainties inherent in estimating quantities of proved undeveloped reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer, especially for the stage of development and complex and faulted nature of Block B8/32. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of an estimate may justify revision of the estimate. Accordingly, as further information is acquired for Block B8/32, reserve estimates are likely to be different from the quantities of oil and gas that are ultimately recovered. In addition, the reserve data included in this Prospectus are based upon, volumetric information rather than production as no production history from the wells within the Block exists. See "Risk Factors."

RESERVE QUANTITIES. The preceding table sets forth historical estimates of the Company's combined proved undeveloped reserves, after giving effect to the Transactions. The Company has no proved developed reserves. Proved developed reserves are reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage where the existence or recoverability of reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required for recompletion. The Company has interest in certain tracts that may have substantial additional hydrocarbon quantities which cannot be classified as proved. The Company has active exploration and development drilling programs which may result in the reclassification of significant additional quantities as proved reserves.

RESERVE VALUES. The preceding table sets forth estimated future net cash flows from the production and sale of the Company's estimated proved undeveloped reserves and the present value thereof (discounted at 10%). The estimated future net cash flows are computed after giving effect to estimated future development and production costs, based on year-end costs and assuming the continuation of existing economic conditions. The calculation does not take into account the effect of delay in commencement of production, various cash outlays, including general and administrative costs and interest expense, and does not give effect to estimated future income taxes. See "Note 8 of the Notes to Combined Financial Statements." In addition, production facilities for the Tantawan Field are not completed and no development plans for the Benchamas field have been submitted to or approved by the Thai government.

The prices used in the information presented above were based on oil and natural gas prices estimated that the Company would have received at the end of each reported period without escalation. The prices as of December 31, 1995 were $2.02 per Mcf of natural gas and $18.71 per barrel of crude oil, compared to prices at December 31, 1994 and 1993 of $2.25 and $2.40, respectively, per Mcf of natural gas and $18.00 and $13.00, respectively, per barrel of crude oil. In preparing the 1995 estimates, Ryder Scott used prices that the Company estimates that it would have received at December 31, 1995 had the Tantawan and Benchamas fields been producing at such time.

In computing the present value of the estimated future net cash flows, a discount rate of 10% was used pursuant to SEC regulations to reflect the timing of those net cash flows. Present value, regardless of the discount rate used, is materially affected by assumptions about timing of future production, which may prove to have been inaccurate. The preceding reserve value data represent estimates only, which are subject to uncertainty given the current energy markets.

Additional reserve information is included in "Note 8 of the Notes to Combined Financial Statements" (the "Supplementary Information") accompanying the Notes to the Company's Combined Financial Statements presented elsewhere in this Prospectus. The estimates of future net cash flows from the Company's proved undeveloped reserves set forth in the preceding table and elsewhere in this Prospectus differ from the comparable quantities in the table of the Standardized Measure of Discounted Future Net Cash Flows included in the Supplementary Information since the Supplementary Information gives effect to estimated future income taxes.

During 1995, no estimates by the Company of its total proved net oil and natural gas reserves were filed with or included in reports to any Federal authority or agency.

OIL AND NATURAL GAS ACTIVITIES

PRODUCTIVE WELLS. As of January 1, 1996, the Company owned interests in the following wells capable of production pending completion and installation of production facilities:

                                                           --------------------
                                                               GROSS        NET
                                                           ---------        ---
Oil & Gas Wells                                                   13        5.1

DRILLING ACTIVITY. The following table sets forth the number of gross and net productive and dry development wells and exploratory wells drilled by the Company during the years indicated:

                                          --------------------------------------------------------------------------------------
                                                 GROSS           GROSS EXPLORATORY      NET DEVELOPMENT       NET EXPLORATORY
                                           DEVELOPMENT WELLS
                                                                       WELLS                 WELLS                 WELLS
                                          --------------------  --------------------  --------------------  --------------------
YEAR                                      SUCCESSFUL       DRY  SUCCESSFUL    DRY     SUCCESFUL     DRY     SUCCESSFUL    DRY
                                          ---------        ---  ---------     ---     ---------     ---     ---------     ---
1995                                              7          -          3          1        3.2          -         .9         .5
1994                                              -          -          4          1          -          -        1.3         .3
1993                                              -          -          2          2          -          -         .6         .6


From January 1, 1996 to May 31, 1996, the Company drilled 8 gross (3.7 net) development wells, 6 of which were successful, and 7 gross (2.8 net) exploration wells, all of which were successful.


ACREAGE. The following table summarizes the Company's interest in developed and undeveloped oil and natural gas acreage as of December 31, 1995:

- -------------------------------------------
 DEVELOPED ACREAGE     UNDEVELOPED ACREAGE
        (1)                    (2)
    GROSS        NET       GROSS        NET
- ---------        ---  ----------  ---------
        -          -   1,351,639    438,115

(1)"Developed acreage" consists of lease acres spaced or assignable to production on which wells have been drilled or completed to a point that would permit production of commercial quantities of oil and natural gas.

(2)None of the Company's net undeveloped acreage will need to be relinquished in 1996. See "Business and Properties--Current Fields and Prospects--Benchamas Field."

TAX REGULATION

GENERAL


Anticipated profits derived from Thai Romo's operations will be subject to taxation in both Thailand and the United States. In addition, the Share Exchanges and the Note Exchanges will have certain tax consequences for the Company and TRH. For purposes of the disclosure under this caption "--Tax Regulation," the Share Exchanges and the Note Exchanges shall be deemed to include the transfer of Thai Romo shares and notes (other than such securities held by RMEC) from the Company to TRH in exchange for TRH stock. See "The Transactions." The taxation of Thai Romo's profits and the tax consequences of the Share Exchanges and the Note Exchanges will directly affect the Company, RMEC and TRH, but will not directly affect any purchaser of shares of the Common Stock in the Offerings.



The discussion regarding certain Thailand tax consequences to Thai Romo, RMEC, TRH and the Company set forth below is based on the advice of Baker & McKenzie, special Thailand tax counsel to the Company, and the discussion regarding certain United States federal income tax consequences to the Company, RMEC and TRH set forth below is based on the advice of Fulbright & Jaworski L.L.P., United States tax counsel to the Company. No opinions of tax counsel have been requested or received with respect to the Thailand and United States tax consequences to Thai Romo, RMEC, TRH and the Company discussed below.


CERTAIN THAILAND TAX CONSEQUENCES

TAX CONSEQUENCES TO THAI ROMO. Under the Petroleum Income Tax Act B.E. 2514 and (No.4) B.E. 2532, Thai Romo's net profits derived from the petroleum business are subject to Thai income tax at the rate specified by the Royal Decree Prescribing Petroleum Income Tax Rates B.E. 2514, which must not be lower than 50% and not be higher than 60% of such net profits. Under the Royal Decree, the Thai income tax rate to be imposed on Thai Romo's anticipated net profits derived from its petroleum business is 50%.

In computing Thai Romo's anticipated net profits from its petroleum business that will be subject to Thai tax, any interest paid on loans by Thai Romo to any lenders or shareholders, whether or not resident or doing business in Thailand, is not deductible. Royalties to be paid by Thai Romo to the Ministry of Industry that are required under the Concession are deductible in computing Thai Romo's net profits from its petroleum business.


TAX CONSEQUENCES TO RMEC, TRH AND THE COMPANY. Interest on loans paid by Thai Romo to lenders or shareholders who are not residents of, or doing business in, Thailand generally is subject to Thai withholding tax at the rate of 15%. The Notes received by the Company and then transferred to TRH in the Note Exchanges and the Notes held by RMEC do not bear interest. Under Thailand tax law, no interest should be imputed with respect to such Notes; therefore, no Thai interest withholding tax should be imposed on Thai Romo's repayment of the Notes to RMEC and TRH.


Dividends paid by Thai Romo to its shareholders out of its net profits from the petroleum business should be exempt from Thailand dividend withholding tax.


CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY, RMEC AND
TRH



THE SHARE EXCHANGES AND NOTE EXCHANGES. The Share Exchanges and the Note Exchanges should not result in the recognition of gain or loss to the Company, RMEC or TRH. The Share Exchanges and the Note Exchanges should qualify under Code Section 351 as transfers of property by the former shareholders of RMEC and by the former shareholders and Noteholders of Thai Romo to the Company in exchange for Common Stock in the Company, followed by the transfer of this property (other than the stock of RMEC) by the Company to TRH in exchange for common stock in TRH. Accordingly, the aggregate tax bases of the RMEC stock, the Thai Romo stock and the Notes received by the Company would be the same as the aggregate tax bases of the shares of such stock and the Notes in the hands of the former RMEC shareholders and the former Noteholders and shareholders of Thai Romo immediately prior to the Share Exchanges and the Note Exchanges, increased by the amount of gain, if any, recognized by such former RMEC and Thai Romo securityholders in the Share Exchanges and the Note Exchanges. Further, the aggregate tax bases of the shares of Thai Romo stock and the Notes received by TRH from the Company would be the same as the aggregate tax bases of these shares and Notes in the hands of the Company immediately prior to the exchange with TRH.



CLASSIFICATION OF THAI ROMO. For United States federal income tax purposes, the shareholders of Thai Romo before the Share Exchanges and Note Exchanges have treated Thai Romo as a partnership rather than a corporation. After the Share Exchanges and Note Exchanges, the Company, RMEC and TRH intend to continue to treat Thai Romo as a partnership for United States federal income tax purposes, although such treatment will not be free from doubt. To continue to qualify as a partnership for United States federal income tax purposes after the Share Exchanges and Note Exchanges, Thai Romo must not possess the corporate characteristics of continuity of life and free transferability of interests as a result of provisions in the Articles of Association of Thai Romo that are enforceable under Thai law. Therefore, before the Share Exchanges and Note Exchanges, the Articles of Association of Thai Romo will be amended to provide
(i) no shareholder may transfer a share in Thai Romo to anyone who is not already a shareholder in Thai Romo. Notwithstanding the previous sentence, a transfer of shares of Thai Romo to any person which results from or forms part of the enforcement of any pledge of the shares of Thai Romo is permitted and shall, upon receiving written notice from the relevant transferee of shares, be registered by Thai Romo in its share register book, and (ii) the first to occur of (a) the bankruptcy of any shareholder of Thai Romo, or (b) RMEC or TRH ceasing for any reason to be a shareholder of Thai Romo, will cause an automatic dissolution of Thai Romo.



In the event that RMEC or TRH ceased for any reason to be a shareholder of Thai Romo, Baker & McKenzie, special Thai counsel to the Company, has advised that Thai Romo would be automatically dissolved under Thai law without further shareholder action. It is anticipated, however, that RMEC and TRH will enter into a written agreement with a commercial lender in which they will agree not to voluntarily cease to be a shareholder of Thai Romo without the advance written consent of the lender. This separate agreement with such lender will restrict the right of RMEC or TRH to unilaterally cause the automatic dissolution of Thai Romo, but will not affect the power of RMEC or TRH under Thai Romo's Articles of Association to unilaterally cause such a dissolution.



If Thai Romo is treated as a partnership, each of TRH, RMEC and the other shareholders of Thai Romo will be treated as partners in Thai Romo. Each such partner will be required to take into account its allocable share of the items of income, gain, loss, deduction and credit of Thai Romo, determined under United States tax accounting rules, in determining its United States federal income tax liability, regardless of the amount of cash dividends, if any, paid by Thai Romo with respect to its shares. Thai Romo's functional currency is presently, and is anticipated to continue to be, the United States dollar. Therefore, allocations of income, gain, loss, deduction and credit of Thai Romo to its partners will be reported in United States dollars, and no significant currency exchange gains or losses are expected to be recognized as a result of such allocations. Foreign tax credits allocated to each of RMEC and TRH are expected to partially offset the United States federal income tax liability of RMEC and TRH attributable to the net income of Thai Romo. See "--Creditability of Thai Petroleum Income Tax" and "--Alternative Minimum Tax," discussed below.



If Thai Romo were treated as a corporation for United States federal income tax purposes, TRH and RMEC generally would not be required to take into income any amounts with respect to Thai Romo until Thai Romo paid dividends or other items of income to its shareholders. If as a result of amendments to Thai Romo's Articles of Association that restrict the transfer of Thai Romo shares and provide for RMEC and TRH withdrawal as a dissolution event, Thai Romo's classification for United States federal income tax purposes changes from that of a partnership to a corporation, such change in classification might be treated as an outbound taxable transfer of partnership assets to a foreign corporation. Although the outbound transfer might be taxable to the former shareholders of Thai Romo who were shareholders when the change in classification occurred, neither the Company, TRH nor RMEC should recognize any significant gain or loss as the result of any such change in classification of Thai Romo. If Thai Romo were treated as a corporation for United States federal income tax purposes, the United States federal income tax liability of TRH and RMEC arising from dividends, if any, paid by Thai Romo to its shareholders would be expected to be partially offset by Code section 902 foreign tax credits attributable to Thai taxes paid by Thai Romo. See "--Creditability of Thai Petroleum Income Tax" and "--Alternative Minimum Tax," discussed below.


CREDITABILITY OF THAI PETROLEUM INCOME TAX. Various provisions of the United States Internal Revenue Code, including sections 901(b), 901(e), 901(f), 904 and 907(a), and the regulations promulgated thereunder, reduce the amount of foreign tax credit otherwise available to a domestic corporation that is deemed to pay its pro rata share of foreign taxes paid by a partnership (i.e., Thai Romo) to a foreign government on foreign mineral income. The regulations under section 901(b) may cause a reduction in creditable foreign tax below the United States corporate tax rate, with the result that the reduced foreign tax credit will not fully offset the United States tax liability imposed on the United States corporation's foreign source mineral income. The regulations under section 901 treat any taxpayer who has, directly or indirectly through a controlled person, a concession to extract foreign government-owned petroleum as having received a specific economic benefit from the foreign government. Persons who have received a specific economic benefit are defined by the regulations as "dual capacity taxpayers."


The section 901 regulations generally treat a portion of any foreign levy paid by a dual capacity taxpayer as payment in the nature of a royalty for the economic benefit, rather than as a creditable foreign tax. The dual capacity taxpayer is required to affirmatively demonstrate to the Internal Revenue Service the portion of the foreign levy that qualifies as a creditable tax by using one of various methods. Under the "safe harbor" method, the taxpayer is permitted to make an irrevocable election for all taxable years to determine the portion of the foreign levy that qualifies as a creditable tax by reference to the general tax rate that applies in the foreign country to persons who are not dual capacity taxpayers. The Company, on behalf of TRH and RMEC, presently intends to elect to use the safe harbor method to determine the amount of Thai Petroleum Income Tax paid by Thai Romo that will qualify as a creditable tax, but such intention may change if another method appears more favorable at the time the election is required to be made.


The safe harbor method is intended to yield a qualifying tax credit amount that is roughly equal to the amount of generally imposed income tax (i.e., the general corporate income tax) in Thailand that would have been required to be paid by Thai Romo if it had not been a dual capacity taxpayer and if the general corporate income tax had allowed a deduction for the specific economic benefit amount. The calculations required to determine the precise amount of Thai tax that would be creditable under the safe harbor method may, in certain cases, substitute gross income and deductions that would have been included and deducted, respectively, under the Thai general corporate income tax for amounts that in fact will be included and deducted under the Thai Petroleum Income Tax Act based on the future operations of Thai Romo. Therefore, it is impossible to accurately determine in advance what portion, if any, of the Thai Petroleum Income Tax would be deemed to be non-creditable under the safe harbor method. It is possible, however, that under the safe harbor method, the amount of Thai Petroleum Income Tax treated as a creditable tax will be less than 35%, with the result that TRH and RMEC will owe residual United States income taxes on their pro rata shares of Thai Romo's net taxable income allocated to them, even though Thai Romo would have paid Thai Petroleum Income Tax at the rate of 50%.



ALTERNATIVE MINIMUM TAXABLE INCOME. In addition to the provisions discussed above, which generally limit the amount of foreign taxes that can be credited against the United States tax liability of RMEC and TRH, special rules apply for purposes of computing the alternative minimum tax. In general, the alternative minimum tax foreign tax credit can only offset up to 90% of a corporation's alternative minimum taxable income. Therefore, even if RMEC and TRH pay little or no regular corporate tax, they probably will be subject to alternative minimum tax at the rate of 20% on the 10% of their alternative minimum taxable income that is not eligible for offset by the alternative minimum tax foreign tax credit.



CONSOLIDATED FEDERAL INCOME TAX RETURNS BY THE COMPANY AND RMEC. After the Share Exchanges, RMEC, TRH and the Company intend to file consolidated United States federal income tax returns. Therefore, items of Thai Romo's income, gain, loss, deduction and credit allocated to RMEC and TRH will be included in the Company's consolidated federal income tax return. Dividends, if any, and interest paid by RMEC and TRH to the Company generally will be eliminated in the preparation of the Company's consolidated federal income tax returns.


EMPLOYEES


As of May 31, 1996, the Company had 13 full-time employees, none of whom is represented by any labor union.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The Company's Board of Directors is currently composed of three members and will be expanded to seven members prior to the Offerings.

The following table sets forth the names, ages and titles of the Company's directors and executive officers as of the time of the Offerings.

NAME                                  AGE  POSITION
John A. Moran (1)(2)(4)                64  Chairman of the Board
Patrick R. Rutherford                  62  President, Chief Executive Officer and Director
(1)(2)(4)
Michael D. McCoy (1)(3)                43  Executive Vice President, Chief Operating Officer and Director
David F. Chavenson                     43  Vice President and Chief Financial Officer
Gregory Nelson                         49  Vice President, Exploration
Howard Gittis (1)(4)(5)                62  Director
Jere W. McKenny (2)(3)(5)              67  Director
Harry C. Lee (3)(4)(5)                 64  Director
Chote Sophonpanich (2)(3)(5)           54  Director

- ------------
(1)Member of the Executive Committee

(2)Member of the Nominating Committee

(3)Member of the Audit Committee of the Board of Directors

(4)Member of the Compensation Committee of the Board of Directors

(5)To be elected immediately prior to the closing of the Offerings

The Board of Directors will be elected by the stockholders of the Company at annual stockholders' meetings. In addition, pursuant to the Company's Restated Certificate of Incorporation, the Board has the exclusive right to fill directorships resulting from vacancies or increases in the number of directors. Cumulative voting will not apply to the election of directors.

Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

The following provides information with respect to the business experience of the executive officers and existing and proposed directors of the Company.

JOHN A. MORAN has been Chairman of the Board of RMOC since its inception. He has been President of RMEC since September 1993. Since April 1967, Mr. Moran has been a Director and Officer of the Dyson-Kissner-Moran Corporation, a private holding company engaged primarily in the manufacturing and distribution of industrial and consumer products and a developer of commercial and industrial real estate on the east coast of the United States ("DKM"). Since 1967 until his retirement in 1992, Mr. Moran has been successively, Vice President, Executive Vice President, President, Chairman of the Board and Chairman of the Executive Committee of DKM. Prior to joining what was then the Dyson-Kissner Corporation, Mr. Moran was a Vice President of Blyth & Co., Inc., investment bankers, in their New York and Los Angeles offices. Mr. Moran is a Director of Bessemer Securities Corporation, New York City and the Coleman Company of Golden, Colorado. He holds a B.S. in Banking and Finance from the University of Utah and an honorary L.L.B. from that institution. He is a member and former Chairman of the National Advisory Council of the University of Utah, and a former Director of the United Nations Association and trustee of the Brooklyn Museum. He is a member of the Chief Executives Organization and The Foreign Policy Association.

PATRICK R. RUTHERFORD has been President and Chief Executive Officer of RMOC since its inception. He has been Chairman of the Board of RMEC since its incorporation. Since 1973, he has been Chairman of the Board and part owner of Rutherford Oil Corporation (an oil and gas exploration and production company that serves as operator of wells located in Texas and Louisiana and of producing platforms in the Gulf of Mexico). He also served on the Board of Regents of West Texas State University and was President of the Houston Speech and Hearing Center. He has also served as a director of First Interstate Bank of Texas, Texas Commerce Bancshares, OKC Corporation, Olix Company, The University of Texas Health Science Center Development Board, the Geological Foundation of the University of Houston, and he was one of the founding directors of Southwest Airlines.

MICHAEL D. MCCOY has been Executive Vice President and Chief Operating Officer of RMOC since its inception. He has been Executive Vice President and Director of RMEC since September 1990. Prior to joining the Company, Mr. McCoy served as Manager of Land and Legal of Rutherford Oil Corporation. Mr. McCoy received his B.A. degree from The University of Texas in 1974 and J.D. degree from South Texas College of Law in 1977.

DAVID F. CHAVENSON has been Vice President and Chief Financial Officer of the Company since April 1996. Mr. Chavenson was Treasurer of ORYX Energy Company, an oil and gas exploration and production company (previously Sun Exploration and Production Co.) ("ORYX"), from 1993 to April 1996. Prior to that, during his 18 years with ORYX, he served as Assistant Treasurer and Manager of Corporate Finance, Manager of Financial Analysis and Senior Financial Specialist of ORYX. Mr. Chavenson holds a B.A. in Economics from Dickinson College and received an M.B.A. from Harvard Business School.

GREGORY NELSON has been Vice President, Exploration of RMOC since its inception. From 1984 to 1992, Mr. Nelson was employed by Rutherford Oil Corporation as an explorationist. From 1977 to 1984, Mr. Nelson was with Mobil Oil Corporation. His duties at Mobil included exploration, with both geological and geophysical responsibility, in the Gulf of Mexico and North Africa. His last position at Mobil was Manager of Production Geology, North Texas and San Juan Basin, New Mexico. He has a B.A. in Geology from Winona State College and pursued post graduate studies in geology at The Ohio State University from 1974 to 1977.

HOWARD GITTIS will be elected, and has consented to serve, as a director of the Company immediately prior to the closing of the Offerings. Mr. Gittis is the Vice Chairman & Chief Administrative Officer of MacAndrews & Forbes Holdings, Inc., a diversified holding company with interests in consumer products, financial services, entertainment, and publishing. His other directorships include Andrews Group Incorporated, Consolidated Cigar Corporation, First Nationwide Holdings Inc., First Nationwide Bank, a Federal Savings Bank, Mafro Consolidated Group Inc., Mafro Worldwide Corporation, New World Television Inc., Power Control Technologies Inc., Revlon, Inc., Revlon Consumer Products Corporation, the Loral Corporation and Jones Apparel Group. Prior to joining MacAndrews & Forbes in 1985, Mr. Gittis was a partner at the Philadelphia law firm of Wolf, Block, Schorr and Soils-Cohen ("Wolf Block") where he had served as Chairman of the Executive Committee. His tenure at Wolf Block lasted over 25 years and concentrated on general litigation, real estate, and corporate acquisition and divestiture work. Mr. Gittis is a member of the Board of Overseers of the University of Pennsylvania Law School, a Trustee of Temple University and a member of the Board of Visitors of Temple University School of Law. Mr. Gittis holds two degrees from the University of Pennsylvania, a B.S. in Economics and an L.L.B. from the Law School.

JERE W. MCKENNY will be elected, and has consented to serve, as a director of the Company immediately prior to the closing of the Offerings. Prior to his retirement in 1993, Mr. McKenny was President and Chief Operating Officer for Kerr-McGee Corporation ("Kerr-McGee") for nine years. He also served as President, Vice Chairman of the Board, Vice President--Exploration and Vice President--Oil and Gas Exploration of the company during his forty years' employment with Kerr-McGee. Mr. McKenny is serving on the School of Geology and Geophysics Advisory Board, College of Business Administration Board of Advisors and College of Engineering Board of Visitors Advisory Board of the University of Oklahoma and serving on the Executive Committee and Board of Directors of Allied Arts Foundation. Mr. McKenny holds a B.S. and an M.S. in Geological Engineering from the University of Oklahoma.

HARRY C. LEE will be elected, and has consented to serve, as a director of the Company immediately prior to the closing of the Offerings. Mr. Lee is an energy resources consultant in the area of oil and gas exploration and production. Before his retirement in 1993, Mr. Lee was with Unocal Corporation ("Unocal") for 34 years. During his tenure at Unocal, Mr. Lee served in various executive and managerial functions at both parent and subsidiary levels of the company, including Energy Resources Vice President--Operations for major international and domestic business units from 1992 to 1993, President of Unocal International Oil & Gas Division 1988 to 1992, and Vice President and General Manager of Union Oil Company of Indonesia 1978 to 1982. Mr. Lee holds a B.S. in Geology and an M.S. in Geology from University of Oklahoma.

CHOTE SOPHONPANICH will be elected, and has consented to serve, as a director of the Company immediately prior to the closing of the Offerings. Mr. Sophonpanich is Executive Chairman of Green Spot (Thailand) Co. Ltd. and Chairman of Krungdhep Sophon Public Company Ltd., Eternal Petrochemicals Co. Ltd. and C.S. Capital Ltd., all of which are companies organized under the laws of the Kingdom of Thailand. He is serving as a non-executive director of the Bangkok Bank with which he has been affiliated since 1966. Mr. Sophonpanich is also a director of Chote Chalit Co. Ltd., Shangri-la Hotel Public Company Ltd., Siam Food Products Public Company Ltd., The Sophonpanich Co. Ltd., a Concessionaire, Thoresen Agency Public Company Ltd., Union Plastic Public Company Ltd., Union Textile Industries Public Company Ltd., Wilson Insurance Ltd. in Thailand. He also is serving as a non-executive director of companies outside of Thailand, such as Bangkok Investments Ltd. and its subsidiaries of Cayman Island, First Overseas Bangkok Investments Pte. Ltd. of Singapore and Stelux Co. Ltd. of Hong Kong. Mr. Sophonpanich graduated from the University of Sydney with a Bachelor's degree in Economics.


COMMITTEES

Pursuant to the Company's Bylaws, the Board has established standing Audit, Compensation, Executive and Nominating Committees. The Audit Committee recommends to the Board the selection and discharge of the Company's independent auditors, reviews the professional services performed by the auditors, the plan and results of the auditing engagement and the amount of fees charged for audit services performed by the auditors, and evaluates the Company's system of internal accounting controls. The Compensation Committee recommends to the Board the compensation to be paid to the Company's directors, executive officers and key employees and administers the compensation plans for the Company's executive officers. The Executive Committee acts on behalf of the Board between regularly scheduled meetings of the Board. The Nominating Committee is responsible for recommending to the Board the slate of director nominees to be voted on by the stockholders of the Company.

DIRECTOR COMPENSATION

Directors who are not employees of the Company receive $15,000 per year for serving on the Board of Directors, $1,500 for each board meeting attended and $750 for each committee meeting attended.

EXECUTIVE COMPENSATION


The following table contains compensation data for the Chief Executive Officer and the other executive officers of the Company whose total salary and bonus exceeded $100,000 for the year ended December 31, 1995.


1995 SUMMARY COMPENSATION TABLE

                           --------------------------------------
                                    ANNUAL COMPENSATION
                           --------------------------------------
NAME AND PRINCIPAL                                   OTHER ANNUAL
POSITION                       SALARY      BONUS  COMPENSATION(1)
                           ----------  ---------  ---------------
Patrick R. Rutherford              --         --               --
Michael D. McCoy           $  154,000  $  30,000               --
Gregory Nelson                 87,350     20,000               --

- ------------
(1)Excludes perquisites of less than the lesser of 10% of total annual compensation or $50,000.

KEY EMPLOYEE STOCK PLAN

The Company has established an incentive stock option and restricted stock plan, the Rutherford-Moran Oil Corporation 1996 Key Employee Stock Plan (the "1996 Plan"), pursuant to which options to purchase shares of Common Stock and awards of restricted shares of Common Stock will be available for future grants.


The 1996 Plan is designed to provide certain full-time key employees, including officers and employee-directors of the Company, with additional incentives to promote the success of the Company's business and to enhance the Company's ability to attract and retain the services of qualified persons. The 1996 Plan will be administered by the Compensation Committee or such other committee of no less than two persons (the "Committee") appointed by the Board of Directors. Committee members may not be employees of the Company and must not have been eligible to participate under the 1996 Plan for a period of at least one year prior to being appointed to the Committee. Under the Plan, options to purchase Common Stock and restricted stock awards up to an aggregate of 500,000 shares of Common Stock may be granted by the Committee. The maximum number of shares subject to options that may be issued to, and the maximum number of shares subject to restricted stock awards that may be granted to, any employee during any year is 75,000 and 50,000 shares, respectively. The exercise price of an option granted pursuant to the 1996 Plan may not be less than the fair market value of the Common Stock on the date of grant. In the case of a grant of an option designated as an "Incentive Option" to an employee who owns ten percent or more of the outstanding shares of Common Stock (a "10% Stockholder"), the exercise price of each such option under the 1996 Plan may not be less than 110% of the fair market value of the Common Stock on the date of the grant. No option may be granted under the 1996 Plan with a duration of more than ten years. In the case of a 10% Stockholder, no option designated as an "Incentive Option" may be granted with a duration of more than five years. Options designated as "Incentive Options" under the 1996 Plan may be treated as such only to the extent that the aggregate fair market value of the stock with respect to which options are exercisable for the first time by the option holder in any calendar year, under the 1996 Plan or any other incentive stock option plan of the Company, does not exceed $100,000 valued as of the date of grant. Under the 1996 Plan, the Committee may issue shares of restricted stock to employees for no payment by the employee or for a payment below the fair market value on the date of grant. The restricted stock is subject to certain restrictions described in the 1996 Plan, with no restrictions continuing for more than ten years from the date of the award. The 1996 Plan may be amended by the Board of Directors without any requirement of stockholder approval, except as required by Rule 16b-3 under the Exchange Act ("Rule 16b-3") to obtain the benefits under such Rule and the incentive option rules of the Internal Revenue Code of 1986. To date, no options or restricted stock awards have been granted under the 1996 Plan. Contemporaneously with the Offerings, the Company intends to grant options exercisable for 45,000, 23,250 and 18,750 shares of Common Stock to Messrs. McCoy, Chavenson and Nelson, respectively, at the initial public offering price. In addition, the Company intends to grant to Messrs. McCoy, Chavenson and Nelson restricted stock awards in the amount of 20,000, 5,813 and 9,000 shares, respectively. These executive officers will not be required to make any payment for these restricted stock awards, which will vest over five years in 20% increments. Restrictions on transfer and forfeiture provisions upon termination of employment will apply to the restricted stock covered by these awards for a period of up to five years, after which time the restrictions will lapse and all of the stock will be owned by the employees free of further restrictions under the 1996 Plan.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


The Company has established the Rutherford-Moran Oil Corporation 1996 Non-Employee Director Stock Option Plan (the "1996 Director Plan"), pursuant to which options to purchase shares of Common Stock will be available for future grant to non-employee directors. The 1996 Director Plan is designed to enhance the Company's ability to attract and retain the services of qualified persons as directors and to provide such directors with a direct proprietary interest in the success of the Company. The 1996 Director Plan will be administered by the Board of Directors of the Company. Under the 1996 Director Plan, an aggregate of 50,000 shares of Common Stock will be available for grant of options to purchase Common Stock. The exercise price of an option granted pursuant to the 1996 Director Plan may not be less than the fair market value of the Common Stock on the date of grant. No option may be granted under such Plan with a duration of more than ten years. The 1996 Director Plan generally may be amended by the Board of Directors without any requirement of stockholder approval except to the extent required by Rule 16b-3 to qualify for the benefits of such Rule. To date, no options have been granted under the 1996 Director Plan. Contemporaneously with the Offerings, the Company intends to grant options to each non-employee director to acquire 2,500 shares of Common Stock at an exercise price equal to the per share price to the public for Common Stock to be acquired in the Offerings as set forth on the cover page of this Prospectus. Thereafter, the 1996 Director Plan provides for the annual grant of an option to acquire 1,000 shares of Common Stock to each non-employee director serving on the Board of Directors following each annual meeting of the stockholders.


401(K) PLAN

The Company intends to adopt a 401(k) Plan (the "401(k) Plan") under which substantially all U.S. employees of the Company and its subsidiaries who have completed at least six months of service are eligible to participate. The 401(k) Plan will permit eligible employees to contribute up to 15 percent of their annual compensation subject to a maximum dollar amount established in accordance with Section 401(k) and other provisions of the Internal Revenue Code of 1986.

SEVERANCE ARRANGEMENT

As the Company's Chief Financial Officer, Mr. Chavenson is compensated at a base salary of $155,000 per year and is eligible for incentive bonuses of up to 35% of his annual base salary, subject to review and adjustment by the Board. In the event Mr. Chavenson's employment with the Company is terminated without Cause (as defined below), he is entitled to receive (i) payment of one year of his base salary and bonus (if any), (ii) one year of medical, dental and life insurance coverage, (iii) the right to vest immediately all stock options and restricted stock under the 1996 Plan; (iv) relocation assistance, and (v) outplacement benefits. "Cause" is defined as (i) any material failure by Mr. Chavenson after written notice to perform his duties when such failure shall have continued for 30 days after receipt of such notice, (ii) commission of fraud by Mr. Chavenson against the Company, its affiliates or customers, or (iii) conviction of Mr. Chavenson of a felony offense or a crime involving moral turpitude. In the event Mr. Chavenson's employment with the Company is terminated following a Change of Control (as defined in the 1996 Plan), he is entitled to (i) payment of two years of base salary and bonus (if any), (ii) two years of medical, dental and life insurance coverage, (iii) relocation assistance, and (iv) outplacement benefits.


                       CERTAIN RELATED PARTY TRANSACTIONS

STOCKHOLDER LOANS TO RMEC AND TRANSACTIONS


During the period June 1, 1991 through March 31, 1996, the current shareholders of RMEC advanced funds to RMEC in exchange for certain unsecured, demand promissory notes (the "Promissory Notes"). The Promissory Notes relating to advances made prior to 1995 accrue interest at a prime rate (the "Prime Rate") while Promissory Notes relating to advances made during 1995 accrue interest at the Prime Rate plus one percent. During the period June 1, 1991 through March 31, 1996, RMEC repaid principal and accrued interest on the Promissory Notes held by Messrs. Rutherford and Moran totalling $2.5 million. At March 31, 1996, the outstanding principal on the Promissory Notes owed to each of Messrs. Rutherford and Moran and Sidney F. Jones, Jr., a director of RMEC, totalled $4,254,226, $4,035,768 and $200,337, respectively.



Prior to the Offerings, RMEC will have acquired 32,608.5 shares in Thai Romo along with the corresponding shareholders loans for such shares, which represented a 3% interest in Thai Romo for approximately $3,000,000 pursuant to a certain stockholders agreement among the stockholders of Thai Romo. Such shares will be acquired from Red Oak Holdings, Inc., an affiliate of a commercial lender of the Company. The purchase price for such shares will be provided by loans of $1,500,000, $1,416,000 and $84,000 from Messrs. Rutherford, Moran and Jones, respectively. The terms of the notes evidencing such loans will be identical to the Promissory Notes.



All of the Promissory Notes described above, in an aggregate principal amount of $11,500,000 plus accrued interest, will be paid out of the proceeds from the Offerings. See "The Transactions," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships" for a discussion of certain additional transactions and agreements between the Company and Messrs. Rutherford and Moran.


MANAGEMENT SERVICES AGREEMENT


On July 7, 1995, Thai Romo signed a Management Services Agreement (the "MSA") with RMEC. Under the MSA, RMEC is to provide managerial services in the oil and gas business to Thai Romo, including general managerial services, financial management, plans and projects advice and assistance, personnel management and advice and assistance in interpreting and complying with government regulations and legislation. As compensation for the services provided, RMEC is to receive payment of all expenses incurred, including but not limited to travel expenses, salaries, bonuses and overhead. The term of the MSA is one year and renewable automatically for successive terms of one year unless terminated by either party with or without cause. For the year ended December 31, 1995, Thai Romo paid RMEC $187,508 under the MSA. Messrs. Rutherford and Moran owned 50% and 45%, respectively, of the outstanding stock of RMEC during such period. For the three months ended March 31, 1996, Thai Romo paid RMEC $92,142.


ARRANGEMENTS WITH RUTHERFORD OIL CORPORATION


Historically, Rutherford Oil Corporation ("Rutherford Oil"), which is controlled by Patrick R. Rutherford, obtained certain oil and gas related and medical insurance on behalf of the Company and performed certain payroll related services for the Company. The Company has reimbursed Rutherford Oil for its out of pocket expenses relating to such insurance and services, which aggregated approximately $460,746, $366,304 and $730,536 during 1993, 1994 and 1995, respectively. Since January 1, 1996, Rutherford Oil no longer obtained such insurance or performed such services on behalf of the Company.


REGISTRATION RIGHTS AGREEMENT

Pursuant to a Registration Rights Agreement between the Company and Messrs. Rutherford, Moran, McCoy and Susan R. Rutherford, wife of Mr. Rutherford (collectively, the "Registration Group"), the Registration Group has the right to demand registration under the Securities Act of any or all of the shares of the Common Stock they beneficially own. Such demand rights are first exercisable 180 days after the date of this Prospectus, and must be exercised for at least 5% of the Common Stock covered by the Registration Rights Agreement. The Company may be required to effect up to five such demand registrations, and the expenses of any such demand registration shall be borne by the selling stockholders. The Company is not obligated to take any action to register shares of Common Stock beneficially owned by the Registration Group (i) during the period starting 30 days prior to the Company's estimated date of filing of, and ending 90 days after the effective date of, any other registration statement filed by the Company under the Securities Act; (ii) more than once during any six-month period; and (iii) for up to 90 days after a request from the Registration Group if an officer of the Company certifies that the Board of Directors of the Company has determined that such registration would interfere with a material transaction then being pursued by the Company. In addition, except in certain circumstances and subject to certain limitations, if the Company proposed to register any shares of Common Stock under the Securities Act, the Registration Group will be entitled to require the Company to include all or a portion of the shares of Common Stock it owns in such registration. The expenses of any such "piggyback" registration, other than underwriting discounts and commissions and transfer tax relating to Common Stock to be sold by the Registration Group will be borne by the Company. In addition, the Company has agreed to indemnify any underwriter and selling stockholder in connection with any registration made pursuant to the Registration Rights Agreement against certain liabilities, including liabilities under the Securities Act.


                             CERTAIN RELATIONSHIPS

The Company and Messrs. Rutherford and Moran have in the past entered into significant loans and other transactions and agreements incident to the Company's businesses. Such transactions and agreements have related to, among other things, the financing of acquisition, exploration and development activities of the Company and the provisions of certain insurance procurement and payroll services. The Company believes that such transactions with Messrs. Rutherford and Moran and their affiliates were on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. Following the Offerings and the Transactions, it is the intention of Messrs. Rutherford and Moran and the Company that the Company continue to operate as an independent entity. However, it is possible that Mr. Rutherford or Mr. Moran or their affiliates may enter into intercompany transactions from time to time in the future which may involve conflicts of interest. In any event, the Company intends that the terms of any such future transactions and agreements will be at least as favorable to the Company as could be obtained from unaffiliated third parties.

Following the closing of the Offerings, there will be no restrictions on the ability of officers and directors of the Company to compete with the Company. Although none of the officers or directors has any current intention to compete with the Company, there can be no assurance that they will not compete with the Company in the future. The Company's officers and directors, in their individual capacity, are or may become officers, directors, controlling shareholders and/or partners of other entities involved in business similar to that in which the Company engages or which may in the future enter into transactions with the Company. See "Management". Thus, there exists the potential for conflicts of interests between the Company, on the one hand, and an officer, director and/or controlling stockholder or an entity which any such person controls, on the other hand. Mr. Rutherford has advised the Company that his affiliated company that conducts oil and gas activity in the U.S., does not currently intend to engage in the acquisition and development of, or exploration for, oil and gas outside of the U.S.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth as of the closing of the Offerings, beneficial ownership of shares of Common Stock by each of the Company's directors, the Company's Chief Executive Officer, each of the Company's other executive officers named in the 1995 Summary Compensation Table and all directors and executive officers as a group.

                                            ----------------------
                                             BENEFICIAL OWNERSHIP

BENEFICIAL OWNER                             SHARES (1)    PERCENT
                                            -----------  ---------
John A. Moran (2)                             9,348,607       37.4%
Patrick R. Rutherford (3)                     9,663,007       38.6
Michael D. McCoy (4)                            199,485          *
Gregory Nelson                                    9,000          *
Howard Gittis (5)                                    --         --
Jere W. McKenny (5)                                  --         --
Harry C. Lee (5)                                     --         --
Chote Sophonpanich (5)                               --         --
Executive officers and directors as a
 group                                       19,225,912       76.9%


- ------------
* Less than one percent.

(1) Assuming the U.S. Underwriter's over-allotment option is not exercised. Share ownership includes awards of restricted stock pursuant to the 1996 Plan based on an assumed initial public offering price of $21.00 per share. Ownership of such shares will not vest until the end of the fifth year following the date of grant; however, recipients will be entitled to vote and receive dividends, if any, with respect to such shares commencing with the date of grant.



(2) Includes 3,671,204 shares owned directly by JAMTHAI, Inc. (a Delaware corporation owned by Mr. Moran) and THAIJAM, L.P. (a Delaware limited partnership of which JAMTHAI, Inc. is the general partner). The corporate address of each of such entities is 5 Greenway Plaza, Suite 220, Houston, Texas 77046.



(3) Includes 3,645,161 shares owned directly by PRRTHAI, Inc. (a Delaware corporation owned by Mr. Rutherford) and THAIPRR, L.P. (a Delaware limited partnership of which PRRTHAI, Inc. is the general partner) but does not include 57,047 shares owned by SRRTHAI, Inc. (a Delaware corporation controlled by Mr. Rutherford's spouse) for which Mr. Rutherford disclaims beneficial ownership. The corporate address of each of such entities is 5 Greenway Plaza, Suite 220, Houston, Texas 77046.



(4) Includes 179,485 shares owned directly by MDMTHAI, Inc., a Texas corporation owned by Mr. McCoy.


(5) To be elected immediately prior to the closing of the Offerings.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value per share. Upon consummation of the Offerings, 25,000,000 shares of Common Stock will be issued and outstanding (25,600,000 shares if the U.S. Underwriters, over-allotment option is exercised in full). A total of 550,000 shares of Common Stock will be reserved for grants of options and stock awards under the 1996 Plan and 1996 Director Plan. No shares of Preferred Stock are issued and outstanding.

COMMON STOCK

The holders of the Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Such holders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. After the Offerings, Messrs. Rutherford and Moran will beneficially own approximately 76.0% of the issued and outstanding Common Stock (or 74.3% if the U.S. Underwriters' over-allotment option is exercised in full). Accordingly, if such shareholders vote together, they will be able to elect all of the Company's directors and approve or, with respect to matters requiring majority approval of the stockholders, influence, all other matters requiring stockholder approval. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights.

In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining, if any, after satisfaction of the debts and liabilities of the Company and the preferential rights of the holders of the preferred stock, if any, then outstanding. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and nonassessable.

Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of funds legally available therefor only after payment of, or provision for, full dividends (on a cumulative basis, if applicable) on all outstanding shares of any series of Preferred Stock and after the Company has made provision for any sinking funds for any series of Preferred Stock. The Company's credit facility includes financial covenants that may restrict the Company's ability to pay dividends on its Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity." The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

PREFERRED STOCK

Preferred Stock may be issuable in one or more series from time to time at the discretion of the Board of Directors. The Board of Directors is authorized to fix the respective designations, relative rights, preferences, qualifications, restrictions and limitation of each series. The Board of Directors of the Company, without obtaining stockholder approval, may issue shares of the Preferred Stock with voting rights or conversion rights that could affect the voting power of the holders of Common Stock. Although the Company has no current plans to issue any preferred stock to discourage any change of control, the issuance of Preferred Stock could have the effect of an anti-takeover device, which could be used by the Board of Directors without further action on the part of the holders of Common Stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF DIRECTOR LIABILITY


The Restated Certificate of Incorporation contains provisions that eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty other than liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, any unlawful payment of a dividend or unlawful stock purchase or redemption under Section 174 of the Delaware General Corporation Law ("DGCL") or any transaction from which the director derived an improper personal benefit. The limitation of liability under state law does not apply to liability under the federal securities laws. The Restated Certificate of Incorporation and the Bylaws of the Company contain provisions requiring the indemnification of the Company's directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

The Company will enter into indemnification agreements with each of the directors of the Company. Pursuant to such agreements, the Company will agree to indemnify and hold each such director harmless to the fullest extent permitted by the DGCL, from any loss, damage or liability incurred in the course of its respective service as a director of the Company. The Company will be required by the indemnification agreement to advance litigation and related expenses to the indemnified persons, subject to their undertaking to repay such amounts if it is ultimately determined that they are not entitled to be indemnified by the Company thereunder or otherwise. The amount paid by the Company is reducible by the amount of insurance paid to or on behalf of such director with respect to any event giving rise to indemnification. Each such director's right to indemnification is to survive his respective death or termination as director and is binding on any successor. The Company intends to obtain insurance policies to protect officers and directors from certain liabilities, including liabilities against which the Company cannot indemnify its directors and officers.


ADVANCE NOTICE PROVISIONS FOR CERTAIN STOCKHOLDER ACTIONS

The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders of the Company (the "Business Procedure").

Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Bylaws. If the Chairman or other officer presiding at a meeting determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at the meeting.

The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the Company Board to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Bylaws. If the election inspectors determine that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

Although the Company's Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

STATUTORY PROVISION

As a Delaware corporation, the Company is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "Business Combination" (as defined in the DGCL) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The three-year restriction will not apply to Mr. Rutherford or Mr. Moran because the Board of Directors of the Company approved their share acquisitions prior to such acquisitions. See "The Transactions."

TRANSFER AGENT AND REGISTRAR


The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


Upon the completion of the Offerings, officers, directors and existing stockholders of the Company will own approximately 84% of the outstanding Common Stock (82% if the U.S. Underwriters' over-allotment option is exercised in full). Officers, directors and each of the existing stockholders, including the Principal Stockholders, of the Company, have agreed pursuant to "lock-up" agreements that they will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any shares of Common Stock or any options exercisable for Common Stock for a period of 180 days after the date of this Prospectus. J.P. Morgan Securities Inc. may provide such written consent without notice to the Company's stockholders or the Nasdaq National Market.


Upon completion of the Offerings, the Company will have 25,000,000 shares of Common Stock outstanding (25,600,000 shares if the U.S. Underwriters' over-allotment option is exercised in full). Of these shares, the 4,000,000 shares of Common Stock sold in the Offerings (4,600,000 shares if the U.S. Underwriters' over-allotment option is exercised in full) will be freely tradeable in the public market without restriction by persons other than affiliates of the Company. The remaining 21,000,000 shares of the Common Stock outstanding will be "restricted securities" within the meaning of Rule 144 under the Securities Act. Consequently, such shares may not be resold unless they are registered under the Securities Act or resold pursuant to an applicable exemption from registration under the Securities Act, such as Rule 144.


The Company believes that all of the outstanding shares of Common Stock will be immediately tradeable in accordance with the provisions of Rule 144 upon expiration of the lock-up agreements described above. In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has been deemed to have beneficially owned, for at least two years, shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the number of then outstanding shares of Common Stock (approximately 250,000 shares upon completion of the Offerings if the U.S. Underwriters' over-allotment option is not exercised) and the average weekly reported trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain notice and manner-of-sale requirements and to the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not an "affiliate" of the company during the three months prior to resale and who has been deemed to have beneficially owned such shares for at least three years is entitled to sell such shares under Rule 144 without regard to the requirements discussed above. In addition, pursuant to the Registration Rights Agreement, the Registration Group was granted rights entitling each of them, under specified circumstances, to cause the Company to register for sale all or part of their shares of Common Stock and to include such shares in any registered public offering of Common Stock by the Company. See "Certain Related Party Transactions--Registration Rights Agreement." The Company has granted similar registration rights to Red Oak.


An aggregate of 550,000 shares of Common Stock are reserved for issuance to employees, officers and directors of the Company pursuant to existing benefit plans, of which 100,750 shares are anticipated to be subject to outstanding stock options and 44,338 of which will be issued to employees of the Company pursuant to restricted stock awards, upon the completion of the Offerings. See "Management--Key Employee Stock Plan and Non-Employee Director Stock Option Plan." The Company intends to file a registration statement on Form S-8 under the Securities Act to register all of the shares of Common Stock then reserved for future issuance under these plans. Shares acquired under such plans after the effective date of the registration statement generally will be available for resale by non-affiliates in the public market. Shares acquired by affiliates under such plans may not be resold unless they are registered under the Securities Act or resold pursuant to an applicable exemption from such registration, such as Rule 144.


The Company has also agreed that it will not, without the prior written consent of J.P. Morgan Securities Inc., offer for sale, sell or otherwise dispose of any shares of Common Stock (other than shares of Common Stock issued pursuant to employee benefit plans existing on the date hereof or pursuant to currently outstanding options) or securities convertible into or exchangeable for Common Stock or sell or grant options, rights or warrants with respect to any shares of Common Stock (other than the grant of options or restricted stock pursuant to benefit plans existing on the date hereof) for a period of 180 days after the date of this Prospectus. J.P. Morgan Securities Inc. may provide such written consent without notice to the Company's stockholders or the Nasdaq National Market.

Prior to the Offerings, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain United States federal tax consequences of the holding and disposition of shares of the Common Stock by Non-U.S. Holders, as defined below. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder (the "Treasury Regulations"), judicial authority and current administrative rulings and practice, all as in effect on the date hereof. All of the foregoing are subject to change or reinterpretation and any such change or reinterpretation, which could be retroactive in application, may affect the validity of this discussion. NO OPINION OF TAX COUNSEL HAS BEEN REQUESTED OR RECEIVED WITH RESPECT TO THE UNITED STATES TAX CONSEQUENCES SUMMARIZED BELOW. NO RULINGS HAVE BEEN REQUESTED FROM THE UNITED STATES INTERNAL REVENUE SERVICE (THE "INTERNAL REVENUE SERVICE") WITH RESPECT TO THESE MATTERS. Accordingly, no assurance can be given as to the Internal Revenue Service's interpretation with respect to these matters or that the conclusions discussed below would be sustained by a court if challenged by the Internal Revenue Service.

For purposes of this summary, a "U.S. Holder" with respect to the Common Stock is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust the income of which is includable in gross income for United States federal income tax purposes regardless of its source; and a "Non-U.S. Holder" is any person other than a U.S. Holder.

This summary deals only with Common Stock held by Non-U.S. Holders as capital assets. Further, the United States federal tax consequences to any particular Non-U.S. Holder may be affected by matters not discussed below. In addition, applicable double taxation treaties may alter the tax consequences discussed below. There also may be state, local or foreign income tax or estate and gift tax considerations applicable to each Non-U.S. Holder with respect to the Common Stock.

THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL THE RELEVANT TAX CONSEQUENCES TO ANY PARTICULAR NON-U.S. HOLDER WHO HOLDS OR DISPOSES OF THE COMMON STOCK. IT SHOULD NOT BE INTERPRETED AS LEGAL OR TAX ADVICE TO ANY SUCH NON-U.S. HOLDER. EACH NON-U.S. HOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR AS TO THE CONSEQUENCES TO HIM OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK OF THE COMPANY UNDER UNITED STATES FEDERAL AND APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

DIVIDENDS

Under sections 871(i)(2)(B) and 881(d) of the Code, a percentage of any dividend paid to a Non-U.S. Holder by a domestic corporation meeting an 80% foreign business requirement test is exempt from United States federal income tax. The percentage is the amount by which the foreign source gross income of the domestic corporation from the active conduct of a trade or business in a foreign country for a three-year testing period bears to the total gross income of such domestic corporation for the testing period. For the foreseeable future, it is expected that all of the Company's business will be conducted outside the United States, and substantially all of its gross income will constitute foreign source income from the active conduct of one or more trades or businesses outside the United States. Therefore, based on the current business strategy of the Company, it is expected that, for the forseeable future, substantially all of the dividends, if any, paid by the Company to Non-U.S. Holders would be exempt from United States federal income tax. The legislative history of sections 871(i)(2)(B) and 881(d) indicates that only the portion of a dividend that is subject to United States federal income tax will be subject to withholding tax at the 30% or lower treaty rate. Therefore, the rule of Treasury Regulation section 1.1441-3(b)(1) that requires withholding of tax on the gross amount of any dividend, notwithstanding that all or a portion of such dividend is not taxable under sections 871 or 881, should not apply. As a result, only the portion of any dividend that is paid by the Company and that is subject to United States federal income tax will be subject to 30% or lower treaty rate withholding according to the provisions described below.

If the Company ceases to meet the 80% foreign business requirement, except as provided below with respect to the payment of dividends to certain partnerships, dividends paid to a Non-U.S. Holder with respect to the Common Stock will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Under currently effective Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of the country in determining the applicability of a treaty for those purposes. However, on April 15, 1996, the Internal Revenue Service issued proposed Treasury Regulations (the "Proposed Regulations") that, if adopted in proposed form, would require a Non-U.S. Holder to file certain forms to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. These Proposed Regulations would require a Non-U.S. Holder to file a beneficial owner withholding certificate, e.g., a Form W-8, to obtain the lower treaty rate. The Proposed Regulations would apply to dividends paid after December 31, 1997, subject to certain transition rules.

Except as may be otherwise provided in an applicable income tax treaty, a Non-U.S. Holder will be taxed at ordinary federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States, and will not be subject to the withholding tax described above. Certain certification requirements must be complied with to claim an exemption from withholding on effectively connected dividends. If the Non-U.S. Holder is a foreign corporation, it may also be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may apply for a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.


If the Company ceases to meet the 80% foreign business requirement and the holder of the Common Stock is a partnership, a withholding rate in excess of 30% generally applies, except as provided herein. The Company generally will not be required to withhold on effectively connected dividends paid to a holder of the Common Stock that is a domestic or foreign partnership engaged in a United States trade or business; however, the partnership generally will be required to withhold tax on any effectively connected dividend includable in the distributive share of partnership income (the "Distributive Share") of a partner who is a Non-U.S. Holder, whether or not distributed, at the highest applicable rate of United States taxation (currently, 39.6% for a non-corporate partner and 35% for a corporate partner). A holder of the Common Stock that is a domestic partnership will be required to withhold tax at the 30% withholding tax rate (or applicable treaty rate) on any non-effectively connected dividend includable in the Distributive Share of a partner who is a Non-U.S. Holder, whether or not distributed. Different withholding requirements may apply to partnerships, the interests of which are publicly traded, and those partnerships are accordingly advised to consult their tax advisors. Moreover, under the Proposed Regulations, special withholding rules would apply to dividends paid to foreign partnerships. The Proposed Regulations, if adopted in their present form, would require the Company to withhold at the rate of 31% on dividends paid to a foreign partnership unless the partnership furnished the Company an "intermediary withholding certificate" containing appropriate withholding certificates for each partner in the foreign partnership, or the foreign partnership furnished the Company other appropriate forms claiming exemption from or reduction in 31% withholding. Holders of the Common Stock that are foreign partnerships are advised to consult their tax advisors regarding the special withholding rules in the Proposed Regulations.


DISPOSITION OF STOCK

Non-U.S. Holders generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of the Common Stock unless
(i) the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States (in which case the branch profits tax described under "--Dividends" above may also apply if the holder is a foreign corporation), (ii) in the case of a Non-U.S. Holder who is a non-resident alien individual and holds the Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the United States federal tax law applicable to certain United States expatriates or (iv) the Company is or has been a "United States real property holding corporation" for federal income tax purposes and, if the Common Stock is considered "regularly traded" during the year of the disposition of the Common Stock, the Non-U.S. Holder held directly or indirectly at any time during the five-year period ending on the date of disposition more than five percent of the Common Stock. Management of the Company does not believe that the Company is currently a U.S. real property holding corporation and does not anticipate that the Company will become a United States real property holding corporation within the foreseeable future. Non-U.S. Holders who would be subject to United States federal income taxes with respect to gain recognized on a sale or other disposition of the Common Stock should consult applicable treaties, which may provide different rules.

FEDERAL ESTATE TAXES

Common Stock that is owned or treated as being owned at the time of death by a Non-U.S. Holder who is a non-resident alien individual will be included in the Non-U.S. Holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

Generally, dividends paid to Non-U.S. Holders outside the United States that are subject to the 30% or treaty-reduced rate of withholding tax or are exempt, in whole or in part, from withholding because of the 80% foreign business requirement test applied to the Company, will be exempt from the 31% backup withholding tax. As a general matter, information reporting and backup withholding will not apply to a payment by or through a foreign office of a foreign broker of the proceeds of a sale of Common Stock effected outside the United States. However, information reporting requirements (but not backup withholding) will apply to a payment by or through a foreign office of a broker of the proceeds of a sale of Common Stock effected outside the United States where that broker (i) is a United States person, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a "controlled foreign corporation" as defined in the Code (generally, a foreign corporation controlled by United States shareholders), unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain conditions are met or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the holder certifies to the payor in the manner required as to its non-United States status under penalties of perjury or otherwise establishes an exemption.

Amounts withheld under the backup withholding rules do not constitute a separate United States federal income tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the holder's United States federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the Internal Revenue Service.

                                  UNDERWRITING


Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the U.S. Underwriters named below, for whom J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Smith Barney Inc. are acting as representatives (the "U.S. Representatives"), have severally agreed to purchase, and the Company has agreed to sell to them, and the International Managers named below, for whom J.P. Morgan Securities Ltd., Morgan Stanley & Co. International Limited, PaineWebber International (U.K.) Ltd., and Smith Barney Inc. are acting as representatives (the "International Representatives" and together with the U.S. Representatives, the "Representatives"), have severally agreed to purchase and the Company has agreed to sell to them, the respective numbers of shares of Common Stock set forth opposite their names below. The U.S. Underwriters and the International Managers are collectively referred to as the "Underwriters." Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for all such shares of Common Stock, if any are taken. Under certain circumstances, the commitments of nondefaulting Underwriters may be increased as set forth in the Underwriting Agreement.


U.S. UNDERWRITERS                                                                                             NUMBER OF SHARES
                                                                                                              ----------------
J.P. Morgan Securities Inc..................................................................................
Morgan Stanley & Co. Incorporated...........................................................................
PaineWebber Incorporated....................................................................................
Smith Barney Inc............................................................................................

                                                                                                              ----------------
    Subtotal                                                                                                         3,200,000


INTERNATIONAL MANAGERS                                                                                        NUMBER OF SHARES
                                                                                                              ----------------
J.P. Morgan Securities Ltd..................................................................................
Morgan Stanley & Co. International Limited..................................................................
PaineWebber International (U.K.) Ltd........................................................................
Smith Barney Inc............................................................................................

                                                                                                              ----------------
    Subtotal                                                                                                           800,000
                                                                                                              ----------------
    TOTAL                                                                                                            4,000,000
                                                                                                              ----------------
                                                                                                              ----------------


The U.S. Underwriters and the International Managers have entered into an Agreement Between Syndicates (the "Agreement Between Syndicates") which provides for the coordination of their activities. Pursuant to the Agreement Between Syndicates, sales may be made between the U.S. Underwriters and the International Managers of such number of shares as they may mutually agree. The price of any shares so sold shall be the offering price, less such amount as may be mutually agreed upon by the U.S. Representatives and the International Representatives, but not exceeding the selling concession to dealers applicable to such shares. To the extent there are sales between the U.S. Underwriters and the International Managers pursuant to the Agreement Between Syndicates, the number of shares initially available for sale by the U.S. Underwriters or by the International Managers may be more or less than the amount appearing on the cover page of this Prospectus with respect to the Offerings. Neither the U.S. Underwriters nor the International Managers are obligated to purchase from the other any unsold shares.

Pursuant to the Agreement Between Syndicates, each U.S. Underwriter has represented and agreed that (i) it is not purchasing any Common Stock for the account of anyone other than a United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Stock or distribute any prospectus relating to the Offerings outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between Syndicates, each International Manager has represented and agreed that (i) it is not purchasing Common Stock for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Stock or distribute any prospectus relating to the Offerings within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to certain transactions specified in the Agreement Between Syndicates, including stabilization transactions and transactions between the U.S. Underwriters and the International Managers pursuant to the Agreement Between Syndicates. As used herein, "United States or Canadian Person" means any individual who is a national or a resident of the United States or Canada or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or any political subdivision thereof (other than a branch located outside the United States or Canada), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person.

Pursuant to the Agreement Between Syndicates, each U.S. Underwriter has represented that it has not offered or sold, and agreed not to offer or sell, any Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in Canada or to, or for the benefit of, any resident of Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice containing substantially the same statement as is contained in this sentence.


Pursuant to the Agreement Between Syndicates, each International Manager has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the date of the issue of the Common Stock, will not offer or sell any Common Stock in the United Kingdom, by means of any document, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Common Stock to any person who is of a kind described in Article 11(3) of the Financial Services Act 1995 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom the document may otherwise lawfully be issued or passed on.


The Underwriters propose initially to offer the Common Stock directly to the public at the price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $   per share.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $   per share to certain other dealers. After the initial public offering of the Common Stock, the public offering price and such concession may be changed.

The Company has granted to the U.S. Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 600,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise their option, each U.S. Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same number of option shares as the number of shares of Common Stock to be purchased by that U.S. Underwriter shown in the foregoing table bears to the total number of shares of Common Stock initially offered by the U.S. Underwriters hereby.

The Company and the Principal Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

The Company, its affiliates, each of its existing stockholders, including the Principal Stockholders, and each of its officers and directors set forth under the heading "Management," for themselves and their affiliates, have agreed with the Underwriters not to offer, pledge to sell, file a registration statement relating to, announce the intention to sell, sell, issue (in the case of the Company), contract to sell, or otherwise dispose of any shares of Common Stock, including any securities convertible into or exchangeable or exercisable for any such shares, directly or indirectly, without the prior written consent of J.P. Morgan Securities Inc. for a period of 180 days from the date of this Prospectus other than, with respect to the Company, the shares issued in the

Offerings or pursuant to the Transactions and shares or options therefor sold or granted pursuant to employee benefit plans, resale of which shares or options shall be restricted for a period of 180 days after the initial offering of the shares. J.P. Morgan Securities Inc. may provide such written consent without notice to the Company's stockholders or the Nasdaq National Market.



The Common Stock has been approved for quotation on the Nasdaq National Market under the trading symbol "RMOC."



The Representatives have informed the Company that the Underwriters do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed 5% of the total number of shares of Common Stock offered by them.



Purchasers of shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the initial public offering price.


Prior to the Offerings, there has been no public market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby was determined by agreement among the Company and the Underwriters. Among the factors considered in making such determination will be the state of the economy in Thailand and the United States and history of and the prospects for the industry in which the Company competes, current and historical oil and gas prices, an assessment of the Company's management, the present operations of the Company, the absence of current operating revenue and losses due to exploration and development expenditure of the Company, the prospects for future growth in revenues and earnings of the Company, the general condition of the securities markets at the time of the Offerings and the prices of similar securities of generally comparable companies.

There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

                                 LEGAL MATTERS


Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas, and for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas.


                                    EXPERTS


The balance sheet of RMOC as of April 25, 1996, the combined financial statements of RMEC and Thai Romo Limited, a development stage company, as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995 and the period from September 21, 1990 (date of inception) to December 31, 1995, have been included in the Prospectus and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


Information relating to the estimated proved undeveloped reserves of oil and gas and the related estimates of future net cash flows and present values thereof for certain periods included herein and in the Notes to the Financial Statements of the Company have been audited by Ryder Scott, independent petroleum engineers, and are included herein and incorporated by reference herein in reliance upon the authority of such firm as an expert in petroleum engineering.

                             AVAILABLE INFORMATION

The Company has filed with the SEC a Registration Statement under the Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the SEC, upon payment of prescribed fees.

Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

                              CERTAIN DEFINITIONS

The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this Prospectus. Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 DEG. Fahrenheit.

"Appraisal well" means a well that is designed to delineate the extent of hydrocarbon accumulations and to define locations for platforms.

"API" means the standard measure of the gravity of a hydrocarbon liquid as defined by the American Petroleum Institute.

"Bcf" means billion cubic feet.

"Bcfe" means Bcf equivalent.

"BTU" means the standard measure of the heating value of natural gas.


"CO(2)" means the standard abbreviation for the inert gas carbon dioxide.


"Development well" means a well that is drilled to exploit the hydrocarbon accumulation defined by an appraisal well.

"Dry well" or "dry hole" is an exploratory, a development or appraisal well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

"DST" means a drillstem test, the results of which cannot be relied upon.

"Exploration well" means a well that is designed to initially test the validity of a seismic interpretation and to confirm the presence of hydrocarbons.

"Graben" is a segment of the earth's crust that when observed from above is generally longer than wide, and has been down thrown along faults relative to rocks on either side.

"Gross acre" is an acre in which an interest is owned.

"Mbpd" means thousand barrels per day.

"MBbl" means thousand barrels.

"Mcf" means thousand cubic feet.


"Mcfe" means Mcf equivalent crude oil and condensate are converted to Mcfes using the ratio of six Mcf of natural gas to one Bbl of crude oil or condensate.


"MMBbl" means million barrels.

"MMcf" means million cubic feet.

"MMcfd" means million cubic feet per day.

"MMcfe" means MMcf equivalents.

"Net" oil and gas wells are obtained by multiplying "gross" oil and gas wells by the Company's working interest in the applicable properties.

"Net acres" is the sum of the fractional working interests owned in gross acres.

"Net pay" means the thickness of a hydrocarbon bearing zone after being corrected for the angle of the penetrating wellbore and the structural dip of the zone itself.

"Present Value of Proved Reserves" means the present value (discounted at 10%) of estimated future net cash flows (before income taxes) of proved oil and natural gas reserves.

"SCF" means standard cubic feet.

                         INDEX TO FINANCIAL STATEMENTS


Unaudited Pro Forma Financial Information of Rutherford-Moran Oil Corporation (a Development
   Stage Company)                                                                                      F-2
  Unaudited Pro Forma Consolidated Balance Sheet                                                       F-3
  Notes to Unaudited Pro Forma Consolidated Balance Sheet                                              F-4
Balance Sheet of Rutherford-Moran Oil Corporation
  Independent Auditors' Report                                                                         F-5
  Balance Sheet as of April 25, 1996                                                                   F-6
  Notes to Balance Sheet                                                                               F-7
Combined Financial Statements of Rutherford-Moran Exploration Company and Thai Romo Limited (a
   Development Stage Company)
  Independent Auditors' Report                                                                         F-9
  Combined Balance Sheets as of December 31, 1994 and 1995                                            F-10
  Combined Statements of Operations for Years Ended December 31, 1993, 1994, 1995 and Inception
     to
     December 31, 1995                                                                                F-11
  Combined Statements of Stockholders'/Partners' Equity for Inception to December 31, 1992 and
     the Years Ended
     December 31, 1993, 1994 and 1995                                                                 F-12
  Combined Statements of Cash Flows for the Years Ended December 31, 1993, 1994, 1995 and
     Inception to
     December 31, 1995                                                                                F-13
  Notes to Combined Financial Statements                                                              F-14
Unaudited Condensed Combined Financial Statements of Rutherford-Moran Exploration Company and
   Thai Romo Limited (a Development Stage Company)
  Unaudited Condensed Combined Balance Sheets as of March 31, 1996                                    F-24
  Unaudited Condensed Combined Statements of Operations for the three month periods ended March
     31, 1995 and 1996 and Inception to March 31, 1996                                                F-25
  Unaudited Condensed Combined Statements of Stockholders'/Partners' Equity for the year ended
     December 31, 1995 and the three months ended March 31, 1996                                      F-26
  Unaudited Condensed Combined Statements of Cash Flows for the three month periods ended March
     31, 1995 and 1996 and Inception to March 31, 1996                                                F-27
  Notes to Unaudited Condensed Combined Financial Statements                                          F-28

                        RUTHERFORD-MORAN OIL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                 MARCH 31, 1996



The following unaudited pro forma consolidated balance sheet as of March 31, 1996 gives effect to the consummation of an offering of 4,000,000 shares of common stock (the Offering) of Rutherford-Moran Oil Corporation (RMOC) for proceeds of $84,000,000, less costs of the Offering of $6,280,000, and the exchange of the common stock of Rutherford-Moran Exploration Company (RMEC) and partners' interest in Thai Romo Limited (Thai Romo) for stock in RMOC as described on page 6 in the Registration Statement as if they had occurred on March 31, 1996. The exercise of the U.S. Underwriters' over-allotment option is not reflected in the pro forma consolidated financial information.



The unaudited pro forma consolidated balance sheet is provided for informational purposes only. The unaudited pro forma consolidated balance sheet presented is based upon the historical combined balance sheet of RMEC and Thai Romo, and should be read in conjunction with their audited and unaudited combined financial statements and the related notes thereto which are included elsewhere in this prospectus.


The pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma consolidated balance sheet and the actual recording of the transactions could differ. The actual recording of the transactions will be based on actual proceeds and actual Offering costs of the common stock to be issued and historical tax bases which could differ from the estimates used in the unaudited pro forma consolidated balance sheet. The unaudited consolidated pro forma data are not necessarily indicative of the financial results that would have occurred had the transactions been effective as of the date referred to above and should not be viewed as indicative of operations in future periods. In addition, future results may vary significantly from the results reflected in such statement due to commencement of production, price and cost changes, financial instruments, agreements and other factors.

                        RUTHERFORD-MORAN OIL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996



                                                -----------------------------------------------------------
                                                                RUTHERFORD-MORAN
                                                                   EXPLORATION
                                                                   COMPANY AND
                                                                     THAI ROMO               RUTHERFORD-MORAN
                                                RUTHERFORD-MORAN        LIMITED                         OIL
                                                           OIL     (HISTORICAL    PRO FORMA     CORPORATION
ASSETS                                             CORPORATION       COMBINED)  ADJUSTMENTS       PRO FORMA
                                                --------------  --------------  -----------  --------------
Current assets:
  Cash                                                 $50,000     $ 2,896,998  $ 14,646,184(1)    $17,593,182
  Deposits                                                  --          34,985           --          34,985
  Value added tax refund due                                --       1,089,720           --       1,089,720
  Advances to operator                                      --       2,708,873           --       2,708,873
                                                --------------  --------------  -----------  --------------
    Total current assets                                50,000       6,730,576   14,646,184      21,426,760
Oil and gas properties, at cost                             --      65,748,012           --      65,748,012
Office furniture and fixtures                               --          82,789           --          82,789
Accumulated depreciation                                    --          (9,412)          --          (9,412)
                                                --------------  --------------  -----------  --------------
    Total property, plant and equipment                     --      65,821,389           --      65,821,389
Deferred costs                                              --         735,338      (42,058 (2)        693,280
                                                --------------  --------------  -----------  --------------
    Total assets                                       $50,000     $73,287,303  $ 14,604,126    $87,941,429
                                                --------------  --------------  -----------  --------------
                                                --------------  --------------  -----------  --------------
LIABILITIES AND STOCKHOLDERS'/PARTNERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities                  --     $ 1,130,969           --     $ 1,130,969
  Loans from stockholders                                   --       8,490,331  $(8,490,331 (2)             --
  Notes payable to a bank                                   --      38,900,000  (38,900,000 (2)             --
  Due to operator                                           --       1,023,806           --       1,023,806
  Accrued interest on loans from stockholders               --         283,485     (283,485 (2)             --
                                                --------------  --------------  -----------  --------------
    Total current liabilities                               --      49,828,591  (47,673,816)      2,154,775
Deferred credits                                            --         693,280           --         693,280
Deferred taxes                                              --              --    1,921,072(3)      1,921,072
Stockholders'/Partners' equity:
  Partners' equity                                          --      11,640,267  (11,640,267 (4)             --
  Preferred stock -- Rutherford-Moran Oil
     Corporation                                            --              --           --              --
  Common stock -- Rutherford-Moran Exploration
     Company                                                --       1,250,000   (1,250,000 (7)             --
  Common stock -- Rutherford-Moran Oil
     Corporation                                        $   10              --      249,990(7)        250,000
  Additional paid-in capital                            49,990      11,519,684   (3,607,649 (3)
                                                                                (12,400,000 (5)
                                                                                 (3,000,000 (6)
                                                                                (11,519,684 (7)
                                                                                101,879,961(7)     82,922,302
  Deficit accumulated during the development
     stage                                                  --      (1,644,519)     (42,058 (2)
                                                                                  3,607,649(3)
                                                                                 (1,921,072 (3)             --
                                                --------------  --------------  -----------  --------------
    Total stockholders'/partners' equity                50,000      22,765,432   60,356,870      83,172,302
                                                --------------  --------------  -----------  --------------
    Total liabilities and
       stockholders'/partners' equity                  $50,000     $73,287,303  $ 14,604,126    $87,941,429
                                                --------------  --------------  -----------  --------------
                                                --------------  --------------  -----------  --------------


See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                        RUTHERFORD-MORAN OIL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)


            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1996



(1) To record the net proceeds received by RMOC for the issuance of 4,000,000 shares of common stock as follows:



Gross proceeds from Offering                                            $84,000,000

Less:
  Redemption of approximately 56,000 shares of RMEC                     12,400,000
  Retirement of loans from stockholders of RMEC                          8,490,331
  Payment of accrued interest                                              283,485
  Exercise of Call Option                                                3,000,000
  Retirement of notes payable to bank by Thai Romo                      38,900,000
  Estimated costs of Offering                                            6,280,000
                                                                        ----------
                                                                        $14,646,184
                                                                        ----------
                                                                        ----------



(2) To record the retirement of $8,490,331 of loans from stockholders of RMEC, payment of related accrued interest of $283,485, and retirement of $38,900,000 of notes payable to bank and expense unamortized deferred loan acquisition costs.



(3) To record the estimated deferred tax liability recognized by RMEC and expensed to its operations and the reclassification of the deficit accumulated during the development stage to additional paid-in capital as required in instances when RMEC, an S Corporation, and Thai Romo, a tax partnership, become subject to federal income taxes through RMOC. The deferred tax liability relates primarily to the excess of book basis over tax basis of oil and gas properties.



(4) To record the exchange of Red Oak Holdings, Inc. (Red Oak), Patrick R. Rutherford and affiliates, John A. Moran and affiliates, Sidney F. Jones, Jr., Susan R. Rutherford and affiliates and Michael McCoy and affiliates partners' interest in Thai Romo for approximately 8,903,580 shares of Common Stock of RMOC; including $9,263,925 of Partners' Equity that is considered stockholder loans under Kingdom of Thailand corporate practices.


(5) To record the redemption by RMOC of approximately 56,000 shares of RMEC held by Patrick R. Rutherford and John A. Moran.


(6) To record the exercise by RMEC of the call option on Red Oak's ownership interest in 3% of Thai Romo (Call Option).



(7) To record the issuance of 4,000,000 shares of common stock of RMOC from the Offering, net of costs of the Offering, the exchange of RMEC common stock for approximately 12,051,082 shares of common stock of RMOC and the exchange of Thai Romo partners' equity for common stock of RMOC, as follows:



Gross proceeds from Offering                                           $84,000,000
Estimated costs of Offering                                             (6,280,000)
Thai Romo Partners' Equity contributed                                  11,640,267
Common stock of RMEC contributed                                         1,250,000
Additional paid-in capital of RMEC contributed                          11,519,684
Less:
  Par value of 24,999,000 shares RMOC common stock                        (249,990)
                                                                       -----------
                                                                       $101,879,961
                                                                       -----------
                                                                       -----------

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Rutherford-Moran Oil Corporation:

We have audited the accompanying balance sheet of Rutherford-Moran Oil Corporation as of April 25, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Rutherford-Moran Oil Corporation as of April 25, 1996 in conformity with generally accepted accounting principles.


                                                  KPMG PEAT MARWICK LLP



Houston, Texas
April 25, 1996

                        RUTHERFORD-MORAN OIL CORPORATION
                                 BALANCE SHEET
                                 APRIL 25, 1996



ASSETS
Cash                                                                                           $  50,000
                                                                                               ---------
                                                                                               ---------
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized                                         --
Common stock, $.01 par value, 40,000,000 shares authorized,
   1,000 shares issued and outstanding                                                         $      10
Additional paid-in capital                                                                        49,990
                                                                                               ---------
  Total Stockholders' Equity                                                                   $  50,000
                                                                                               ---------
                                                                                               ---------


See accompanying notes to balance sheet.

                        RUTHERFORD-MORAN OIL CORPORATION


                             NOTES TO BALANCE SHEET
                                 APRIL 25, 1996

(1) ORGANIZATION AND BUSINESS PURPOSE


    Rutherford-Moran Oil Corporation (RMOC) is a Delaware corporation formed on March 28, 1996 for the purpose of acquiring the common stock of Rutherford-Moran Exploration Company (RMEC) and partners' interests in Thai Romo Limited (Thai Romo) (the Transactions). RMEC holds a 54.45% interest in Thai Romo. RMEC is owned by Patrick R. Rutherford, John A. Moran, and Sidney
    F. Jones, Jr. Thai Romo is one of the concessionaires under the Petroleum Concession No. 1/2534/36 (the Concession) awarded by the Ministry of Industry in the Kingdom of Thailand for the development and production of oil and gas reserves in offshore Block B8/32 in the central portion of the Gulf of Thailand. In addition to RMEC, the partners of Thai Romo are:



Patrick R. Rutherford and affiliates                                       17.39%
John A. Moran and affiliates                                               16.90%
Red Oak Holdings, Inc. and affiliates                                       8.00%
Sidney F. Jones, Jr. and affiliates                                         1.88%
Susan R. Rutherford and affiliates                                          0.69%
Michael McCoy and affiliates                                                0.69%



    In completing the Transactions, RMOC expects to (i) issue 20,999,000 shares of common stock to the stockholders of RMEC and the partners of Thai Romo,
    (ii) utilize $24.6 million to enable redemption of RMEC shares from, and repayment of principal and interest on RMEC notes held by, Patrick R. Rutherford and John A. Moran and (iii) initiate a public issuance of 4,000,000 shares of common stock (the Offering). To facilitate the Transactions and the Offering RMOC has amended its certificate of incorporation to increase its authorized common and preferred stocks to 40,000,000 and 10,000,000, respectively. The amended certificate of incorporation will give the Board of Directors authority to determine the powers, preferences, rights, qualifications, limitations, and restrictions of the preferred stock.



(2) STOCKHOLDERS' EQUITY



    RMOC has authorized 1,000 shares of common stock with a par value of $.01 per share. Holders of common stock are entitled to receive dividends, out of funds legally available, when declared by the Board of Directors of RMOC. All shares of common stock have equal voting rights on the basis of one vote per share on all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not permitted. Shares of common stock have no preemptive, conversion, sinking fund or redemption provisions and are not liable for further call or assessment.


(3) KEY EMPLOYEE STOCK PLAN


    RMOC has established an incentive stock option and restricted stock plan (the 1996 Plan), pursuant to which options to purchase up to 500,000 shares of common stock and awards of restricted shares of common stock will be available for grants. The exercise price of an option granted pursuant to the 1996 Plan may not be less than the fair market value of the common stock at the date of the grant.


(4) NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


    RMOC has established a non-employee director stock option plan (the 1996 Director Plan), pursuant to which options to purchase up to 50,000 shares of common stock will be available for future grant to non-employee directors. The exercise price of an option granted pursuant to the 1996 Director Plan may not be less than the fair market value of the common stock at the date of the grant.

                        RUTHERFORD-MORAN OIL CORPORATION

(5) 401(K) PLAN


    RMOC intends to adopt a 401(k) Plan (the 401(k) Plan) under which substantially all U.S. employees of RMOC and its subsidiaries who have completed at least six months of service are eligible to participate. The 401(k) Plan will permit eligible employees to contribute up to 15 percent of their annual compensation up to a maximum dollar amount established in accordance with Section 401(k) and other provisions of the Internal Revenue Code of 1986.


(6) SEVERANCE AGREEMENT


    RMOC has a severance agreement with one of its officers that provides for certain benefits in the event of dismissal without cause or in the event of a change in control of RMOC.


(7) RELATED PARTY TRANSACTION


    One of the directors to be elected to RMOC's Board of Directors is also a director of a co-venturer in the Concession.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Rutherford-Moran Exploration Company, and
The Partners
Thai Romo Limited
  (A Development Stage Company):

We have audited the accompanying combined balance sheets of Rutherford-Moran Exploration Company (formerly Rutherford/ Moran Oil Corporation) and Thai Romo Limited, a development stage company, (the Company) as of December 31, 1994 and 1995, and the related combined statements of operations, stockholders'/partners' equity, and cash flows for each of the years in the three-year period ended December 31, 1995 and the period from September 21, 1990 (date of inception) to December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Rutherford-Moran Exploration Company and Thai Romo Limited as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 and the period from September 21, 1990 (date of inception) to December 31, 1995 in conformity with generally accepted accounting principles.


                                                  KPMG PEAT MARWICK LLP


Houston, Texas
March 20, 1996

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)
                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995



                                                            ----------------------------------
                                                              AS OF DECEMBER 31,
                                                                  1994        1995
                                                            ----------  ----------
                                                                                     PRO FORMA
                                                                                          1995
                                                                                    ----------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents                                 $  423,653  $9,831,224  $9,831,224
  Deposits                                                      10,980      35,403      35,403
  Value added tax refund receivable                                 --     630,834     630,834
  Advances to operator                                           4,582   1,001,889   1,001,889
                                                            ----------  ----------  ----------
    Total current assets                                       439,215  11,499,350  11,499,350
Oil and gas properties, at cost (full cost method)          18,944,214  55,950,869  55,950,869
Office furniture and fixtures                                   46,166      58,285      58,285
Accumulated depreciation                                        (2,308)     (7,531)     (7,531)
                                                            ----------  ----------  ----------
    Net property, plant and equipment                       18,988,072  56,001,623  56,001,623
Deferred loan acquisition costs (net of accumulated
   amortization of $231,318 at December 31, 1995)                   --     168,231     168,231
                                                            ----------  ----------  ----------
                                                            $19,427,287 $67,669,204 $67,669,204
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------
LIABILITIES AND STOCKHOLDERS'/PARTNERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities                  $   80,178  $  369,400  $  369,400
  Loans from stockholders                                    1,497,506   8,490,331   8,490,331
  Notes payable to a bank                                    1,400,000  34,384,989  34,384,989
  Due to operator                                              860,551     976,694     976,694
  Accrued interest on loans from stockholders                  105,024     178,396     178,396
  Accrued distributions to partners                                 --          --  15,400,000
                                                            ----------  ----------  ----------
    Total current liabilities                                3,943,259  44,399,810  59,799,810
Stockholders'/Partners' equity:
  Partners' equity                                           3,513,014  11,680,343  11,680,343
  Common stock, 5,000,000 shares authorized; 1,250,000
     shares issued and outstanding; $1 par value             1,250,000   1,250,000   1,250,000
  Additional paid-in capital                                11,519,684  11,519,684  (5,060,949)
  Deficit accumulated during the development stage            (798,670) (1,180,633)         --
                                                            ----------  ----------  ----------
    Total stockholders'/partners' equity                    15,484,028  23,269,394   7,869,394
Commitments and contingencies
                                                            ----------  ----------  ----------
                                                            $19,427,287 $67,669,204 $67,669,204
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------


See accompanying notes to combined financial statements.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)
                       COMBINED STATEMENTS OF OPERATIONS



                                                           --------------------------------------------
                                                                                             SEPTEMBER
                                                                                              21, 1990
                                                                                              (DATE OF
                                                                                            INCEPTION)
                                                              YEARS ENDED DECEMBER 31,      TO DECEMBER
                                                                1993       1994       1995    31, 1995
                                                           ---------  ---------  ---------  -----------
Interest income                                            $  24,540  $   6,682   $  4,717  $  166,671
Expenses:
  Interest expense                                            76,487    107,002    189,589     555,783
  Depreciation expense                                            --      2,308      5,223       7,531
  Salaries and wages                                         113,429    108,862    114,272     346,563
  General and administrative                                  74,090    181,127    207,649     670,030
                                                           ---------  ---------  ---------  -----------
    Total expenses                                           264,006    399,299    516,733   1,579,907
                                                           ---------  ---------  ---------  -----------
    Net loss                                               $(239,466) $(392,617) $(512,016) $(1,413,236)
                                                           ---------  ---------  ---------  -----------
                                                           ---------  ---------  ---------  -----------
Pro forma loss data (unaudited)
  Net loss as reported                                                           $(512,016)
  Pro forma adjustment for federal income tax benefit                                   --
                                                                                 ---------
Pro forma net loss                                                               $(512,016)
                                                                                 ---------
                                                                                 ---------
Pro forma net loss per common share                                               $   (.02)
                                                                                 ---------
                                                                                 ---------
Pro forma weighted average of common shares outstanding                          21,792,589
                                                                                 ---------
                                                                                 ---------


See accompanying notes to combined financial statements.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)
             COMBINED STATEMENTS OF STOCKHOLDERS'/PARTNERS' EQUITY



                                  ----------------------------------------------------------------------
                                                                                     DEFICIT
                                                   COMMON STOCK                   ACCUMULATED      TOTAL
                                       TOTAL  ----------------------  ADDITIONAL  DURING THE  STOCKHOLDERS'/
                                   PARTNERS'      SHARES                 PAID-IN  DEVELOPMENT  PARTNERS'
                                      EQUITY  OUTSTANDING     AMOUNT     CAPITAL       STAGE      EQUITY
                                  ----------  -----------  ---------  ----------  ----------  ----------
Balance at September 21, 1990
   (date of inception)                    --          --          --          --          --          --
Capital contributions             $2,736,221   1,250,000   $1,250,000 $2,422,869          --  $6,409,090
Capital distributions             (2,008,000)         --          --          --          --  (2,008,000)
Net loss                             (20,285)         --          --          --  $ (248,852)   (269,137)
                                  ----------  -----------  ---------  ----------  ----------  ----------
Balance at December 31, 1992         707,936   1,250,000   1,250,000   2,422,869    (248,852)  4,131,953
Capital contributions                166,000          --          --   4,719,000          --   4,885,000
Capital distributions               (197,200)         --          --          --          --    (197,200)
Net loss                             (37,166)         --          --          --    (202,300)   (239,466)
                                  ----------  -----------  ---------  ----------  ----------  ----------
Balance at December 31, 1993         639,570   1,250,000   1,250,000   7,141,869    (451,152)  8,580,287
Capital contributions              2,918,543          --          --   4,377,815          --   7,296,358
Net loss                             (45,099)         --          --          --    (347,518)   (392,617)
                                  ----------  -----------  ---------  ----------  ----------  ----------
Balance at December 31, 1994       3,513,014   1,250,000   1,250,000  11,519,684    (798,670) 15,484,028
Capital contributions              8,297,382          --          --          --          --   8,297,382
Net loss                            (130,053)         --          --          --    (381,963)   (512,016)
                                  ----------  -----------  ---------  ----------  ----------  ----------
Balance at December 31, 1995      $11,680,343  1,250,000   $1,250,000 $11,519,684 $(1,180,633) $23,269,394
                                  ----------  -----------  ---------  ----------  ----------  ----------
                                  ----------  -----------  ---------  ----------  ----------  ----------


See accompanying notes to combined financial statements.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)
                       COMBINED STATEMENTS OF CASH FLOWS



                                                       ------------------------------------------------
                                                                                              SEPTEMBER
                                                                                                    21,
                                                                                                   1990
                                                                                               (DATE OF
                                                                                             INCEPTION)
                                                            YEARS ENDED DECEMBER 31,        TO DECEMBER
                                                             1993        1994         1995     31, 1995
                                                       ----------  ----------  -----------  -----------
Cash flows from operating activities:
  Net loss                                             $ (239,466) $ (392,617) $  (512,016) $(1,413,236)
  Adjustments to reconcile net loss to cash provided
     by (used in) operating activities:
  Depreciation and amortization                                --       2,308        5,223        7,531
  Increase in deposits                                     (3,254)       (174)     (24,423)     (35,403)
  Increase in value added tax refund due                       --          --     (630,834)    (630,834)
  Increase in advances to operator                             --      (4,582)    (997,307)  (1,001,889)
  Increase (decrease) in accounts payable and accrued
     liabilities                                           35,430     (32,933)     362,594      547,796
  Increase in due to operator                             274,051     231,457      116,143      976,694
                                                       ----------  ----------  -----------  -----------
    Cash provided by (used in) operating activities        66,761    (196,541)  (1,680,620)  (1,549,341)
Cash flows from investing activities:
  Investment in oil and gas properties                 (6,466,722) (8,158,813) (36,775,337) (55,719,551)
  Other capital expenditures                               (2,664)    (18,935)     (12,119)     (58,285)
                                                       ----------  ----------  -----------  -----------
    Cash used in investing activities                  (6,469,386) (8,177,748) (36,787,456) (55,777,836)
Cash flows from financing activities:
  Capital contributions                                 4,885,000   7,296,358    7,897,833   26,488,281
  Proceeds from loans from shareholders                   224,908          --    6,992,825    9,340,331
  Payments on loans from shareholders                    (150,000)         --           --     (850,000)
  Capital distributions                                  (197,200)         --           --   (2,205,200)
  Borrowings under bank notes                                  --   1,400,000   32,984,989   34,384,989
                                                       ----------  ----------  -----------  -----------
    Cash provided by financing activities               4,762,708   8,696,358   47,875,647   67,158,401
                                                       ----------  ----------  -----------  -----------
    Net increase (decrease) in cash                    (1,639,917)    322,069    9,407,571    9,831,224
Cash and cash equivalents, beginning of period          1,741,501     101,584      423,653           --
                                                       ----------  ----------  -----------  -----------
Cash and cash equivalents, end of period               $  101,584  $  423,653  $ 9,831,224  $ 9,831,224
                                                       ----------  ----------  -----------  -----------
                                                       ----------  ----------  -----------  -----------
Supplemental disclosures of cash flow information --
   cash paid during the period for interest            $   41,057  $  220,113  $   211,450  $   472,620
                                                       ----------  ----------  -----------  -----------
                                                       ----------  ----------  -----------  -----------
Supplemental disclosures of noncash investing and
   financing activities:
  Issuance of partnership interest in Thai Romo
    Limited for loan acquisition costs                         --          --  $   399,549  $   399,549
                                                       ----------  ----------  -----------  -----------
                                                       ----------  ----------  -----------  -----------
    Capitalization of amortized loan acquisition
       costs                                                   --          --  $   231,318  $   231,318
                                                       ----------  ----------  -----------  -----------
                                                       ----------  ----------  -----------  -----------


See accompanying notes to combined financial statements.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)


                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

(1) GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES PRINCIPLES OF PRESENTATION

    The stockholders of Rutherford/Moran Oil Corporation (Rutherford/Moran) and the partners of Thai Romo Limited (Thai Romo) have announced their intention to consummate the exchange of their interests for shares of common stock of a newly formed entity, Rutherford-Moran Oil Corporation (RMOC), during the second quarter of 1996. In April 1996, Rutherford/Moran changed its name to Rutherford-Moran Exploration Company (RMEC). RMOC will serve as the parent company of RMEC and Thai Romo.


    RMOC intends to initiate a public issuance of 16% of its common stock (the Offering) in conjunction with the consummation of the exchange of RMEC common stock and Thai Romo interests for common stock of RMOC. It is contemplated that in conjunction with the public issuance, RMEC will redeem for $12.4 million, approximately 56,000 shares of its common stock from Patrick R. Rutherford and John A. Moran, majority stockholders of RMEC (the Redemption), exercise RMEC's call option (Call Option) on 3% of the partners' interest of Thai Romo held by Red Oak Holdings, Inc. (Red Oak) and repay all outstanding debt owed stockholders and banks.


    The combined financial statements include the accounts of RMEC and Thai Romo (combined as the Company). All material intercompany accounts and transactions have been eliminated in the combination. The combined financial statements are presented due to the commonality of the stockholders and partners of RMEC and Thai Romo.

    The Company's planned principal operations have commenced, but there has been no revenue; therefore, the Company is considered a development stage company.

    ORGANIZATION


    RMEC was formed on September 21, 1990 (date of inception), for the purpose of holding an interest in an oil and gas concession in Thailand through Thai Romo. RMEC paid all of the expenses of the concession on behalf of Thai Romo through November 4, 1993.



    Effective September 24, 1990, the stockholders of RMEC elected to have it treated as an S Corporation under the Internal Revenue Code of 1986, as amended. As such, RMEC does not incur federal income taxes at the corporate level, and its taxable income or loss is passed through to its stockholders based on their interests. In the event of an examination of RMEC's tax return, the income tax liability of the stockholders could be changed if an adjustment to taxable income or loss is sustained by the taxing authorities.



    In June 1991, Thai Romo was organized as a foreign corporation under the laws of the Kingdom of Thailand for the purpose of holding an interest in an oil and gas concession (the Concession). In August 1991, Thai Romo, with two other companies, was awarded a petroleum concession to explore for petroleum from the Ministry of Industry of Thailand. In March 1995, Thai Romo with two other companies was granted a designated production area within the Concession from the Ministry of Industry (the Tantawan Field). The Concession outside of the Tantawan Field is operated by Maersk Oil (Thailand) Ltd. (Maersk Oil). The Tantawan Field is operated by Thaipo Limited (Thaipo), a wholly-owned subsidiary of Pogo Producing Company. In November 1993, Thai Romo amended its Articles of Association so that it will be treated as a partnership for U.S. income tax purposes. As such, Thai Romo is not subject to federal income taxes. Income and losses earned by Thai Romo are passed through to the partners on the basis of their interest in Thai Romo. In the event of an examination of Thai Romo's tax return, the income tax liability of the partners could be changed if an adjustment to taxable income or loss is sustained by the taxing authorities. The reported amount of oil and gas properties exceeds the tax basis in Thailand by $14,989,000 at December 31, 1995. Thai Romo has net operating losses of $11,294,500 which can be used to offset taxes in Thailand.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)



              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


    Under Kingdom of Thailand corporate practices, share capital in excess of par is considered shareholder loans. For purposes of the financial statements, capital in excess of par of approximately $9,944,000 is reported as Partners' Equity.


    In addition to RMEC's 60% interest, Patrick R. Rutherford, John A. Moran, and Sidney F. Jones, Jr. (the Partners) held 20%, 18%, and 2% interests, respectively, in Thai Romo at December 31, 1994.



    On July 7, 1995, the Partners entered into a series of transactions to sell or transfer interests in Thai Romo to other related parties and affiliated companies. In a noncash transaction, RMEC transferred a 2% ownership interest in Thai Romo to Red Oak, an affiliate of the Company's lender in lieu of loan acquisition costs valued at $399,549. On December 22, 1995 Red Oak acquired a 6% ownership interest in Thai Romo for $3,096,000. RMEC has the right, on or before April 30, 1999, to exercise a Call Option on approximately 3% of Thai Romo's ownership interest held by Red Oak. The Call Option price is calculated based on a formula at the call date.


    The ownership of Thai Romo at December 31, 1995 as a result of the above is as follows:


RMEC                                                                 54.45%
Patrick R. Rutherford and affiliates                                 17.39
John A. Moran and affiliates                                         16.90
Red Oak Holdings, Inc.                                                8.00
Sidney F. Jones, Jr. and affiliates                                   1.88
Susan R. Rutherford and affiliates                                    0.69
Michael McCoy and affiliates                                          0.69
                                                                 ----------
                                                                    100.00%
                                                                 ----------
                                                                 ----------


    UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    As required by the rules and regulations of the Securities and Exchange Commission (SEC), the unaudited pro forma combined balance sheet reflects the accrual of the payment for the Redemption and Call Option. The unaudited pro forma presentation is required in instances when distributions to owners, whether declared or not, are to be paid out of proceeds of an offering rather than from the current year's earnings. The unaudited pro forma combined balance sheet also reflects the reclassification of the deficit accumulated during the development stage to additional paid-in capital as required by the SEC in instances when an S Corporation or tax partnership becomes subject to federal income taxes.


    Pro forma net loss reflects federal income taxes that would have been recorded had the Company been subject to such taxes. Due to net operating losses for financial statement purposes, and the anticipation that utilizing net operating loss carryforwards in future periods will not be realized due to the effective rate of foreign taxes, the Company has not recognized a tax benefit for pro forma purposes. Such amounts have been included in the statement of operations pursuant to the rules and regulations of the SEC for instances when an S Corporation or tax partnership becomes subject to federal income taxes. Pro forma net loss per common share is presented giving effect to the number of shares, 792,589, whose proceeds would be necessary to complete the Redemption and exercise the Call Option based on the anticipated offering price of $21 per common share, and after conversion of stockholders' equity of RMEC and partners' equity of Thai Romo for 21,000,000 common shares for RMOC.


    The unaudited pro forma balance sheet reflects the Redemption and Call Option. It is not a complete pro forma presentation of RMOC's intention to initiate a public issuance of 16% of its common stock.

    CASH AND CASH EQUIVALENTS

    Cash includes all currency and any liquid investments with an original maturity of three months or less.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)



              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


    OIL AND GAS PROPERTIES


    Thai Romo utilizes the full cost method to account for its investment in oil and gas properties. Under this method of accounting, all costs of acquisition, exploration and development of oil and gas reserves (including such costs as leasehold acquisition costs, geological expenditures, dry hole costs and tangible and intangible development costs and directly associated internal costs) are capitalized into a "full cost pool" as incurred on a country-by-country basis. Oil and gas properties, the estimated future expenditures to develop proved reserves, and estimated future abandonment, environmental and dismantlement costs are depleted and charged to operations using the unit-of-production method based on the ratio of current production to proved oil and gas reserves as estimated by engineering consultants. Thai Romo's concession, a major development project, has had no production of the reserves, and accordingly, no depreciation, depletion, or amortization of oil and gas properties has been provided since the inception of Thai Romo. Production is expected in 1997 at which time depletion will begin. Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization computation until it is determined whether or not proved reserves can be assigned to the properties or whether impairment has occurred. No costs were directly associated with unproved properties as of or during 1994 and 1995. Dispositions of oil and gas properties are recorded as adjustments to capitalized costs, with no gain or loss recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas. To the extent that capitalized costs of oil and gas properties, net of accumulated depreciation, depletion and amortization, exceed the discounted future net revenues of proved oil and gas reserves on a country-by-country basis, such excess capitalized costs would be charged to operations. No such write-down in book value was required for the periods ending December 31, 1993, 1994 and 1995 or the period from September 21, 1990 (date of inception) to December 31, 1995.


    OFFICE FURNITURE AND FIXTURES

    Office furniture and fixtures are stated at cost. Depreciation is calculated using the straight-line method of depreciation over a useful life of 10 years.

    REVENUE RECOGNITION


    The Company anticipates entering into an agreement to sell crude oil production to the Petroleum Authority of Thailand (PTT). Accordingly, revenue will be recognized and inventory will be recorded at the contract price upon production.


    Natural gas revenues are recorded using the entitlement method, whereby any production volumes received in excess of the Company's ownership percentage in the property is recorded as a liability. If less than the Company's entitlement is received, the underproduction is recorded as a receivable.


    To date there has been no oil or gas production from the Concession.


    GEOGRAPHICAL CONCENTRATION


    The Concession is located in the Gulf of Thailand. Consequently, substantially all of Thai Romo's assets are subject to regulation by the government of Thailand. Political changes, such as increases in tax rates or nationalization of strategic or other assets by the government of Thailand, could adversely affect Thai Romo. It is reasonably possible that Thai Romo's oil and gas producing operations could be delayed or disrupted.


    USE OF ESTIMATES

    Management of the Company have made a number of estimates and assumptions relating to the reporting of assets and liabilities, the reporting of quantities of proved oil and gas reserves, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)



              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


    VALUE ADDED TAX REFUND RECEIVABLE

    Expenditures on concession joint operations are assessed a value added tax by the government of Thailand. Because the concession operators have obtained an exemption from value added taxes, all value added taxes are refundable. Accordingly, a refund due is recorded when value added taxes are paid by the operator.


(2) THE CONCESSION


    Thai Romo is one of the concessionaires under the Petroleum Concession No. 1/2534/36 (the Concession) awarded by the Ministry of Industry of the Kingdom of Thailand for the development and production of oil and gas reserves in offshore Block B8/32 in the central portion of the Gulf of Thailand. The Concession was awarded on August 1, 1991 to Thai Romo, Thaipo, and Maersk Oil, a wholly-owned subsidiary of Maersk Oil and Gas. Subsequent to the award, the Sophonpanich Co., Limited (Sophonpanich) elected to participate in the Concession as a co-venturer. On March 3, 1995, Maersk Oil sold its interest in the Tantawan Field of the Concession to Thai Romo, Thaipo and Sophonpanich (the Tantawan Concessionaires). Following the transfer of interest, Thaipo became operator of the Tantawan Field. At December 31, 1995, Thai Romo held a 46.34% interest in the Tantawan Field and a 31 2/3% interest in the remainder of the Concession.



    The production approval in respect of the Tantawan Field, covering approximately 68,000 acres, was granted to Thaipo as Operator on behalf of the Concessionaires by the Petroleum Committee and the Ministry of Industry on August 23, 1995. Under the Concession, the production period runs for 20 years from the end of the exploration period which may be renewed subject to agreement of the parties at the time of extension to the terms of such extension. In accordance with the Thai Petroleum Act, the Concessionaires relinquished 50% of the exploration acreage of the block on August 1, 1995. The Concessionaires will be required to relinquish the remaining exploration acreage on August 1, 1997, unless extended. Relinquishment will exclude areas for which production approvals have been granted.



    The Concessionaires signed a Joint Operating Agreement (JOA) effective as of August 1, 1991 which defines the parties' respective interests, rights and obligations in respect of any exploration, development, maintenance and operation of the Concession.



    Pursuant to the terms of the Concession the Concessionaires are required to make certain payments to the Ministry of Finance (Production Bonuses) including the following: (i) $2 million upon the first production of petroleum from the Concession; (ii) $3 million when petroleum production from Block B8/32 reaches 50,000 barrels of crude oil equivalent per day as an average of one calendar month; (iii) $7.5 million when the petroleum production from the Concession reaches an average of 100,000 barrels of crude oil equivalent per day in any calendar month.


    The Concessionaires are required to give first priority to Thailand's government to purchase the oil and natural gas produced by the Concessionaires. The Concessionaires are also required to give preference to the use of local contractors, materials and equipment available in Thailand with regard to transport vehicles and other matters related to the petroleum operation and must also employ and train Thai nationals at all operational levels.

    A gas sales agreement (GSA) with PTT was signed on November 7, 1995. Under the GSA, which is a take or pay agreement, contracted deliveries of gas to PTT are required to commence at the earlier of the completion of a 72-hour production test or March 31, 1997. There is a run-in period from January 1, 1997 until March 31, 1997 during which time the parties to the GSA must use best endeavors to deliver and take sales gas. In the event that the required reserves on production rates are not delivered, then Thai Romo and the Tantawan partners will be obliged to contribute to PTT's capital costs incurred in the construction of a 24 inch 33-mile gas pipeline. The Tantawan Concessionaires' liability for failure to deliver the minimum contracted daily rate is limited to PTT's right to take from subsequent deliveries an amount equal to the quantity of gas not delivered at 75% of the contracted price.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)



              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


    The gas price is based on a formula which is designed to provide linkage to movements in oil prices and inflation. Payments by PTT will be in Baht, however the gas price formula protects the seller from movements in Baht/US dollar exchange rates. The base price was estimated to be equivalent to $2.00/Mcf at March 1, 1996.

    The Company expects that oil and condensate from Tantawan will be purchased by PTT, which has the right of first refusal on any hydrocarbon liquids produced domestically. The terms and conditions of a sales agreement are under negotiation.


    The following table summarizes the monthly royalties required to be paid to the Ministry of Industry based on monthly barrels of oil equivalent produced on the Concession (natural gas is converted to an equivalent under the royalty using a ratio of 10 million btu of natural gas to one barrel of oil):



                                                                                       PERCENT OF VALUE
                                                                                                     OF
                                                                                        PRODUCT SOLD OR
MONTHLY VOLUME OF PRODUCT (IN BARRELS)                                                         DISPOSED
- ------------------------------------------------------------------------------------  -----------------
Not exceeding 60,000                                                                               5.00%
Portion exceeding 60,000 but not exceeding 150,000                                                 6.25
Portion exceeding 150,000 but not exceeding 300,000                                               10.00
Portion exceeding 300,000 but not exceeding 600,000                                               12.50
Portion exceeding 600,000                                                                         15.00


    The Concessionaires are required to pay a Special Remuneratory Benefit (the Benefit) under the Thai Petroleum Act. The Benefit is calculated annually on a block-by-block basis. No Benefit is payable if the Block has no Annual Petroleum Profit (as defined to be hydrocarbon revenues net of, among other things, royalties, Production Bonuses, capital expenses and operating expenses). The Benefit, expressed as a percentage of Annual Petroleum Profit, varies from zero to 75%, depending on the level of annual revenue per meters drilled in the exploration block.


    The Concession terminates (i) upon the termination of the petroleum production period; (ii) when the effective concession area ceases to exist by virtue of the provisions of the Petroleum Act B.E.2514, statutory percentage relinquishment or through voluntary relinquishment made by the Concessionaires; (iii) upon revocation of the Concession; or (iv) upon termination of the Concessionaires' status as a juristic person. Under the Petroleum Act the Concession may be revoked by the Ministry of Industry if the Concessionaires (i) fail to furnish the Production Bonuses or pay the royalties, the Benefits or income taxes; (ii) become bankrupt; or (iii) fail to comply with good petroleum industry practice or to conduct petroleum operations with due diligence or violate certain other provisions of the Concession (including giving special priority to Thai nationals) or of the Petroleum Act (such as restrictions on transfers). Also, all production, storage and transportation equipment and facilities must be turned over to the Thai government at the end of the production term.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)



              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


(3) LOANS FROM STOCKHOLDERS
    RMEC has loans from stockholders at December 31, 1994 and 1995 as follows:


                                              -------------------------------------------
                                                 PAYMENT   INTEREST
STOCKHOLDER                                        TERMS       RATE       1994       1995
- --------------------------------------------  ----------  ---------  ---------  ---------
Patrick R. Rutherford                          On demand      Prime  $ 748,753  $4,254,226
John A. Moran                                  On demand      Prime    748,753  4,035,768
Sidney F. Jones, Jr.                           On demand      Prime         --    200,337
                                                                     ---------  ---------
                                                                     $1,497,506 $8,490,331
                                                                     ---------  ---------
                                                                     ---------  ---------


    Interest of $76,487, $107,002 and $189,589 was expensed by RMEC under the above loans in 1993, 1994, and 1995, respectively, and $555,783 was expensed for the period from September 21, 1990 (date of inception) to December 31, 1995.

(4) NOTES PAYABLE

    In November 1994, Thai Romo signed a Loan Facility Agreement with a commercial lender under which Thai Romo may borrow up to $5,000,000 at any time during the period from November 1994 to the final maturity date in April 1995. Pursuant to the provisions of a subordination and sponsor support agreement, all the Partners, except for Mr. Jones, have agreed to be liable for the Loan Facility in the event Thai Romo should dissolve under the provisions of Article 43 of Thai Romo's Articles of Association. The Loan Facility Agreement is secured by the stock of Thai Romo and certain of the loans from stockholders. In December 1994, Thai Romo borrowed $1,400,000 under this Loan Facility Agreement. The annual interest rate on amounts borrowed under the Loan Facility Agreement is the LIBOR rate plus 4%. During July 1995, December 1995, and April 1996 Thai Romo amended the Loan Facility Agreement to allow it to borrow up to $44,000,000 with a maturity date of May 31, 1996 and to release the partners from liability under the subordination and sponsor support agreement. At December 31, 1995 the amount outstanding under the Loan Facility Agreement was $21,000,000.


    In September 1995, RMEC obtained a Line of Credit from the same commercial lender to borrow up to $5,000,000. This amount was increased in November 1995 to $15,000,000 with a maturity date of March 31, 1996. Borrowings under such agreement are guaranteed by John A. Moran and Patrick R. Rutherford. The annual interest rate on amounts borrowed under the Line of Credit is, at RMEC's option:


OUTSTANDING BALANCE                                                          ANNUAL INTEREST RATE
- ---------------------------------------------------------------------  --------------------------------
Up to $5 million                                                       Prime + 1/2% or LIBOR + 2 1/4%
Over $5 million and up to $10 million                                  Prime + 3/4% or LIBOR + 2 1/2%
Over $10 million and up to $15 million                                 Prime + 1% or LIBOR + 2 3/4%


    At December 31, 1995, the amount outstanding under this Line of Credit was $13,384,989.


    The Company is currently negotiating a credit facility with a commercial lender for the purpose of financing current and future development costs, pre-operational expenditures and associated financing costs in relation to its interest in Block B8/32.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)



              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


(5) FAIR VALUE OF FINANCIAL INSTRUMENTS
    The carrying amount of cash and cash equivalents and value added tax refund receivable approximates fair value because of the short maturity of these instruments. The carrying amount of advances due to and due from operator and accounts payable and accrued expenses approximates fair value because they are generally paid or earned within sixty days. The carrying amount of note payable to a bank and loans from stockholders approximates fair value because they bear interest at variable market interest rates.

(6) LEASE COMMITMENTS
    RMEC is subject to an office lease which expires in August 1999. The commitment under this lease is as follows:

YEAR
- ----------------------------------------------------------------------------------------------
1996                                                                                            $   78,162
1997                                                                                                78,162
1998                                                                                                78,162
1999                                                                                                52,108
Thereafter                                                                                              --
                                                                                                ----------
                                                                                                $  286,594
                                                                                                ----------
                                                                                                ----------

    Rental expense paid during 1993, 1994, and 1995 and the period from September 21, 1990 (date of inception) to December 31, 1995 was $15,998, $76,611, $67,186 and $187,826, respectively.

(7) RELATED PARTY TRANSACTIONS

    Historically, Rutherford Oil Corporation (Rutherford Oil), which is controlled by Patrick R. Rutherford, obtained certain oil and gas related and medical insurance on behalf of the Company and performed certain payroll related services for the Company. The Company has reimbursed Rutherford Oil for its out of pocket expenses relating to such insurance and services, which aggregated $460,746, $366,304, $730,536 and $1,589,853 during the years ended December 31, 1993, 1994 and 1995 and the period from September 21, 1990 (date of inception) to December 31, 1995. Following the Offering, it is anticipated that Rutherford Oil will no longer obtain such insurance or perform such services on behalf of the Company.

(8) SUPPLEMENTAL OIL AND GAS INFORMATION - UNAUDITED

    At December 31, 1995 the Concession accounted for 100% of the Company's future net cash flows from proved reserves.


    Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. The prices used in the reserve estimates are prices the Company estimated it would have received at the respective date had the Tantawan and Benchamas fields had been producing at such time. All of the Company's reserves are located in the Gulf of Thailand. Reserve quantities and future production are based primarily upon reserve reports prepared by the independent petroleum engineering firm of Ryder Scott Company. These estimates are inherently imprecise and subject to substantial revision.


    Estimates of future net cash flows from proved reserves of oil and gas were made in accordance with Statement of Financial Accounting Standards No. 69, DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES. The estimates are based on

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)



              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

    prices the Company estimated it would have received at the respective date had the Tantawan and Benchamas fields been producing at such time. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future revenue tax expense. Tax expense is calculated by applying the existing U.S. and Thailand statutory tax rates, including any known future changes. The results of these disclosures should not be construed to represent the fair market value of the Company's oil and gas properties. A market value determination would include many additional factors including: (i) anticipated future increases or decreases in oil and gas prices and production and development costs;
    (ii) an allowance for return on investment; (iii) the value of additional reserves not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (iv) other business risks.

    There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of an estimate may justify revision of the estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

    In computing the present value of the estimated future net cash flows, a discount factor of 10% was used pursuant to SEC regulations to reflect the timing of those net cash flows. Present value, regardless of the discount rate used, is materially affected by assumptions about timing of future production, which may prove to have been inaccurate. The following reserve value data represent estimates only, which are subject to uncertainty given the current energy markets.

    CAPITALIZED COSTS OF OIL AND GAS PRODUCING ACTIVITIES


    The following table sets forth the aggregate amounts of capitalized costs relating to the Company's oil and gas producing activities and the aggregate amount of related accumulated depletion, depreciation and amortization as of the dates indicated.
                                                               ----------------------
                                                                    DECEMBER 31,
                                                                     1994        1995
                                                               ----------  ----------
Productive and nonproductive properties being amortized        $18,944,214 $55,950,869
Less accumulated depletion, depreciation and amortization              --          --
                                                               ----------  ----------
  Net capitalized costs                                        $18,944,214 $55,950,869
                                                               ----------  ----------
                                                               ----------  ----------


    COSTS INCURRED IN OIL AND GAS PRODUCING ACTIVITIES


    The following table reflects the costs incurred in oil and gas property acquisition, exploration and development activities during the periods indicated.
                                         ---------------------------------------------
                                                                            SEPTEMBER
                                                                             21, 1990
                                                                             (DATE OF
                                                                           INCEPTION)
                                             YEARS ENDED DECEMBER 31,      TO DECEMBER
                                              1993       1994        1995    31, 1995
                                         ---------  ---------  ----------  -----------
Property acquisition costs -- proved
   properties                                   --         --  $4,224,130   $4,224,130
Exploration costs                        $6,466,722 $8,158,813 26,600,412  45,544,626
Development cost                                --         --   6,182,113   6,182,113
                                         ---------  ---------  ----------  -----------
                                         $6,466,722 $8,158,813 $37,006,655 5$5,950,869
                                         ---------  ---------  ----------  -----------
                                         ---------  ---------  ----------  -----------

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)



              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)



    The following table sets forth the Company's interest in estimated total proved oil and gas reserves for the years ended December 31, 1993, 1994 and

    1995.
                                                                    --------------------
                                                                          OIL        GAS
                                                                       (BBLS)     (MMCF)
                                                                    ---------  ---------
QUANTITY OF OIL AND GAS RESERVES
- ------------------------------------------------------------------
Total proved reserves at December 31, 1992                          2,576,907     10,668
New discoveries and extensions                                      2,847,906     22,806
                                                                    ---------  ---------
Total proved reserves at December 31, 1993                          5,424,813     33,474
New discoveries and extensions                                      2,249,559     23,265
                                                                    ---------  ---------
Total proved reserves at December 31, 1994                          7,674,372     56,739
New discoveries and extensions                                      7,634,009     43,376
Revisions of previous estimates                                       133,636      5,208
Purchases of reserves                                               3,554,975     26,284
                                                                    ---------  ---------
Total proved reserves at December 31, 1995                          18,996,992   131,607
                                                                    ---------  ---------
                                                                    ---------  ---------
Proved developed reserves:
  December 31, 1993                                                        --         --
  December 31, 1994                                                        --         --
  December 31, 1995                                                        --         --
                                                                    ---------  ---------
                                                                    ---------  ---------


    Proved reserves are estimated quantities of natural gas, crude oil, and condensate which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

    STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

    The following table reflects the Standardized Measure of Discounted Future Net Cash Flows relating to the Company's interest in proved oil and gas reserves as of December 31, 1993, 1994, and 1995:

                                                --------------------------------------
                                                             DECEMBER 31,

                                                       1993         1994          1995
                                                -----------  -----------  ------------
Future cash inflows                             $150,859,343 $265,802,176 $621,741,926
Future development costs                        (53,522,300) (94,154,910) (127,197,802)
Future production costs                         (52,807,823) (60,306,527) (207,352,390)
                                                -----------  -----------  ------------
Future net cash inflows before income taxes      44,529,220  111,340,739   287,191,734
Future income taxes                             (18,217,577) (48,947,252) (137,203,436)
                                                -----------  -----------  ------------
Future net cash flows                            26,311,643   62,393,487   149,988,298
10% discount                                    (13,134,116) (28,429,724)  (74,669,364)
                                                -----------  -----------  ------------
Standardized measure of discounted future net
   cash inflows                                 $13,177,527  $33,963,763  $ 75,318,934
                                                -----------  -----------  ------------
                                                -----------  -----------  ------------

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)



              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)



    Principal changes in the "Standardized Measure of Discounted Future Net Cash Flows" attributable to the Company's proved oil and gas reserves for the periods indicated are as follows:



                                     -------------------------------------------------
                                                                             SEPTEMBER
                                                                              21, 1990
                                                                              (DATE OF
                                                                            INCEPTION)
                                           YEARS ENDED DECEMBER 31,        TO DECEMBER
                                           1993         1994         1995      31 1995
                                     ----------  -----------  -----------  -----------
New discoveries and extensions       $10,379,842 $17,235,012  $52,371,715  $94,194,865
Revisions of quantity estimates              --           --    6,027,461    6,027,461
Purchases of reserves in place               --           --   27,181,548   27,181,548
Net changes in sales and transfer
   prices, net of production costs   (6,640,282)   8,521,499   (2,712,479)    (831,262)
Accretion of discount                 1,420,830    1,716,648    5,211,215    8,348,693
Net change in income taxes            1,621,406  (14,159,434) (38,163,241) (56,311,625)
Change in production rates (timing)
   and other                         (2,202,209)   7,472,511   (8,561,048)  (3,290,746)
                                     ----------  -----------  -----------  -----------
Net change                           $ 4,579,587 $20,786,236  $41,355,171  $ 75,318,934
                                     ----------  -----------  -----------  -----------
                                     ----------  -----------  -----------  -----------

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)
                  UNAUDITED CONDENSED COMBINED BALANCE SHEETS



                                                                   ----------------------------------
                                                                     DECEMBER
                                                                          31,
                                                                         1995
                                                                   ----------
                                                                                MARCH 31,   MARCH 31,
                                                                                     1996        1996
                                                                               ----------   PRO FORMA
                                                                                           ----------
                                                                               (UNAUDITED)
                                                                                           (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents                                        $9,831,224  $2,896,998  $2,896,998
  Deposits                                                             35,403      34,985      34,985
  Value added tax refund receivable                                   630,834   1,089,720   1,089,720
  Advances to operator                                              1,001,889   2,708,873   2,708,873
                                                                   ----------  ----------  ----------
    Total current assets                                           11,499,350   6,730,576   6,730,576
Oil and gas properties, at cost (full cost method)                 55,950,869  65,748,012  65,748,012
Office furniture and fixtures                                          58,285      82,789      82,789
Accumulated depreciation                                               (7,531)     (9,412)     (9,412)
                                                                   ----------  ----------  ----------
    Total property, plant and equipment                            56,001,623  65,821,389  65,821,389
Deferred costs (net of accumulated amortization of $231,318 and
 $357,491 at December 31, 1995 and March 31, 1996, respectively       168,231     735,338     735,338
                                                                   ----------  ----------  ----------
                                                                   $67,669,204 $73,287,303 $73,287,303
                                                                   ----------  ----------  ----------
                                                                   ----------  ----------  ----------
LIABILITIES AND STOCKHOLDERS'/PARTNERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities                         $  369,400  $1,130,969  $1,130,969
  Loans from stockholders                                           8,490,331   8,490,331   8,490,331
  Notes payable to a bank                                          34,384,989  38,900,000  38,900,000
  Due to operator                                                     976,694   1,023,806   1,023,806
  Accrued interest on loans from stockholders                         178,396     283,485     283,485
  Accrued distributions to partners                                        --          --  15,400,000
                                                                   ----------  ----------  ----------
    Total current liabilities                                      44,399,810  49,828,591  65,228,591
Deferred credits                                                           --     693,280     693,280
Stockholders'/Partners' equity:
  Partners' equity                                                 11,680,343  11,640,267  11,640,267
  Common stock, 5,000,000 shares authorized; 1,250,000 shares
     issued and outstanding; $1 par value                           1,250,000   1,250,000   1,250,000
  Additional paid-in capital                                       11,519,684  11,519,684  (5,524,835)
  Deficit accumulated during the development stage                 (1,180,633) (1,644,519)         --
                                                                   ----------  ----------  ----------
    Total stockholders'/partners' equity                           23,269,394  22,765,432   7,365,432
Commitments and contingencies
                                                                   ----------  ----------  ----------
                                                                   $67,669,204 $73,287,303 $73,287,303
                                                                   ----------  ----------  ----------
                                                                   ----------  ----------  ----------



See accompanying notes to unaudited condensed combined financial statements.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)
             UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS



                                                                      ---------------------------------
                                                                                             SEPTEMBER
                                                                                                   21,
                                                                                            1990 (DATE
                                                                                                    OF
                                                                                            INCEPTION)
                                                                       THREE MONTHS ENDED           TO
                                                                           MARCH 31,         MARCH 31,
                                                                           1995       1996        1996
                                                                      ---------  ---------  -----------
Interest income                                                              --         --   $ 166,671
Expenses:
  Interest expense                                                    $  36,980  $ 414,098     969,881
  Depreciation expense                                                       --      1,881       9,412
  Salaries and wages                                                     21,074     34,801     381,364
  General and administrative                                             48,352     53,182     723,212
                                                                      ---------  ---------  -----------
    Total expenses                                                      106,406    503,962   2,083,869
                                                                      ---------  ---------  -----------
    Net loss                                                          $(106,406) $(503,962) $(1,917,198)
                                                                      ---------  ---------  -----------
                                                                      ---------  ---------  -----------
Pro forma loss data (unaudited)
  Net loss as reported                                                           $(503,962)
  Pro forma adjustment for federal income tax benefit                                   --
                                                                                 ---------
Pro forma net loss                                                               $(503,962)
                                                                                 ---------
                                                                                 ---------
Pro forma net loss per common share                                              $    (.02)
                                                                                 ---------
                                                                                 ---------
Pro forma weighted average of common shares outstanding                          21,792,589
                                                                                 ---------
                                                                                 ---------



See accompanying notes to unaudited condensed combined financial statements.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)
   UNAUDITED CONDENSED COMBINED STATEMENTS OF STOCKHOLDERS'/PARTNERS' EQUITY



                                  ----------------------------------------------------------------------
                                                                                     DEFICIT
                                                   COMMON STOCK                   ACCUMULATED      TOTAL
                                       TOTAL  ----------------------  ADDITIONAL  DURING THE  STOCKHOLDERS'/
                                   PARTNERS'      SHARES                 PAID-IN  DEVELOPMENT  PARTNERS'
                                      EQUITY  OUTSTANDING     AMOUNT     CAPITAL       STAGE      EQUITY
                                  ----------  -----------  ---------  ----------  ----------  ----------
Balance at December 31, 1994      $3,513,014   1,250,000   $1,250,000 $11,519,684 $ (798,670) $15,484,028
Capital contributions              8,297,382          --          --          --          --   8,297,382
Net loss                            (130,053)         --          --          --    (381,963)   (512,016)
                                  ----------  -----------  ---------  ----------  ----------  ----------
Balance at December 31, 1995      $11,680,343  1,250,000   $1,250,000 $11,519,684 $(1,180,633) $23,269,394
                                  ----------  -----------  ---------  ----------  ----------  ----------
                                  ----------  -----------  ---------  ----------  ----------  ----------
Net loss (unaudited)                 (40,076)         --          --          --    (463,886)   (503,962)
                                  ----------  -----------  ---------  ----------  ----------  ----------
Balance at March 31, 1996
 (unaudited)                      $11,640,267  1,250,000   $1,250,000 $11,519,684 $(1,644,519) $22,765,432
                                  ----------  -----------  ---------  ----------  ----------  ----------
                                  ----------  -----------  ---------  ----------  ----------  ----------



See accompanying notes to unaudited condensed combined financial statements.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)
                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)
             UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS



                                                                   -----------------------------------
                                                                                             SEPTEMBER
                                                                                                   21,
                                                                                            1990 (DATE
                                                                                                    OF
                                                                                            INCEPTION)
                                                                        THREE MONTHS                TO
                                                                      ENDED MARCH 31,        MARCH 31,
                                                                         1995        1996         1996
                                                                   ----------  ----------  -----------
Cash flows from operating activities:
  Net loss                                                         $ (106,406) $ (503,962) $(1,917,198)
  Adjustments to reconcile net loss to cash used in operating activities:
    Depreciation and amortization                                          --       1,881        9,412
    (Decrease) increase in deposits                                    (2,495)        418      (34,985)
    Increase in value added tax refund receivable                    (149,641)   (458,886)   1,089,720)
    Increases in advances to operator                                (275,309) (1,706,984)  (2,708,873)
    Increase in accounts payable and accrued liabilities              221,826     866,658    1,414,454
    Increase (decrease) in due to operator                           (860,551)     47,112    1,023,806
                                                                   ----------  ----------  -----------
      Cash used in operating activities                            (1,172,576) (1,753,763)  (3,303,104)
Cash flows from investing activities:
  Investment in oil and gas properties                             (1,433,081) (9,670,970) (65,390,521)
  Other capital expenditures                                               --     (24,504)     (82,789)
                                                                   ----------  ----------  -----------
      Cash used in investing activities                            (1,433,081) (9,695,474) (65,473,310)
Cash flows from financing activities:
  Capital contributions                                               130,720          --   26,488,281
  Proceeds from loans from shareholders                               196,080          --    9,340,331
  Payments on loans from shareholders                                      --          --     (850,000)
  Capital contributions                                                    --          --   (2,205,200)
  Borrowings under bank notes                                       2,100,000  13,550,000   47,934,989
  Repayments of bank notes                                                 --  (9,034,989)  (9,034,989)
                                                                   ----------  ----------  -----------
      Cash provided by financing activities                         2,426,800   4,515,011   71,673,412
                                                                   ----------  ----------  -----------
      Net increase (decrease) in cash                                (178,857) (6,934,226)   2,896,998
Cash and cash equivalents, beginning of period                        423,653   9,831,224           --
                                                                   ----------  ----------  -----------
Cash and cash equivalents, end of period                           $  244,796  $2,896,998  $ 2,896,998
                                                                   ----------  ----------  -----------
                                                                   ----------  ----------  -----------
Supplemental disclosures of cash flow information -- cash paid
 during the period for interest                                            --  $  284,177  $   756,797
                                                                   ----------  ----------  -----------
                                                                   ----------  ----------  -----------
Supplemental disclosures of noncash investing and financing
 activities:
  Issuance of partnership interest in Thai Romo Limited for loan
     acquisition costs                                                     --          --  $   399,549
                                                                   ----------  ----------  -----------
                                                                   ----------  ----------  -----------
  Capitalization of amortized loan acquisition costs                       --  $  126,173  $   357,491
                                                                   ----------  ----------  -----------
                                                                   ----------  ----------  -----------



See accompanying notes to unaudited condensed combined financial statements.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)


                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    The accompanying unaudited combined financial statements include, in the opinion of management, all adjustments of a normal recurring nature necessary to present fairly the combined financial position of Rutherford-Moran Exploration Company and Thai Romo Limited at March 31, 1996 and their results of operations and cash flows for the three months ended March 31, 1995 and 1996. The financial statements should be read in conjunction with the historical financial statements and notes to the combined historical financial statements as of and for the year and period ended December 31, 1995.



(2) PRINCIPLES OF PRESENTATION



    The stockholders of Rutherford/Moran Oil Corporation (Rutherford/Moran) and the partners of Thai Romo Limited (Thai Romo) have announced their intention to consummate the exchange of their interests for shares of common stock of a newly formed entity, Rutherford-Moran Oil Corporation (RMOC), during the second quarter of 1996. In April 1996, Rutherford/Moran changed its name to Rutherford-Moran Exploration Company (RMEC). RMOC will serve as the parent company of RMEC and Thai Romo.



    RMOC intends to initiate a public issuance of 16% of its common stock (the Offering) in conjunction with the consummation of the exchange of RMEC common stock and Thai Romo interests for common stock of RMOC. It is contemplated that in conjunction with the public issuance, RMEC will redeem for $12.4 million, approximately 56,000 shares of its common stock from Patrick R. Rutherford and John A. Moran, majority stockholders of RMEC (the Redemption), exercise RMEC's call option (Call Option) on 3% of the partners' interest of Thai Romo held by Red Oak Holdings, Inc. (Red Oak) and repay all outstanding debt owed stockholders and banks.



    The combined financial statements include the accounts of RMEC and Thai Romo (combined as the Company). All material intercompany accounts and transactions have been eliminated in the combination. The combined financial statements are presented due to the commonality of the stockholders and partners of RMEC and Thai Romo.



    The Company's planned principal operations have commenced, but there has been no revenue; therefore, the Company is considered a development stage company.



(3) ORGANIZATION



    RMEC was formed on September 21, 1990 (date of inception) for the purpose of holding an interest in an oil and gas concession (the Concession) in Thailand through Thai Romo Limited (Thai Romo). RMEC paid all of the expenses of the concession on behalf of Thai Romo through November 4, 1993.



    Effective September 24, 1990, the stockholders of RMEC elected to have it treated as an S Corporation under the Internal Revenue Code of 1986, as amended. As such, RMEC does not incur federal income taxes at the corporate level, and its taxable income or loss is passed through to its stockholders based on their interests. In the event of an examination of RMEC's tax return, the income tax liability of the stockholders could be changed if an adjustment to taxable income or loss is sustained by the taxing authorities.



    In June 1991, Thai Romo was organized as a foreign corporation under the laws of the Kingdom of Thailand for the purpose of holding an interest in an oil and gas concession. In August 1991, Thai Romo, with two other companies, was awarded a petroleum concession to explore for petroleum from the Ministry of Industry of Thailand. In March 1995, Thai Romo with two other companies was granted a designated production area within the Concession from the Ministry of Industry (the Tantawan Field). The Concession outside of the Tantawan Field is operated by Maersk Oil (Thailand) Ltd.

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)


                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)
    NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)


    (Maersk Oil). The Tantawan Field is operated by Thaipo Limited (Thaipo), a wholly-owned subsidiary of Pogo Producing Company. In November 1993, Thai Romo amended its Articles of Association so that it will be treated as a partnership for U.S. income tax purposes. As such, Thai Romo is not subject to federal income taxes. Income and losses earned by Thai Romo are passed through to the partners on the basis of their interest in Thai Romo. In the event of an examination of Thai Romo's tax return, the income tax liability of the partners could be changed if an adjustment to taxable income or loss is sustained by the taxing authorities.



(4) UNAUDITED PRO FORMA COMBINED FINANCIAL DATA



    As required by the rules and regulations of the Securities and Exchange Commission (SEC), the unaudited pro forma combined balance sheet reflects the accrual of the payment for the Redemption and Call Option. The unaudited pro forma presentation is required in instances when distributions to owners, whether declared or not, are to be paid out of proceeds of an offering rather than from the the current year's earnings. The unaudited pro forma combined balance sheet also reflects the reclassification of the deficit accumulated during the development stage to additional paid-in capital as required by the SEC in instances when an S Corporation or tax partnership becomes subject to federal income taxes.



    Pro Forma net loss reflects federal income taxes that would have been recorded had the Company been subject to such taxes. Due to net operating losses for financial statement purposes, and the anticipation that utilizing net operating loss carryforwards in future period will not be realized due to the effective rate of foreign taxes, the Company has not recognized a tax benefit for pro forma purposes. Such amounts have been included in the statement of operations pursuant to the rules and regulations of the SEC for instances when an S Corporation or tax partnership becomes subject to federal income taxes. Pro Forma net loss per common share is presented giving effect to the number of shares, 792,589 whose proceeds would be necessary to complete the Redemption and exercise the Call Option based on the anticipated offering price of $21 per common share, and after conversion of stockholders' equity of RMEC and partners' equity of Thai Romo for 21,000,000 common shares for RMOC.



    The unaudited pro forma balance sheet reflects the Redemption and Call Option. It is not a complete pro forma presentation of RMOC's intention to initiate a public issuance of 16% of its common stock.



(5) NOTES PAYABLE



    The Company is currently negotiating a $100,000,000 revolving credit facility (the "Revolving Credit Facility") with a commercial lender for the purpose of financing ongoing development of Block B8/32 as well as for general corporate purposes. The proposed Revolving Credit Facility will be subject to borrowing base limitations and will have a three year final maturity. Initial availability under the Revolving Credit Facility will be $60,000,000. The commercial lender intends to syndicate the credit with a group of financial institutions acceptable to the Company.



    Under the terms of the Revolving Credit Facility, outstanding borrowings will bear interest, at the Company's option, based on the base rate of the commercial lender, or a reserve adjusted Eurodollar rate plus a margin of 1.75%. Interest periods of 30, 60, 90 or 180 days may be elected by the Company on Eurodollar loans.



    The Company will be required to pay certain fees, including a commitment fee of .5% per annum on the average daily balance of the unused borrowing base.



    Documentation of the Revolving Credit Facility will contain customary provisions relating to lender yield protection, market disruption or unavailability of Eurodollar funds, general and special indemnities, capital adequacy protection, break funding protection, and similar customary provisions. The Revolving Credit Facility will contain covenants restricting the activities of the Company, including among others, restrictions on investments, disposition of assets, indebtedness and the granting of

                      RUTHERFORD-MORAN EXPLORATION COMPANY
                  (FORMERLY RUTHERFORD/MORAN OIL CORPORATION)


                             AND THAI ROMO LIMITED
                         (A DEVELOPMENT STAGE COMPANY)
    NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)


    liens, restrictions on dividends and distributions and an agreement to remain within its current line of business. Following commencement of production in the Tantawan Field, the Company will be required to maintain an interest coverage ratio of not less than 3:1. Failure to comply with such covenants and restrictions would constitute an event of default under the Revolving Credit Facility.



    Definitive agreements evidencing the Revolving Credit Facility have not been entered into and, therefore, the terms and structure outlined above could change and the Revolving Credit Facility, as described, may not be consummated.



(6) DERIVATIVE FINANCIAL INSTRUMENTS



    During the first quarter of 1996, the Company began using derivative financial instruments, crude oil price swaps, to hedge against potential adverse effects of fluctuations in future prices for the Company's production volumes. Gains and losses on derivative financial instruments considered to be hedges generally are recorded when the related oil production has been delivered or the financial instrument expires. While the swaps are intended to reduce the Company's exposure to declines in the market price of crude oil, they may limit the Company's gain from increases in the market price.



    At March 31, 1996, the Company had open swap agreements with an affilaite of its lender for the Company's oil production of one million barrels (MMBbl) of aggregate oil volumes for April through December 1997 at a weighted average price of $15.92 per Bbl and 1.75 MMBbl of aggregate oil volumes for January through December 1998 at a weighted average price of $15.92 per Bbl and has sold to such affiliate of the lender a swap option for 1.25 MMBbl of aggregate oil volumes for January through December 1999 at a price of $18.30 per Bbl. At March 31, 1996, the Company estimates the cost of unwinding this position to be approximately $2,439,000.

                                                                      APPENDIX A

RYDER SCOTT COMPANY
PETROLEUM ENGINEERS

                                February 5, 1996

Rutherford-Moran Oil Corporation
5 Greenway Plaza, Suite 220
Houston, Texas 77046

Gentlemen:

At your request, we have prepared an estimate of the reserves, future production and income attributable to certain leasehold and royalty interests of Rutherford-Moran Oil Corporation (RMOC) as of January 1, 1996. The subject properties are located offshore Thailand. The income data were estimated using the Securities and Exchange Commission (SEC) guidelines for future cost and price parameters.

The estimated reserves and future income amounts presented in this report are related to hydrocarbon prices. December 1995 hydrocarbon prices were used in the preparation of this report as required by SEC guidelines; however, actual future prices may vary significantly from December 1995 prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. A summary of the results of this study is shown below.

                                 SEC PARAMETERS
                     Estimated Net Reserves and Income Data
                   Certain Leasehold and Royalty Interests of
                        RUTHERFORD-MORAN OIL CORPORATION
                             As of January 1, 1996
              ----------------------------------------------------

                                                                    PROVED
                                                                 UNDEVELOPED
                                                                --------------
NET REMAINING RESERVES
  Oil/Condensate - Barrels                                          18,996,992
  Gas - MMCF                                                           131,607
INCOME DATA
  Future Gross Revenue                                          $  621,741,926
  Deductions                                                       334,550,192
                                                                --------------
  Future Net Income (FNI)                                       $  287,191,734
  Discounted FNI @ 10%                                          $  131,630,559

Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are sales gas expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.

The deductions are comprised of the normal direct costs of operating the wells, SRB tax, recompletion costs, development costs, and certain abandonment costs net of salvage. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. Liquid hydrocarbon reserves account for approximately 57 percent and gas reserves account for the remaining 43 percent of total future gross revenue from proved reserves.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded semi-annually. The results shown above are presented for your information and should not be construed as our estimate of fair market value.

RESERVES INCLUDED IN THIS REPORT

The proved reserves presented in this report comply with the SEC's Regulation S-X Part 210.4-10 Sec. (a) as clarified by subsequent Commission Staff Accounting Bulletins, and are based on the following definitions and criteria:

RUTHERFORD-MORAN OIL CORPORATION
February 5, 1996
Page 2

    Proved reserves of crude oil, condensate, natural gas, and natural gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing conditions. Reservoirs are considered proved if economic producibility is supported by actual production or formation tests. In certain instances, proved reserves are assigned on the basis of a combination of core analysis and electrical and other type logs which indicate the reservoirs are analogous to reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by fluid contacts, if any, and (2) the adjoining portions not yet drilled that can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Proved reserves are estimates of hydrocarbons to be recovered from a given date forward. They may be revised as hydrocarbons are produced and additional data become available. Proved natural gas reserves are comprised of non-associated, associated, and dissolved gas. An appropriate reduction in gas reserves has been made for the expected removal of natural gas liquids, for lease and plant fuel, and the exclusion of non-hydrocarbon gases if they occur in significant quantities and are removed prior to sale. Reserves that can be produced economically through the application of improved recovery techniques are included in the proved classification when these qualifications are met: (1) successful testing by a pilot project or the operation of an installed program in the reservoir provides support the the engineering analysis on which the project or program was based, and (2) it is reasonably certain the project will proceed. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids. Estimates of proved reserves do not include crude oil, natural gas, or natural gas liquids being held in underground storage. Depending on the status of development, these proved reserves are further subdivided into:

          (i) "developed reserves" which are those proved reserves reasonably expected to be recovered through existing wells with existing equipment and operating methods, including (a) "developed producing reserves" which are those proved developed reserves reasonably expected to be produced from existing completion intervals now open for production in existing wells, (b) "developed non-producing reserves" which are those proved developed reserves which exist behind the casing of existing wells which are reasonably expected to be produced through these wells in the predictable future where the cost of making such hydrocarbons available for production should be relatively small compared to the cost of a new well; and

          (ii)"undeveloped reserves" which are those proved reserves reasonably expected to be recovered from new wells on undrilled acreage, from existing wells where a relatively large expenditure is required, and from acreage for which an application of fluid injection or other improved recovery technique is contemplated where the technique has been proved effective by actual tests in the area in the same reservoir. Reserves from undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are included only where it can be demonstrated with reasonable certainty that there is continuity of production from the existing productive formation.

ESTIMATES OF RESERVES

In general, the reserves included herein were estimated by the volumetric method; however, other methods were used in certain cases where characteristics of the data indicated such other methods were more appropriate in our opinion.

The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease a result of future operations.

FUTURE PRODUCTION RATES

Test data and other related information were used to estimate the anticipated initial production rates. Sales were estimated to commence at an anticipated date furnished by RMOC. Locations which are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

RUTHERFORD-MORAN OIL CORPORATION
February 5, 1996
Page 3

HYDROCARBON PRICES

RMOC furnished us with prices in effect at December 31, 1995 and these prices were held constant. The gas price of $2.02 per MCF is the initial price under RMOC's gas sales agreement. The liquid price of $18.71 per barrel is the Singapore Tapis posting. In accordance with Securities and Exchange Commission guidelines, changes in liquid and gas prices subsequent to December 31, 1995 were not taken into account in this report.

COSTS

Operating costs for the leases and wells in this report were supplied by RMOC and include only those costs directly applicable to the leases or wells. When applicable, the operating costs include a portion of general and administrative costs including the Thailand office allocated directly to the leases and wells under terms of operating agreements. Development costs were furnished to us by RMOC and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The current operating and development costs were held constant throughout the life of the properties. The estimated net cost of abandonment after salvage was included for these offshore properties where abandonment costs net of salvage are significant. The estimates of the net abandonment costs furnished by RMOC were accepted without independent verification. No deduction was made for indirect costs such as general administration and overhead expenses, loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the leases or wells.

GENERAL

While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

The estimates of reserves presented herein were based upon a detailed study of the properties in which RMOC owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities which may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. RMOC has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, prices, and other factual data furnished by RMOC were accepted without independent verification. The estimates presented in this report are based on data available through December 1995.

Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject properties.

This report was prepared for the exclusive use of Rutherford-Moran Oil Corporation. The data, work papers, and maps used in this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

                                          Very truly yours,
                                          RYDER SCOTT COMPANY
                                          PETROLEUM ENGINEERS
                                          /s/ FRED P. RICHOUX, P.E.
                                          Fred P. Richoux, P.E.
                                          Group Vice President
FPR/sw

                                     [LOGO]

           [ALTERNATE FRONT COVER PAGE FOR INTERNATIONAL PROSPECTUS]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                             Subject to Completion
                               Dated June 3, 1996

4,000,000 SHARES

   [LOGO]
       RUTHERFORD-MORAN OIL CORPORATION
COMMON STOCK
(PAR VALUE $.01 PER SHARE)

All of the Common Stock offered hereby is being offered by Rutherford-Moran Oil Corporation ("RMOC" or the "Company"). Of the 4,000,000 shares of Common Stock offered, 800,000 shares are being offered initially outside the United States and Canada by the International Managers (the "International Managers") and 3,200,000 shares are being offered initially inside the United States and Canada in a concurrent offering by the U.S. Underwriters (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters"). See "Underwriting." The Offerings are contingent upon consummation of certain share exchanges and transactions. See "The Transactions." Following the Offerings, Patrick R. Rutherford and John A. Moran (collectively the "Principal Stockholders") will own directly or indirectly approximately 76.0% of the outstanding shares of Common Stock (or 74.3% if the U.S. Underwriters' over-allotment option is exercised in full).


Prior to the Offerings, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $20 and $22 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.



The Common Stock has been approved for quotation on the Nasdaq National Market, under the symbol "RMOC."


SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------------
                                                     PRICE TO         UNDERWRITING     PROCEEDS TO
                                                     PUBLIC           DISCOUNT (1)     COMPANY (2)
- ------------------------------------------------------------------------------------------------------
Per Share                                            $                $                $
- ------------------------------------------------------------------------------------------------------
Total (3)                                            $                $                $
- ------------------------------------------------------------------------------------------------------


(1)The Company and the Principal Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2)Before deducting expenses of the Offerings payable by the Company estimated
at $     .

(3)The Company has granted the U.S. Underwriters an option to purchase up to an additional 600,000 shares of Common Stock, on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, and Proceeds to Company will
be $   , $   and $   , respectively. See "Underwriting."

The shares of Common Stock being offered by this Prospectus are being offered by the International Managers, subject to prior sale, when, as and if delivered to and accepted by the International Managers, and subject to approval of certain legal matters by Andrews & Kurth L.L.P., counsel for the Underwriters. It is expected that delivery of the shares of Common Stock will be made against
payment therefor on or about         , 1996 at the offices of J.P. Morgan
Securities Inc., 60 Wall Street, New York, New York.

J.P. MORGAN SECURITIES LTD.
            MORGAN STANLEY & CO.
                   INTERNATIONAL
                        PAINEWEBBER INTERNATIONAL
                                                               SMITH BARNEY INC.

       , 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with this offering are:


SEC registration fee..............................................  $  34,897
Accounting fees and expenses......................................     75,000
NASD filing fee...................................................     10,620
Legal fees and expenses...........................................    125,000
NASDAQ listing fee................................................     50,000
Printing costs....................................................    125,000
Transfer agent and registrar's fees...............................     10,000
Miscellaneous.....................................................      9,483
                                                                    ---------
    TOTAL.........................................................  $ 440,000
                                                                    ---------
                                                                    ---------



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.



The Company's Restated Certificate of Incorporation contains a provision that eliminates the personal liability of a director to the Company and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing his duties as a director, neither the Company nor its stockholders could recover monetary damages from the director, and the only course of action available to the Company's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors. Under the Company's Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company's stock under Section 174 of the Delaware General Corporation Law, or
(iv) any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation further provides that in the event the Delaware General Corporation Law is amended to allow the further elimination or limitation of the liability of directors, then the liability of the Company's directors shall be limited or eliminated to the fullest extent permitted by the amended Delaware General Corporation Law.



Under Section 54 of the Company's Bylaws as currently in effect, each person who is or was a director or officer of the Company or a subsidiary of the Company, or who serves or served any other enterprise or organization at the request of the Company, shall be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law.


Under Delaware law, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of the Company, or serves or served any other enterprise or organization at the request of the Company, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

Under Delaware law, to the extent an indemnified person is not successful in defense of a third party civil suit or a criminal suit, or if such suit is settled, such person shall be indemnified against both (i) expenses, including attorneys' fees, and (ii) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fully and reasonably entitled to indemnity for such expenses.

The Company intends to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the Company cannot indemnify its directors and officers.


The Company will enter into indemnification agreements with each of the directors of the Company. Pursuant to such agreements, the Company will agree to indemnify and hold each such director harmless to the fullest extent permitted by law, from any loss, damage or liability incurred in the course of is respective service as a director of the Company. The amount paid by the Company is reducible by the amount of insurance paid to or on behalf of such director with respect to any event giving rise to indemnification. Each such director's right to indemnification is to survive his respective death or termination as director.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


The Company was incorporated in the State of Delaware on March 8, 1996. On April 1, 1996, the Company issued 500 shares of its common stock, $.01 par value ("Common Stock"), to each of Patrick R. Rutherford and John A. Moran for cash consideration of $50 per share. The Company was formed to acquire and own 100% of the outstanding shares of common stock of Rutherford-Moran Exploration Company ("RMEC") and all of the outstanding shares of common stock of Thai Romo other than the Thai Romo shares held by RMEC and a nominal number of qualifying Thai Romo shares. The acquisition of such shares will occur through a series of share and note exchanges transactions (the "Share Exchanges") simultaneously with the consummation of the Offerings. All of the shareholders of RMEC, including Messrs. Rutherford and Moran who own 50% and 47.2% of RMEC's shares, respectively, will exchange all of the outstanding shares of common stock of RMEC for 12,051,082 shares of Common Stock. Concurrently with the RMEC share exchange, all of the shareholders of Thai Romo (other than RMEC) will exchange
(i) all of their shares in common stock of Thai Romo and (ii) $9.3 million in aggregate principal amount of notes issued by Thai Romo, for an aggregate of 8,903,580 shares of Common Stock, except that two affiliates of each of Messrs. Rutherford and Moran and an affiliate of an executive officer of the Company will each retain one qualifying share of Thai Romo to satisfy minimum shareholder requirements under Thai law. Such unregistered exchanges of shares of Common Stock were made in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits


    **1.1  Underwriting Agreement by and among the Company and the Underwriters.
     *3.1  Restated Certificate of Incorporation of the Company.
     *3.2  Bylaws of the Company dated April 1, 1996.
   ***5.1  Opinion of Fulbright & Jaworski L.L.P.
    *10.1  Ministry of Industry Petroleum Concession dated August 1, 1991, awarded to Thai
           Romo, Thaipo and Maersk Oil.
    *10.2  Ministry of Industry Supplementary Petroleum Concession (No. 1) to Petroleum
           Concession No. 1/2534/36 dated March 6, 1992, awarded to Maersk Oil (Thailand) Ltd.
           and Thaipo Limited and Thai Romo Limited.
    *10.3  Ministry of Industry Supplementary Petroleum Concession (No. 2) to Petroleum
           Concession No. 1/2534/36 dated September 4, 1995, awarded to Thaipo Limited and Thai
           Romo Limited.
  ***10.4  Joint Operating Agreement to be effective as of March 3, 1995 among Thai Romo,
           Thaipo and Sophonpanich.
    *10.5  Joint Operating Agreement dated August 1, 1991 among Thai Romo, Thaipo, Maersk Oil and Sophonpanich.
    *10.6  Gas Sales Agreement dated November 7, 1995 between Petroleum of Authority of
           Thailand, Thai Romo, Thaipo, and Sophonpanich.
    *10.7  Management Services Agreement dated July 7, 1995 between Thai Romo and RMEC.
    *10.8  Restated Loan Facility Agreement dated December 20, 1995, between Thai Romo and The
           Chase Manhattan Bank, N.A., Bangkok Branch International Banking Facility, as
           amended by the Letter Agreement dated April 24, 1996.
   **10.9  Ninth Amendment Agreement dated May 28, 1996 among The Chase Manhattan Bank, N.A.,
           Bangkok Branch, Thai Romo, RMEC and others.
   *10.10  Bareboat Charter Agreement dated February 9, 1996 between Tantawan Production B.V.
           and Tantawan Services, L.L.C.

   *10.11  Operating Agreement between SBM Marine Services Thailand Ltd. and Tantawan Services,
           L.L.C. dated February 9, 1996.
   *10.12  Guaranty and Indemnity Agreement dated February 9, 1996, by Thai Romo to Tantawan
           Production B.V.
   *10.13  Guaranty and Indemnity Agreement dated February 9, 1996, by Thai Romo to SBM Marine
           Services Thailand Ltd.
  **10.14  1996 Key Employee Stock Plan (and form of option and stock agreements).
  **10.15  1996 Non-Employee Director Stock Option Plan (and form of option agreement).
   *10.16  Letter Agreement dated March 28, 1996 with David Chavenson.
   *10.17  $15,000,000 Promissory Note dated November 6, 1995 to The Chase Manhattan Bank, N.A.
   *10.18  Form of Shareholder Demand Promissory Note.
 ***10.19  Section 351 Exchange Agreement among the Company and the exchanging stockholders listed therein.
  **10.20  Registration Rights Agreement.
  **10.21  Form of Indemnification Agreement.
   **21.1  Subsidiaries of the Company.
  ***23.1  Consent of Fulbright & Jaworski L.L.P. (to be included in Exhibit 5.1).
   **23.2  Consent of KPMG Peat Marwick LLP.
    *23.3  Consent of Ryder Scott.
    *23.4  Consent of directors.
  ***23.5  Consent of Baker & McKenzie.
    *24.1  Powers of Attorney (included in Part II of the original filing of this Registration
           Statement).
   **27.1  Financial Data Schedule.


- ------------
  *Previously filed as an Exhibit to this Registration Statement.
 **Filed with this Amendment.

***To be filed by Amendment.


(b) Financial Statement Schedules

    None.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 31, 1996.


                                          RUTHERFORD-MORAN OIL CORPORATION

                                          By      /s/ PATRICK R. RUTHERFORD

                                          --------------------------------------
                                                  Patrick R. Rutherford
                                          President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                    SIGNATURE                                            TITLE                                DATE

                     /s/ JOHN A. MORAN*            Chairman of the Board                              May 31, 1996
     --------------------------------------
                  John A. Moran

                /s/ PATRICK R. RUTHERFORD          President, Chief Executive Officer and Director    May 31, 1996
     --------------------------------------         (Principal Executive Officer)
              Patrick R. Rutherford

                   /s/ MICHAEL D. MCCOY            Executive Vice President, Chief Operating Officer  May 31, 1996
     --------------------------------------         and Director
                Michael D. McCoy

                 /s/ DAVID F. CHAVENSON*           Vice President and Chief Financial Officer         May 31, 1996
     --------------------------------------         (Principal Financial and Accounting Officer)
               David F. Chavenson

*By:        /s/ MICHAEL D. MCCOY
               ----------------------------------
                Michael D. McCoy
    (ATTORNEY-IN-FACT FOR PERSONS INDICATED)

                               INDEX TO EXHIBITS


 EXHIBIT
  NUMBER                                                                                                                    PAGE
- ----------                                                                                                                   ---

    **1.1   Underwriting Agreement by and among the Company and the Underwriters.
     *3.1   Restated Certificate of Incorporation of the Company.
     *3.2   Bylaws of the Company dated April 1, 1996.
   ***5.1   Opinion of Fulbright & Jaworski L.L.P.
    *10.1   Ministry of Industry Petroleum Concession dated August 1, 1991, awarded to Thai Romo, Thaipo and Maersk
            Oil.
    *10.2   Ministry of Industry Supplementary Petroleum Concession (No. 1) to Petroleum Concession No. 1/2534/36 dated
            March 6, 1992, awarded to Maersk Oil (Thailand) Ltd. and Thaipo Limited and Thai Romo Limited.
    *10.3   Ministry of Industry Supplementary Petroleum Concession (No. 2) to Petroleum Concession No. 1/2534/36 dated
            September 4, 1995, awarded to Thaipo Limited and Thai Romo Limited.
  ***10.4   Joint Operating Agreement to be effective as of March 3, 1995 among Thai Romo, Thaipo and Sophonpanich.
    *10.5   Joint Operating Agreement dated August 1, 1991 among Thai Romo, Thaipo, Maersk Oil and Sophonpanich.
    *10.6   Gas Sales Agreement dated November 7, 1995 between Petroleum Authority of Thailand, Thai Romo, Thaipo, and
            Sophonpanich.
    *10.7   Management Services Agreement dated July 7, 1995 between Thai Romo and RMEC.
    *10.8   Restated Loan Facility Agreement dated December 20, 1995, between Thai Romo and The Chase Manhattan Bank,
            N.A., Bangkok Branch International Banking Facility, as amended by the Letter Agreement dated April 24,
            1996.
   **10.9   Ninth Amendment Agreement dated May 28, 1996 among The Chase Manhattan Bank, N.A., Bangkok Branch, Thai
            Romo, RMEC and others.
    *10.10  Bareboat Charter Agreement dated February 9, 1996 between Tantawan Production B.V. and Tantawan Services,
            L.L.C.
    *10.11  Operating Agreement between SBM Marine Services Thailand Ltd. and Tantawan Services, L.L.C. dated February
            9, 1996.
    *10.12  Guaranty and Indemnity Agreement dated February 9, 1996, by Thai Romo to Tantawan Production B.V.
    *10.13  Guaranty and Indemnity Agreement dated February 9, 1996, by Thai Romo to SBM Marine Services Thailand Ltd.
   **10.14  1996 Key Employee Stock Plan.
   **10.15  1996 Non-Employee Director Stock Option Plan.
    *10.16  Letter Agreement dated March 28, 1996 with David Chavenson.
    *10.17  $15,000,000 Promissory Note dated November 6, 1995 to The Chase Manhattan Bank, N.A.
    *10.18  Form of Shareholder Demand Promissory Note.
  ***10.19  Section 351 Exchange Agreement among the Company and the exchanging stockholders listed therein.
   **10.20  Form of Registration Rights Agreement.
   **10.21  Form of Indemnification Agreement.
   **21.1   Subsidiaries of the Company.
  ***23.1   Consent of Fulbright & Jaworski L.L.P. (to be included in Exhibit 5.1).
   **23.2   Consent of KPMG Peat Marwick LLP.
    *23.3   Consent of Ryder Scott.
    *23.4   Consent of directors.
  ***23.5   Consent of Baker & McKenzie.
    *24.1   Powers of Attorney (included in Part II of the original filing of this Registration Statement).
   **27.1   Financial Data Schedule.


- ------------
  *Previously filed as an Exhibit to this Registration Statement.
 **Filed with this Amendment.

***To be filed by Amendment.